SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]

Filed by a party other than the Registrant [_]

Check the appropriate box:

         [_] Preliminary Proxy Statement   [_] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
         [x] Definitive Proxy Statement

         [_] Definitive Additional Materials

         [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    HCIA INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1) Title of each class of securities to which transaction applies: common stock, $0.01 par value per share

         2) Aggregate number of securities to which transaction applies:

         (i) 11,851,125 shares of common stock outstanding and (ii) vested "in-the-money" options to purchase 1,075,342 shares of HCIA Inc. common stock as of September 3, 1999

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

           (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $11.00 per share of common stock, which is the amount of the proposed cash payment per share to be transferred to HCIA security holders in this transaction.

         4) Proposed maximum aggregate value of transaction: $134,857,751

         5) Total fee paid: $26,971.56

[x] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1) Amount Previously Paid:

         --------------------------------------------

         2) Form, Schedule or Registration Statement No.:

         --------------------------------------------

         3) Filing Party:

         --------------------------------------------

         4) Date Filed:

         --------------------------------------------

                               [GRAPHIC OMITTED]




                                                               October 11, 1999


Dear Stockholder:


     We will hold a special meeting of our stockholders on Wednesday, November 17, 1999 at 10:00 a.m., local time, at our offices located at 300 East Lombard Street, Suite 1700, Baltimore, Maryland 21202. At the special meeting, you will be asked to vote on and approve the merger of HCIA with and into an indirect subsidiary of VS&A Communications Partners III, L.P.


     If the merger is approved, you will be entitled to receive $11.00 in cash for each share of common stock of HCIA you own, subject to reduction for any applicable federal backup or other withholding taxes.


     Attached is a notice of special meeting of stockholders and a proxy statement relating to the merger. The proxy statement describes the merger in detail. We encourage you to read it carefully.


     After careful consideration, your Board of Directors unanimously approved this transaction and concluded that it is in the best interests of HCIA and its stockholders. Your board of directors unanimously recommends that you vote "FOR" the merger.


     We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope as promptly as possible. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


     Please do not send your stock certificates at this time.


     ON BEHALF OF THE BOARD OF DIRECTORS AND ALL OF THE EMPLOYEES OF HCIA, I WISH TO THANK YOU FOR YOUR CONTINUED SUPPORT.



                                        Sincerely yours,

                                        /s/ GEORGE D. PHILLRI


                                        George D. Pillari
                                        Chairman & CEO



This proxy statement is dated October 11, 1999 and was first mailed to stockholders on or about October 12, 1999.

                                   HCIA INC.
                            300 East Lombard Street
                           Baltimore, Maryland 21202



--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               NOVEMBER 17, 1999


--------------------------------------------------------------------------------
TO THE STOCKHOLDERS OF HCIA INC.:



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of HCIA Inc., a Maryland corporation, will be held at our offices at 300 East Lombard Street, Suite 1700, Baltimore, Maryland 21202, on Wednesday, November 17, 1999 at 10:00 a.m., local time, to consider and vote on the merger of HCIA with and into an indirect subsidiary of VS&A Communications Partners III, L.P.


     No other business will be considered at the meeting.


     This proposal is more fully described in the proxy statement that accompanies this notice, which you should read carefully.


     We have fixed the close of business on October 8, 1999 as the record date for the determination of our stockholders entitled to vote at this meeting.


                                        By Order of the Board of Directors,


                                        /s/ CHARLES A BERARDESCO

                                        Charles A. Berardesco
                                        Secretary


Baltimore, Maryland
October 11, 1999





To ensure your representation at the special meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in the postage-paid envelope provided hereby whether or not you plan to attend the meeting. If you attend the special meeting, you may vote in person even if you have returned a proxy.

                               TABLE OF CONTENTS



                                                                         PAGE
                                                                        -----
MERGER INFORMATION SUMMARY ............................................   1
 The Companies ........................................................   1
 The HCIA Special Meeting to Consider Approval of the Merger ..........   1
 Record Date and Required Vote ........................................   1
 HCIA Board's Recommendation to the Stockholders ......................   1
 HCIA's Reasons for the Merger ........................................   1
 Opinion of HCIA's Financial Advisor ..................................   1
 Regulatory Approvals Required Before the Merger can be Completed .....   2
 Accounting Treatment of the Merger ...................................   2
 Voting Agreement .....................................................   2
 Interests of Certain Persons in the Merger ...........................   2
 Material Federal Income Tax Considerations ...........................   2
 Terms of the Merger ..................................................   2
MARKET PRICE AND DIVIDENDS ............................................   4
WHERE CAN YOU FIND MORE INFORMATION ...................................   4
THE HCIA SPECIAL MEETING ..............................................   5
 Date, Time and Place of Meeting ......................................   5
 Purpose of the Special Meeting .......................................   5
 Record Date ..........................................................   5
 Voting Rights and Quorum .............................................   5
 Required Vote ........................................................   5
 Abstentions; Broker Non-Votes ........................................   5
 Share Ownership of Management ........................................   5
 Expenses of Proxy Solicitation .......................................   5
 Voting of Proxies ....................................................   5
 Independent Auditors .................................................   6
 Board Recommendation .................................................   6
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS .......................   6
 Background of the Merger .............................................   6
 HCIA's Reasons for the Merger ........................................   8
 Opinion of HCIA's Financial Advisor ..................................   9
 Material Federal Income Tax Considerations ...........................  13
 Regulatory Matters ...................................................  13
 Accounting Treatment .................................................  14
 Voting Agreement .....................................................  14
 Dissenters' Appraisal Rights .........................................  15
THE MERGER ............................................................  15
 General ..............................................................  15
 Closing Date; Effective Time .........................................  15
 Payment for Common Stock .............................................  15
 Exchange of Certificates .............................................  15
 Treatment of Stock Options ...........................................  15
 Representations and Warranties .......................................  16
 HCIA Covenants .......................................................  17
 VS&A Covenants .......................................................  18
 Conditions to the Merger .............................................  18
 Termination of the Merger Agreement ..................................  19
 Termination Fees and Expenses ........................................  19
 Indemnification ......................................................  20

                                                                                  PAGE
                                                                                 -----
BENEFITS OF THE MERGER TO HCIA DIRECTORS AND EXECUTIVE OFFICERS ................  20
 Acceleration of Stock Options .................................................  20
 Employment Agreement ..........................................................  21
 Management Retention Agreements ...............................................  21
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF HCIA ............  22
BUSINESS OF HCIA ...............................................................  23
 Background ....................................................................  23
 General .......................................................................  23
 Product Lines .................................................................  23
 Customers .....................................................................  25
 Sales and Marketing ...........................................................  25
 Competition ...................................................................  25
 Intellectual Property .........................................................  25
 Government Regulation .........................................................  26
 Employees .....................................................................  26
SELECTED FINANCIAL DATA ........................................................  27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS ....................................................................  28
 Overview ......................................................................  28
 1998 Compared to 1997 .........................................................  28
 1997 Compared to 1996 .........................................................  29
 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998 .....  30
 Liquidity and Capital Resources ...............................................  31
 Year 2000 Readiness Disclosure ................................................  31
 Forward Looking Statements ....................................................  32
INDEPENDENT AUDITORS ...........................................................  32
HCIA FINANCIAL STATEMENTS ......................................................  F-1
APPENDIX A -- AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX B -- OPINION OF DEUTSCHE BANK SECURITIES INC.
APPENDIX C -- AMENDED AND RESTATED AGREEMENT WITH STOCKHOLDERS OF HCIA INC.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive $11.00 in cash, without interest, for each share of common stock of HCIA you own. This amount will be subject to reduction for any applicable federal backup or other withholding taxes.

Q: WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: You will recognize gain or loss for United States federal income tax purposes, depending on your tax basis in your shares. We urge you to consult your own tax adviser to determine your particular tax consequences.

     For a more complete description of the tax consequences, see the section entitled "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- Material Federal Income Tax Considerations" on page 13.

Q: WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be counted at the special meeting of HCIA stockholders. If you attend the special meeting in person, you may vote in person even if you have returned a proxy.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the Secretary of HCIA a later-dated signed proxy card before the meeting or attend the meeting in person. You also may revoke your proxy by sending written notice to the Secretary of HCIA before the meeting.

     For a more complete description of how to change your vote, see the section entitled "THE HCIA SPECIAL MEETING -- Voting of Proxies" on page 5.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     For a more complete description of voting shares held in "street name," see the section entitled "THE HCIA SPECIAL MEETING -- Voting of Proxies" on page 5.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, VS&A's paying agent will send you written instructions for exchanging your share certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible.
  Completion of the merger is subject to, among other things, HCIA stockholder approval. If HCIA stockholders approve the merger at the special meeting on November 17, 1999 and the other conditions to the merger are satisfied or waived by that time, we currently expect to complete the merger on or about November 23, 1999.

     For a more complete description of the conditions to the merger, see the section entitled "THE MERGER -- Conditions to the Merger" on page 18.

Q: AM I ENTITLED TO DISSENTERS' APPRAISAL RIGHTS?

A: No. Under applicable law, holders of HCIA common stock are not entitled to dissenters' appraisal rights in connection with the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have additional questions about the merger or would like additional copies of this document, you should contact:

                          HCIA Inc.
                          300 East Lombard Street
                          Suite 1700
                          Baltimore, Maryland 21202
                          Attention: Corporate Secretary
                          (410) 576-9600

     You also may obtain additional information about HCIA from documents that we file with the Securities and Exchange Commission by following the instructions in the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page 4.

                          MERGER INFORMATION SUMMARY

     Following is a summary of the information contained elsewhere in this proxy statement. You should read this proxy statement and the accompanying appendices in their entirety because the summary does not contain a complete description of the merger agreement or the merger.


THE COMPANIES

   HCIA Inc.
   300 East Lombard Street
   Suite 1700
   Baltimore, Maryland 21202
   (410) 576-9600
   Nasdaq Stock Market Symbol: HCIA

     We collect, manage, and distribute comparative health care information. Our customers deliver, purchase and manufacture health care products and services. By combining industry leading databases, methodologies, and analytic services, we create information assets that help our customers manage health care costs and improve patient care.

   VS&A Communications Partners III, L.P.
   350 Park Avenue
   New York, N.Y. 10022
   (212) 935-4990

     VS&A Communications Partners III, L.P. ("VS&A") is a $1.0 billion private equity fund affiliated with Veronis, Suhler & Associates Inc. VS&A focuses exclusively on making equity investments in the information, communications and media industries. VS&A has advised HCIA that, after the completion of the merger, it intends to combine HCIA with other businesses in related fields that it and its affiliates may acquire from time to time, including, without limitation, businesses VS&A is currently negotiating to acquire.


THE HCIA SPECIAL MEETING TO CONSIDER APPROVAL OF THE MERGER (PAGE 5)

     A special meeting of the stockholders of HCIA will be held on Wednesday, November 17, 1999, at 10:00 a.m., local time, at our offices located at 300 East Lombard Street, Suite 1700, Baltimore, Maryland 21202. At the HCIA special meeting, we will ask the HCIA stockholders to consider and vote upon a proposal to approve the merger.


RECORD DATE AND REQUIRED VOTE (PAGE 5)

     Only holders of record of HCIA common stock on October 8, 1999, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. On the record date, there were issued and outstanding 11,857,725 shares of HCIA common stock. The affirmative vote of the holders of a majority of the issued and outstanding shares of HCIA common stock entitled to vote at the special meeting is required to approve the merger.


HCIA BOARD'S RECOMMENDATION TO THE STOCKHOLDERS (PAGE 6)

     The HCIA Board has determined that the merger is fair, from a financial point of view to, and in the best interests of, HCIA and its stockholders and has unanimously approved and adopted the merger, the merger agreement and the transactions contemplated by it.


HCIA'S REASONS FOR THE MERGER (PAGE 8)

     In reaching its determination that the merger agreement and the merger are in the best interests of HCIA and its stockholders, the HCIA Board considered a number of factors, as more fully described under "APPROVAL OF THE MERGER AND RELATED TRANSACTIONS -- HCIA's Reasons for the Merger."


OPINION OF HCIA'S FINANCIAL ADVISOR (PAGE 9)

     The HCIA Board has received an opinion of its financial advisor, Deutsche Bank Securities Inc. ("Deutsche Bank"), as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of HCIA common stock in the merger. The full text of Deutsche Bank's written opinion dated August 11, 1999 is attached to the back of this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Deutsche Bank's opinion is directed to the HCIA Board and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the proposed merger.


REGULATORY APPROVALS REQUIRED BEFORE THE MERGER CAN BE COMPLETED (PAGE 13)

     U.S. antitrust laws require that before completing the merger we must furnish information to both the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required 30-day waiting period must have ended or been previously terminated. Both HCIA and VS&A filed the required notification and report forms, and received early termination of the waiting period on September 14, 1999. However, the Department of Justice, the Federal Trade Commission and various other parties continue to have authority to challenge the merger on antitrust grounds before or after the merger is completed. The merger must also satisfy the requirements of Maryland and Delaware corporate law.


ACCOUNTING TREATMENT OF THE MERGER (PAGE 14)

     The merger is being accounted for as a purchase by VS&A for financial reporting and accounting purposes, under generally accepted accounting principles.


VOTING AGREEMENT (PAGE 14)

     HCIA's executive officers, who collectively own approximately 2.1% of the outstanding HCIA common stock, have entered into an agreement to vote in favor of the merger and have agreed not to dispose of any of their HCIA common stock or take any action to solicit, initiate or encourage any other merger or acquisition proposal.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 20)

     In considering the merger and the recommendation of HCIA's Board regarding the merger, you should be aware of interests which certain HCIA executive officers and directors have in the merger which differ from your interests as stockholders. These interests include the acceleration of stock options for HCIA' s executive officers and directors.

     In addition, the executive officers of HCIA may be entitled to financial benefits as a result of the merger, payable under employment and management retention agreements. As a result of these benefits, the interests of HCIA's executive officers in the merger may be different from yours.


MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (PAGE 13)

     For federal income tax purposes, the merger will be taxable to you, and you will recognize gain or loss based upon the difference between the cash received and your basis in the shares.

     Tax matters can be complicated and the tax consequences of the merger to you will depend upon the facts of your own situation. You should consult your own tax advisors to understand fully the tax consequences of the merger to you.



TERMS OF THE MERGER (PAGE 15)


     WHAT WILL HAPPEN? (PAGE 15)

     The merger agreement provides for the merger of HCIA with and into VS&A-HCIA, L.L.C., a subsidiary of VS&A. As a result of the merger, the separate existence of HCIA will end and VS&A-HCIA, L.L.C. will survive as an indirect subsidiary of VS&A. The former holders of HCIA common stock will be entitled to receive $11.00 in cash, without interest, for each share of HCIA common stock they held immediately prior to the effective time of the merger, subject to reduction for any applicable federal backup or other withholding taxes.


     TREATMENT OF STOCK OPTIONS (PAGE 15)

     At the effective time of the merger, outstanding options issued under HCIA's stock option plans and pursuant to individual stock option grants to directors, officers and employees will become fully vested and convert into the right to receive an amount equal to:

     o the excess, if any, of $11.00 over the per share exercise price of the HCIA option, multiplied by

     o the number of shares of HCIA common stock subject to that option that are vested and exercisable at the effective time of the merger.


     WE CANNOT SOLICIT ANOTHER POSSIBLE ACQUIRER (PAGE 17)

     We have agreed that we will not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any third party concerning any merger, sale of assets, sale of shares of our capital stock or other similar transactions. We also will not authorize or permit any of our officers, directors, employees, representatives or agents to undertake any of these prohibited actions. However, we may furnish information and access to a third party in response to a third party's unsolicited proposal, after receipt of written advice from legal counsel stating that there is a significant possibility that a failure to provide such information would constitute a breach of the HCIA Board's fiduciary duties. HCIA may participate in discussions and negotiations with that third party, if (i) the third party has submitted an unsolicited bona fide written proposal and the HCIA Board determines in good faith that the unsolicited proposal is more favorable than the merger and that it is reasonably likely to be consummated and (ii) failing to engage in discussions and negotiations would result in a significant possibility that the HCIA Board would breach its fiduciary duties to HCIA stockholders.


     CONDITIONS TO THE MERGER (PAGE 18)

     The completion of the merger depends on a number of conditions being satisfied, including the following:

     o HCIA stockholders must have approved the merger;

     o HCIA and VS&A must have obtained all governmental approvals required for the merger;

     o the absence of a permanent injunction or other court order prohibiting the merger or making it illegal; and

     o at the closing, the representations and warranties of HCIA and VS&A must be true and HCIA and VS&A must have performed their respective covenants in the merger agreement.


     TERMINATION OF THE MERGER AGREEMENT AND TERMINATION FEE (PAGE 19)

     The merger agreement may be terminated before the merger becomes effective, whether before or after approval of the merger by HCIA stockholders:


     o by mutual consent of HCIA and VS&A;

     o by either HCIA or VS&A if there is a permanent injunction or other court order prohibiting the merger or making it illegal or if any required governmental approval has been denied and such denial has become final and nonappealable;

     o by either HCIA or VS&A if the merger is not completed by December 31, 1999, other than as a result of a breach of the merger agreement by the terminating party, or if HCIA stockholder approval has not been obtained;

     o by HCIA if:

        -- VS&A breaches a representation or warranty, or breaches any covenant or agreement under the merger agreement if the breach has a material adverse effect on VS&A or the consummation of the merger and is incapable of being cured by VS&A or is not cured within 30 days of written notice thereof from HCIA; or

        -- HCIA enters into a definitive agreement concerning a superior acquisition proposal; or

     o by VS&A if:

        -- HCIA's board of directors (i) withdraws, modifies or changes its approval or recommendation of the merger, or (ii) recommends an alternative merger or acquisition transaction; or

        -- HCIA breaches a representation or warranty, or breaches any covenant or agreement under the merger agreement if the breach has a material adverse effect on HCIA or the consummation of the merger and is incapable of being cured by HCIA or is not cured within 30 days of written notice thereof from VS&A.

     Any termination of the merger agreement will generally terminate the obligations of the parties to perform their covenants in the merger agreement, except for certain miscellaneous provisions, including VS&A's agreement to refrain from divulging or using the confidential information of HCIA, except as permitted by the merger agreement.

     HCIA will be required to pay VS&A a termination fee in an amount equal to 3 1/2% of the aggregate merger consideration payable to HCIA stockholders (approximately $4.7 million), plus up to $1.0 million to reimburse VS&A for expenses, costs and fees incurred by VS&A in connection with the merger if (a) HCIA's Board subsequently withdraws its recommendation to HCIA stockholders to approve the merger, (b) HCIA terminates the merger agreement for a more favorable acquisition proposal and either (i) at the time of termination an alternative acquisition proposal has been made and is consummated within one year after the termination of the merger agreement with VS&A, or (ii) within 18 months after the termination of the merger agreement, HCIA enters into an alternative acquisition proposal it subsequently consummates, or (c) VS&A terminates the merger agreement because of certain breaches by HCIA of representations, warranties, covenants or agreements in the merger agreement. HCIA also will be required to reimburse VS&A for up to $1.0 million of expenses, costs and fees incurred by VS&A in connection with the merger if the merger agreement terminates other than as a result of:

     o the mutual consent of HCIA and VS&A; or

     o VS&A's breach of a representation or warranty or any covenant or agreement in the merger agreement.


                          MARKET PRICE AND DIVIDENDS

     Our common stock is traded on the Nasdaq National Market under the symbol "HCIA." The following table sets forth the quarterly high and low closing prices for our common stock since January 1, 1997.


                           1997
                  -----------------------
                      HIGH        LOW
                  ----------- -----------
First Quarter ... $ 42.00     $ 16.75
Second Quarter ..  34.50       15.125
Third Quarter ...  33.375      13.00
Fourth Quarter ..  16.188      11.375


                            1998
                  -------------------------
                      HIGH          LOW
                  ------------ ------------
First Quarter ... $ 16.625     $ 11.125
Second Quarter ..  15.00         6.188
Third Quarter ...  12.688        5.00
Fourth Quarter ..   5.625        3.188


                             1999
                    ----------------------
                       HIGH        LOW
                    ---------- -----------
First Quarter ..... $ 5.50     $ 3.313
Second Quarter ....  9.938      3.375
Third Quarter
(through
October 4, 1999) .. 10.906      8.313

     As of October 4, 1999, there were 103 holders of record of HCIA's common stock. The number of record holders is not representative of the number of beneficial holders since many shares are held by depositories, brokers or other nominees.

     To help you in your analysis of the proposed merger, we have included the following table which sets forth the high and low prices per share of our common stock on the Nasdaq National Market on April 20, 1999 and August 11, 1999, which were, respectively, the last trading days before the announcement
(i) that HCIA was exploring strategic alternatives and (ii) of the proposed merger.


  April 20, 1999 .......... $ 4.125     $ 3.75
  August 11, 1999 .........  9.00        8.50

     We have not declared or paid any cash dividends on our common stock since becoming a publicly traded company. We currently anticipate that we will retain all future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future.


                      WHERE CAN YOU FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect the documents we file with the SEC and copy them, at prescribed rates, at the following public reference facilities maintained by the SEC:


   Judiciary Plaza          Seven World Trade Center   Citicorp Center
   Room 1024                500 West Madison Street    Suite 2400
   450 Fifth Street, N.W    13th Floor                 New York, New York
   Washington, D.C. 20549   Chicago, Illinois 60661    10048

     Copies of these materials can also be obtained by mail, at prescribed rates, from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. You will also find our filings at the SEC's web site at http://www.sec.gov.

                           THE HCIA SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

     A special meeting of the stockholders of HCIA will be held on Wednesday, November 17, 1999 at 10:00 a.m., local time, at our offices located at 300 East Lombard Street, Suite 1700, Baltimore, Maryland 21202.


PURPOSE OF THE SPECIAL MEETING

     At the HCIA special meeting, the HCIA stockholders will be asked to consider and vote upon a proposal to approve the merger.


RECORD DATE

     Only holders of record of HCIA common stock on October 8, 1999, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. On the record date, there were issued and outstanding 11,857,725 shares of HCIA common stock.



VOTING RIGHTS AND QUORUM

     Each holder of HCIA common stock will be entitled to one vote for each share of HCIA common stock held of record on October 8, 1999. The presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of HCIA common stock constitutes a quorum for action at the special meeting.


REQUIRED VOTE

     The approval of the merger will require the affirmative vote of a majority of the issued and outstanding shares of HCIA common stock entitled to vote at the special meeting.


ABSTENTIONS; BROKER NON-VOTES

     Abstentions and broker non-votes will have the effect of a vote against the approval of the merger.


SHARE OWNERSHIP OF MANAGEMENT

     On the record date, directors and executive officers of HCIA as a group beneficially owned 850,494 shares of HCIA common stock, or approximately 6.9% of the outstanding shares on that date. Of those shares, 448,299 are shares subject to unexercised stock options.


EXPENSES OF PROXY SOLICITATION

     HCIA and VS&A will each pay 50% of the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, HCIA and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, HCIA will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, HCIA will reimburse them for their reasonable expenses.

     The proxy accompanying this proxy statement is solicited on behalf of the HCIA board of directors for use at the meeting. Please date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to HCIA. All properly signed proxies received by HCIA prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger.


VOTING OF PROXIES

     You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

     o delivering to the Secretary of HCIA, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     o signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     o attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.


INDEPENDENT AUDITORS

     KPMG LLP, our independent auditors, will be present at the special meeting, will have the opportunity to make a statement at the special meeting, if they desire to do so, and will be available to respond to appropriate questions.


BOARD RECOMMENDATION

     The HCIA Board has approved and adopted the merger agreement and the transactions contemplated by it and has determined that the merger is fair, from a financial point of view to, and in the best interests of, HCIA and the HCIA stockholders.

     AFTER CAREFUL CONSIDERATION, THE HCIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER.


                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     This section contains forward-looking statements of HCIA within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements of HCIA as a result of many factors, including those under "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." You should not place undue reliance on forward-looking statements in this document, which reflect the analysis of the management of HCIA only as of the date of this document.


BACKGROUND OF THE MERGER

     During the past year, the HCIA Board and senior management have regularly discussed their concerns regarding the decline in HCIA's stock price, trading volume and attention from market analysts. These discussions encompassed the reasons for these declines, both internal and external, as well as ways to increase HCIA's financial and stock price performance. As a result of these discussions, at its regular quarterly meeting on February 3, 1999, the HCIA Board formed an informal committee consisting of three outside directors, Messrs. Dulude, Gregory and Lassiter, to work with management in its review and evaluation of HCIA's short-term and long-term business and financial objectives and prospects in order to enable the HCIA Board to consider whether HCIA should explore strategic alternatives. HCIA's Board also retained Deutsche Bank to assist in this process. The members of this committee, together with HCIA's Chairman of the Board and Chief Executive Officer, George D. Pillari, and representatives of Deutsche Bank, met several times to review these matters.

     At a meeting held on April 19, 1999, the full HCIA Board formally decided to explore strategic alternatives for HCIA. The HCIA Board also formed a special committee, consisting of Mr. Gregory, as chair, and Mr. Dulude and Dr. Schramm, to work with management to help frame an appropriate process. HCIA announced its intentions in this regard in a press release dated April 21, 1999.

     Subsequent to the April 1999 announcement and prior to August 1999, the special committee held two formal meetings and the HCIA Board held a total of three meetings. During these meetings, the HCIA Board and the special committee reviewed with management and Deutsche Bank the process to be undertaken to solicit third party indications of interest, including information as to prospective interested third parties and the trading multiples of HCIA relative to other health care information companies. During these meetings and informal discussions with management and representatives of Deutsche Bank, the HCIA Board determined that a merger or sale would be the strategic alternative most likely to maximize stockholder value.

     HCIA instituted a formal process whereby prospective bidders were required to execute a confidentiality agreement prior to obtaining a copy of a descriptive memorandum relating to HCIA and were requested to provide a non-binding written indication of interest by the end of May, 1999. Of the approximately 60 parties originally contacted, 41 executed confidentiality agreements and 12 submitted preliminary indications of interest by the end of May. Each of the parties that had submitted a preliminary indication of interest was then invited to attend a presentation by HCIA senior management and review materials in a data room at HCIA's headquarters. Ten parties attended the management presentations, and performed some level of due diligence. At that point, each of the parties was provided with a form of merger agreement, and instructed to provide a preliminary bid and mark-up of the agreement by the end of June, 1999.

     By June 30, 1999, HCIA had received a total of five written preliminary bids. Of those bidders, four ultimately provided either a mark-up of HCIA's form of merger agreement or a draft agreement of their own. At a meeting held on June 30, 1999, the HCIA Board reviewed the written preliminary bids with management and Deutsche Bank. At that point, four of the bids involved cash only or cash and a small amount of stock, and one involved a transaction that would result in HCIA remaining as a public company and owning a percentage of another entity. Three of the bids, including VS&A's, were conditioned on the bidder obtaining financing, one of the bids involved a draft merger agreement which was substantially different from the one proposed by HCIA, and one involved significant structural and valuation issues, and was conditioned upon additional due diligence. VS&A subsequently withdrew its financing contingency.


     At the June 30, 1999 meeting, the HCIA Board authorized continued negotiations with each of the five parties that had submitted preliminary bids. During the period from June 30, 1999 through July 26, 1999, representatives of HCIA conducted substantial negotiations and discussions with these parties. One of the parties ultimately withdrew its preliminary bid because of a failure to obtain financing. Discussions with the bidder that had proposed a transaction in which HCIA would remain as a public company terminated after that bidder was informed of HCIA's view that its stockholders should be entitled to a greater pro forma equity interest in the entity resulting from the transaction than had been proposed by the bidder. Discussions also ultimately terminated with a third bidder that had requested, but had not been granted, an agreement from HCIA to negotiate exclusively with that bidder while it performed its due diligence review of HCIA or, alternatively, to reimburse the bidder for its out-of-pocket expenses incurred in the due diligence process.

     The HCIA Board met again on July 26, 1999, at which time it received an update on the status of the process and ongoing negotiations. Representatives of HCIA continued to engage in substantial negotiations with the two remaining parties, VS&A and another bidder. Each of the two remaining parties conducted substantial on-site due diligence, including financial and document review, interviews of management and visits to HCIA sites. During the period from July 26, 1999 through August 7, 1999, HCIA's representatives met numerous times with representatives of each of the bidders to conduct due diligence, review financial information and valuation issues, and negotiate the provisions of the merger agreement.

     The HCIA Board met on August 7, 1999 with HCIA's management and legal and financial advisors and reviewed the VS&A proposal, the resulting negotiations and discussions and the proposed merger agreement. The HCIA Board also received an update on the status of negotiations with the other interested party, which demonstrated that the other party's proposal was less desirable from both a price and terms perspective. Following questions by the HCIA Board to HCIA's management and its legal and financial advisors and further discussion regarding the proposed transaction and the terms and conditions of the proposed transaction, the HCIA Board authorized management to attempt to finalize negotiations of a merger agreement with VS&A and to report back to the HCIA Board when this was completed.

     The HCIA Board convened again on August 11, 1999, with HCIA's management and its legal and financial advisors in attendance. At that meeting, the HCIA Board discussed the VS&A proposal, the results of further negotiations and discussions and the proposed merger agreement, noting that the VS&A proposal contained a higher price per share, a lower termination fee and other terms deemed more favorable by the HCIA Board than the alternative proposal. Following questions by the HCIA Board to HCIA's management and its legal and financial advisors and further discussion regarding the proposed transaction and the terms and conditions of the transaction, the HCIA Board determined that the VS&A proposal, as set forth in the definitive agreement presented to the HCIA Board, was advisable and fair to and in the best interests of HCIA and its stockholders. At the meeting, Deutsche Bank delivered to the HCIA Board its oral opinion, which opinion was confirmed by delivery of a written opinion dated August 11, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of HCIA common stock.

     On August 11, 1999, shortly after the conclusion of the HCIA Board meeting, HCIA and VS&A executed the merger agreement and issued a press release announcing the merger. The merger agreement was amended and restated effective October 11, 1999 to provide for the merger of HCIA with and into the LLC. Under the original merger agreement, HCIA was the surviving entity. For a description of the reasons HCIA decided to engage in the merger, see " -- HCIA's Reasons for the Merger" below.

HCIA'S REASONS FOR THE MERGER

     The following are the material factors considered by the HCIA Board in approving the merger:

     o the limited trading volume and public float of HCIA common stock, HCIA's small market capitalization, and diminishing research attention from market analysts, had adversely affected the trading markets for, and the value of, HCIA's common stock. In addition, HCIA's stock price performance since its secondary offering in August 1996 had steadily declined and health care stocks had underperformed major indices since January 1, 1996. The HCIA Board also considered its discussions with Deutsche Bank with respect to these market and trading considerations. The HCIA Board concluded that under the circumstances the $11.00 per share cash consideration to be received by stockholders pursuant to the merger agreement was preferable to continuing to hold shares in HCIA as a public company. Accordingly, the HCIA Board concluded that HCIA's remaining an independent public company would not be likely to maximize stockholder values;

     o the inconsistent results of operations and slowed earnings growth of HCIA in recent years. The HCIA Board also considered the impact that these factors had and could have on the value of HCIA shares in the future and on HCIA's overall value as a going concern;

     o the cash merger price of $11.00 per share represented (i) a 193% premium over $3.75, the closing price of HCIA common stock on April 20, 1999, the day before HCIA's announcement that it was seeking strategic alternatives, and (ii) a 31% premium over $8.38, the closing price of HCIA common stock on August 10, 1999, the day before the HCIA Board meeting at which the merger was approved;

     o recent consolidation among health care information and system and software companies resulting in increased pressure to grow to remain competitive with companies having greater resources and product offerings;


     o significant constraints on HCIA's acquisition strategy imposed by the decreased value of its stock as a currency for acquisitions of other businesses;

     o the financial and other terms and conditions of the merger agreement relative to the market price of HCIA common stock;

     o the attractiveness of the all cash offer from VS&A relative to the opportunities and feasibility of other possible strategic alternatives to enhance long-term stockholder value;

     o the fact that payment in cash eliminates any uncertainties in valuing the consideration to be received by the HCIA stockholders; and

     o the opinion of Deutsche Bank, dated August 11, 1999, to the HCIA Board as to the fairness, from a financial point of view, of the merger consideration to the holders of HCIA common stock, and the related financial analyses performed by Deutsche Bank in connection with its opinion, as more fully described below under " -- Opinion of HCIA's Financial Advisor".

     The HCIA Board also considered the following negative factors concerning the merger:

     o the fact that HCIA stockholders will receive cash in the merger, which will not afford them the opportunity to participate in any growth in the business of HCIA going forward; and

     o the risk that the merger will not be completed, and the disruption of HCIA's business if the merger is abandoned.

     This discussion of the information and factors considered by the HCIA Board is not intended to be exhaustive but includes all material factors considered by the HCIA Board. In view of the complexity and wide variety of information and factors considered, both positive and negative, the HCIA Board did not find it practical to quantify, rank or otherwise assign relative or specific weights to these factors. In addition, the HCIA Board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including thorough discussions with HCIA's management and legal and financial advisors. Individual members of the HCIA Board may have given different weight to different factors. After taking into consideration all of these factors, the HCIA Board unanimously concluded that the merger was fair to, and in the best interests of, HCIA and its stockholders and that HCIA should proceed with the merger.

OPINION OF HCIA'S FINANCIAL ADVISOR

     HCIA engaged Deutsche Bank to act as its financial advisor in connection with the merger. On August 11, 1999, at a meeting of the HCIA Board held to evaluate the proposed merger, Deutsche Bank rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 11, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by the holders of HCIA common stock in the merger was fair, from a financial point of view, to such holders.

     The full text of Deutsche Bank's written opinion, dated August 11, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B and is incorporated into this proxy statement by reference. DEUTSCHE BANK'S OPINION IS DIRECTED TO THE HCIA BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF HCIA COMMON STOCK IN THE MERGER FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY HCIA TO ENGAGE IN THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER. The summary of Deutsche Bank's opinion described below is qualified in its entirety by reference to the full text of its opinion attached as Appendix B.

     In connection with Deutsche Bank's role as HCIA's financial advisor, and in arriving at its opinion, Deutsche Bank:

     o reviewed publicly available financial and other information concerning HCIA and internal analyses and other information furnished to or discussed with Deutsche Bank by HCIA and its advisors;

     o held discussions with members of the senior management of HCIA and VS&A regarding the business and prospects of HCIA;

     o reviewed the reported prices and trading activity for the HCIA common stock;

     o compared financial and stock market information for HCIA with similar information for other companies whose securities are publicly traded;

     o reviewed the financial terms of recent business combinations which Deutsche Bank deemed comparable in whole or in part;

     o reviewed the terms of the merger agreement; and

     o performed other studies and analyses and considered other factors as Deutsche Bank deemed appropriate.

     In addition, in connection with its engagement, Deutsche Bank was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to the acquisition of HCIA.

     Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to Deutsche Bank, concerning HCIA, including any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all information that it reviewed and did not conduct a physical inspection of any of the properties or assets, or prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of HCIA. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the matters covered by the forecasts and projections. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of the forecasts and projections or the assumptions on which they were based. Deutsche Bank's opinion was necessarily based on economic, market and other conditions existing on, and the information made available to Deutsche Bank as of, the date of its opinion.

     For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analyses, the representations and warranties of HCIA and VS&A contained in the merger agreement were true and correct, HCIA and VS&A will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of HCIA and VS&A to consummate the merger will be satisfied without any waiver. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either HCIA or VS&A is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on HCIA or materially reduce the contemplated benefits of the merger to HCIA. No other instructions or limitations were imposed by the HCIA Board on Deutsche Bank with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The following is a summary of the material analyses performed by Deutsche Bank in connection with its opinion to the HCIA Board dated August 11, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND DEUTSCHE BANK'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF DEUTSCHE BANK' S FINANCIAL ANALYSES.


     ANALYSIS OF SELECTED PUBLIC COMPANIES

     Deutsche Bank compared financial and stock market information for HCIA and the following eight selected publicly held companies in the information technology industry:

   o Caredata.com
   o DAOU Systems, Inc.
   o Healthcare Recoveries, Inc.
   o Health Management Systems, Inc.
   o Mecon, Inc.
   o National Research Corporation
   o QuadraMed Corporation
   o Sunquest Information Systems, Inc.

     Deutsche Bank reviewed adjusted market values, calculated as equity market value, plus debt, less cash, as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Deutsche Bank also reviewed equity market values as a multiple of latest 12 months and estimated calendar years 1999 and 2000 net income. All multiples were based on closing stock prices on August 10, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for HCIA were based both on publicly available research analysts' estimates and HCIA management estimates. Latest 12 months EBIT and net income data for HCIA were considered not meaningful due to operating losses of HCIA for these operational measures. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected companies, as compared to the following implied multiples for HCIA based on the merger consideration:



                                                                   IMPLIED MULTIPLES OF
                                                                    SELECTED COMPANIES
                                                                --------------------------  MULTIPLES FOR HCIA IMPLIED
                                                                   MEAN          RANGE       BY MERGER CONSIDERATION
                                                                ---------   -------------- ---------------------------
ADJUSTED MARKET VALUES:
Latest 12 months revenues .....................................     1.0x      0.4x - 1.6x             1.9x
Latest 12 months EBITDA .......................................     5.8x     1.5x - 11.2x            12.3x
Latest 12 months EBIT .........................................     7.6x     2.1x - 13.0x            NM
EQUITY MARKET VALUES:
Latest 12 months net income ...................................    16.6x     6.4x - 33.3x            NM
Estimated calendar year 1999 net income (research analysts'
 estimates) ...................................................    14.2x     6.7x - 22.6x            44.0x
Estimated calendar year 2000 net income (research analysts'
 estimates) ...................................................    11.7x     5.1x - 21.1x            22.4x
Estimated calendar year 1999 net income (management estimates)       --               --             35.7x
Estimated calendar year 2000 net income (management estimates)       --               --             20.2x

 ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS.

     Deutsche Bank reviewed the purchase prices and implied transaction multiples in the following 13 selected transactions in the information technology industry:



                      ACQUIROR                                               TARGET
----------------------------------------------------      -------------------------------------------
        o Science Applications International Corporation  o  Oasis Healthcare Holdings Corporation
        o Eclipsys Corporation                            o  Transition Systems, Inc.
        o IMS Health, Inc.                                o  Pharmaceutical Marketing Services, Inc.
        o HBO & Co.                                       o  US Servis, Inc.
        o QuadraMed Corporation                           o  Medicus Systems Corporation
        o National Data Corporation                       o  Source Informatics, Inc.
        o National Data Corporation                       o  Pharmaceutical Marketing Services, Inc.
        o IDX Systems Corporation                         o  PHAMIS, Inc.
        o Snyder Communications, Inc.                     o  American List Corporation
        o Warburg, Pincus Ventures, L.P.                  o  Transition Systems, Inc.
        o HCIA Inc.                                       o  William Mercer, Inc. (Champ Division)
        o HCIA Inc.                                       o  Datis Corporation
        o Health Management Systems, Inc.                 o  Health Care Microsystems, Inc.

     Deutsche Bank reviewed adjusted market values in the selected transactions as multiples of latest 12 months revenues, EBITDA and EBIT, and equity market values as a multiple of latest 12 months and one-year forward net income. All multiples were based on publicly available information at the time of announcement of the relevant transaction. Latest 12 months EBIT and net income data for HCIA were considered not meaningful due to operating losses of HCIA for these operational measures. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected transactions, as compared to the following implied multiples for HCIA based on the merger consideration:



                                                               IMPLIED MULTIPLES OF
                                                               SELECTED TRANSACTIONS
                                                             -------------------------        MULTIPLES FOR HCIA
                                                                MEAN        RANGE       IMPLIED BY MERGER CONSIDERATION
                                                             --------- --------------- --------------------------------
ADJUSTED MARKET VALUES:
Latest 12 months revenues ..................................     2.8x   1.6x - 6.9x                   1.9x
Latest 12 months EBITDA ....................................    12.1x   7.5x - 18.9x                 12.3x
Latest 12 months EBIT ......................................    16.3x   8.2x - 30.3x                 NM

EQUITY MARKET VALUES:
Latest 12 months net income ................................    26.6x  13.3x - 46.4x                 NM
One-year forward net income (research analysts' estimates) .    23.0x  16.3x - 30.1x                 27.8x
One-year forward net income (management estimates) .........      --              --                 24.3x

     DISCOUNTED CASH FLOW ANALYSIS.

     Deutsche Bank performed a discounted cash flow analysis to estimate the present value of the unlevered (I.E., without indebtedness for borrowed money), after-tax free cash flows that HCIA could generate during fiscal years 1999 through 2003. The range of estimated terminal values for HCIA was calculated by applying terminal value multiples ranging from 4.0x to 8.0x to HCIA's projected fiscal year 2003 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 17.0% to 21.0%. This analysis was based both on internal estimates of the management of HCIA ("Case I") and sensitivity adjustments to the Case I estimates developed in consultation with HCIA management which assumed, among other things, lower revenue growth rates and lower EBITDA and EBIT margins than the Case I estimates ("Case II"). This analysis yielded the following implied equity reference ranges for HCIA based on the Case I and Case II estimates, as compared to the merger consideration:



                                     IMPLIED PER SHARE EQUITY   PER SHARE EQUITY VALUE FOR HCIA
                                     REFERENCE RANGE FOR HCIA   IMPLIED BY MERGER CONSIDERATION
                                    -------------------------- --------------------------------
Discounted Cash
  Flow Analysis (Case I) ..........       $ 10.24-$17.75                   $ 11.00
Discounted Cash
  Flow Analysis (Case II) .........       $  7.85-$13.21                   $ 11.00

 PREMIUMS ANALYSIS.

     Deutsche Bank reviewed the premiums paid in 171 selected transactions completed since January 1, 1997, including 169 selected change of control merger and acquisition transactions, 25 selected transactions in the health care industry and two selected transactions in the information technology industry having transaction values between $100 million to $200 million, as well as two additional selected transactions in the information technology industry. Deutsche Bank analyzed the premiums in these transactions based on the target company's stock price one day and one month prior to public announcement of the transaction. This analysis indicated the following premiums for the target companies in the selected transactions, as compared to the implied premiums in the merger on April 20, 1999, which is the trading day prior to HCIA's public announcement that it was exploring strategic alternatives, August 10, 1999, which is the trading day prior to public announcement of the merger and July 11, 1999, which is the trading day one month prior to public announcement of the merger:



                                                                     PREMIUM
                                                          -----------------------------  IMPLIED MERGER PREMIUMS
                                                             MEAN           RANGE               FOR HCIA
                                                          ---------- ------------------ ------------------------
SELECTED M&A TRANSACTIONS (169)
April 20, 1999 .......................................... 21.4%      (33.3%) - 132.0%          193.3%
Day Prior to Public Announcement ........................ 21.4%      (33.3%) - 132.0%           31.3%
One Month Prior to Public Announcement .................. 33.4%      (18.8%) - 176.2%           10.0%
SELECTED HEALTH CARE M&A TRANSACTIONS (25)
April 20, 1999 .......................................... 21.3%       (6.7%) - 54.9%           193.3%
Day Prior to Public Announcement ........................ 21.3%       (6.7%) - 54.9%            31.3%
One Month Prior to Public Announcement .................. 45.1%       (8.6%) - 118.2%           10.0%
SELECTED INFORMATION TECHNOLOGY M&A TRANSACTIONS (4)
April 20, 1999 .......................................... 37.3%        18.9% - 57.5%           193.3%
Day Prior to Public Announcement ........................ 37.3%        18.9% - 57.5%            31.3%
One Month Prior to Public Announcement .................. 39.2%        25.8% - 62.2%            10.0%

     OTHER FACTORS.

     In rendering its opinion, Deutsche Bank also reviewed and considered, among other things:

     o historical market prices for the HCIA common stock and the relationship between movements in the HCIA common stock, movements in the common stock of selected companies and movements in the common stock of the S&P 500 Index; and

     o a stockholder profile of HCIA.

     The above summary is not a complete description of Deutsche Bank's opinion to the HCIA Board or the financial analyses performed and factors considered by Deutsche Bank in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Deutsche Bank believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Deutsche Bank's analyses and opinion.

     In performing its analyses, Deutsche Bank considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of HCIA. No company, transaction or business used in such analyses as a comparison is identical to HCIA or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Deutsche Bank's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Deutsche Bank's analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the merger was determined through negotiation between HCIA and VS&A. Although Deutsche Bank provided financial advice to HCIA during the course of negotiations, the decision to enter into the merger was solely that of the HCIA Board. Deutsche Bank's opinion and financial analyses were only one of many factors considered by the HCIA Board in its evaluation of the merger and should not be viewed as determinative of the views of the HCIA Board or management with respect to the merger or the consideration payable in the merger.

     Deutsche Bank is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. HCIA selected Deutsche Bank based on Deutsche Bank's reputation, expertise and familiarity with HCIA. Deutsche Bank and its predecessors and affiliates have in the past provided financial services to HCIA and affiliates of VS&A unrelated to the merger, for which services Deutsche Bank and its affiliates have received compensation. An affiliate of Deutsche Bank also is a limited partner of VS&A.

     In the ordinary course of business, Deutsche Bank and its affiliates may actively trade or hold the securities and other instruments and obligations of HCIA for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

     Under the terms of Deutsche Bank's engagement, HCIA has agreed to pay Deutsche Bank for its services upon completion of the merger an aggregate financial advisory fee equal to 1.5% of the total consideration, including liabilities assumed, payable in the merger. In addition, HCIA has agreed to reimburse Deutsche Bank for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Bank and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.


MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The receipt of cash for shares of HCIA common stock under the merger agreement will be a taxable transaction for federal income tax purposes. In general, a holder of HCIA common stock will recognize gain or loss for federal income tax purposes equal to the difference between $11.00 times the number of HCIA shares held by the stockholder and the stockholder's adjusted tax basis in the shares. Assuming the shares constitute capital assets in the hands of the stockholder, the gain or loss will constitute capital gain or loss. The gain or loss will be long-term capital gain or loss provided that the shares exchanged were held by the stockholder for more than twelve months. Under current federal law, long-term capital gains of individuals are taxed at a maximum rate of 20% and a minimum rate of 10%. Capital gains that are not long-term capital gains are taxed at ordinary income rates.

     A stockholder who exchanges shares of HCIA common stock may be subject to a 31% backup withholding tax unless the stockholder provides its taxpayer identification number, or unless an exemption applies. If backup withholding applies to a stockholder, VS&A's paying agent will be required to withhold 31% from payments to the stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     The foregoing tax discussion is included for general information only and is based upon present federal law. The discussion does not address tax consequences under the laws of state or local governments or any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. The foregoing discussion may not be applicable to a stockholder who acquired his or her shares of HCIA common stock pursuant to the exercise of stock options or otherwise as compensation. Each holder of HCIA common stock should consult such holder's own tax advisor concerning the specific tax consequences of the merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.


REGULATORY MATTERS

     The merger may be reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether it complies with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act"), the merger may not be consummated until HCIA and VS&A furnish information to the Department of Justice and the FTC and the specified waiting period requirements of the H-S-R

Act have ended or been previously terminated. HCIA and VS&A filed the required notification and report forms on August 27, 1999, and received early termination of the waiting period on September 14, 1999.

     At any time, the Department of Justice, the FTC, state attorneys general, foreign regulatory agencies or a private person or entity could challenge the merger under the antitrust laws and seek, among other things, to enjoin the merger, to cause VS&A to divest itself of significant assets of HCIA and VS&A, or to impose conditions on VS&A with respect to the business operations of the combined companies.

     We are aware of no other material governmental or regulatory approvals required for consummation of the merger, other than compliance with Maryland and Delaware corporate law.


ACCOUNTING TREATMENT

     The merger is being accounted for as a purchase by VS&A for financial reporting and accounting purposes, under generally accepted accounting principles.


VOTING AGREEMENT

     In connection with the merger agreement and the transactions contemplated thereby, VS&A entered into a voting agreement with the following executive officers of HCIA: George D. Pillari, Donald S. Good, Jr., Barry C. Offutt and Charles A. Berardesco, who collectively own approximately 2.1% of the outstanding shares of HCIA common stock.

     The following summary describes the material terms of the voting agreement, as amended and restated on October 11, 1999. However, because the description of the voting agreement contained in this document is a summary, it does not contain all the information that may be important to you and is qualified by reference to the entire text of the voting agreement. You should read carefully the entire copy of the voting agreement attached as Appendix C to this proxy statement and incorporated herein by reference.


     VOTING

     During the period beginning on the date of the voting agreement and ending on the earlier of the effective time of the merger or the date of termination of the merger agreement for any reason, each executive has agreed to vote all the shares of HCIA common stock issued and outstanding and beneficially owned or controlled by such executive as of the date of the voting agreement as well as any shares with respect to which such executive becomes the owner after the date of the voting agreement in favor of the merger and any actions contemplated by the merger agreement.

     During the same period, each executive has agreed that he will vote his shares of HCIA common stock against the approval of any other merger, reorganization, share exchange, tender offer, consolidation or similar transaction or any other matters related thereto or corporate action which would impede, frustrate, prevent or nullify the voting agreement or the transactions contemplated by the voting agreement or the merger agreement.

     The foregoing voting requirements will not be applicable, if an executive or the HCIA Board receives written advice from legal counsel to HCIA stating that such action would result in a significant possibility that the executive would breach any of his fiduciary duties to HCIA.


     NO SOLICITATION

     Each executive has agreed that he will not, directly or indirectly:

     o take any action to solicit, initiate, encourage or facilitate any acquisition proposal other than the merger; or

     o engage in negotiations or discussions with, or furnish or disclose any information relating to an acquisition proposal to any third party, except that the executives may negotiate and participate in negotiations regarding another acquisition proposal to the extent HCIA is permitted to do so under the merger agreement.

     Also, each executive has agreed to promptly inform VS&A in writing after receipt of an acquisition proposal or any indication that any third party is considering making an acquisition proposal.


     TRANSFER

     Each executive has agreed that he will not sell, transfer, assign, encumber or dispose of any shares of HCIA common stock until the expiration of the period referred to above under " -- Voting," other than pursuant to the terms of the voting agreement or pursuant to the terms of the merger.

DISSENTERS' APPRAISAL RIGHTS

   You are not entitled to dissenters appraisal rights under applicable law with regard to the merger.


                                  THE MERGER

     The following discussion summarizes the material provisions of the merger agreement and the other related agreements and transactions. The following is not, however, a complete statement of all the provisions of the merger agreement and related agreements. Detailed terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. For a complete presentation of this information, you are urged to read the more detailed information set forth in Appendix A.


GENERAL

     The merger agreement provides for the merger of HCIA with and into VS&A-HCIA, L.L.C., an indirect limited liability company subsidiary of VS&A. As a result of the merger, the separate existence of HCIA will end and HCIA-VS&A, L.L.C. will survive as a subsidiary of VS&A. The former holders of HCIA common stock will be entitled to receive $11.00 in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes, for each share of HCIA common stock they held immediately prior to the effective time of the merger.


CLOSING DATE; EFFECTIVE TIME

     The closing will occur no later than two business days after all conditions to closing have been satisfied or waived, unless another date is agreed to by the parties. The merger will become effective upon the filing of articles of merger with the Maryland State Department of Assessments and Taxation and a certificate of merger with the Secretary of State of the State of Delaware, or at whatever time is stated in the articles and certificate of merger. If HCIA stockholders approve the merger at the special meeting on November 17, 1999 and the other conditions to the merger are satisfied or waived by that time, we currently expect the merger to become effective on November 23, 1999.


PAYMENT FOR COMMON STOCK

     At the effective time of the merger, each share of HCIA common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by any subsidiary of HCIA, and shares owned by VS&A or any of its subsidiaries, will be converted into the right to receive $11.00 in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes.


EXCHANGE OF CERTIFICATES

     As a result of the merger, all shares of HCIA common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive cash as described above. Consequently, after the effective time of the merger, no further transfers of HCIA common stock will be recorded in the stock transfer books of HCIA. Soon after the effective time, VS&A's paying agent will mail to HCIA stockholders a letter of transmittal and instructions for use in surrendering HCIA stock certificates in exchange for cash. In the event that your stock certificate has been lost or destroyed, you will have to execute an affidavit of lost certificate and post a bond satisfactory to VS&A as indemnity against any claim that may be made against VS&A with respect to that stock certificate. Promptly after receipt by VS&A's paying agent of your HCIA stock certificate or an affidavit of lost certificate accompanied by a bond, an executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive cash as set forth above.

     You should not submit your HCIA stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from VS&A's paying agent.


TREATMENT OF STOCK OPTIONS

     At the effective time of the merger, outstanding options issued under HCIA's stock option plans or pursuant to individual option grants will become immediately vested and exercisable and converted into the right to receive:

     o the excess, if any, of $11.00 over the per share exercise price of the HCIA option, multiplied by

     o the number of shares of HCIA common stock subject to that option that are vested and exercisable at the effective time of the merger.

     The amounts payable with respect to outstanding options will be paid as promptly as practicable following the effective time of the merger and in no event later than 10 days following the closing date of the merger.

     The HCIA stock option plans will terminate as of the effective time of the merger so that, after the effective time of the merger, there will be no outstanding HCIA stock options, and HCIA has agreed to use its commercially reasonable best efforts (which shall include attempting to obtain consents, if required, of holders of HCIA stock options) to ensure that, following the effective time of the merger, there are no outstanding HCIA stock options.


REPRESENTATIONS AND WARRANTIES

     Section 3 of the merger agreement contains various representations and warranties of HCIA, including representations and warranties as to:

     o our and our subsidiaries' due organization, valid existence, good standing, corporate power and authority to own and operate our properties and carry on our business;

     o our lack of any ownership of or investment in any other entity;

     o our capitalization and the ownership of our capital stock;

     o our power and authority to enter into and perform under the merger agreement;

     o compliance with the Securities Act of 1933 and the Securities Exchange Act of 1934;

     o the accuracy of the information we supply for this proxy statement and the compliance of this proxy statement with the Securities Exchange Act of 1934;

     o the third-party consents required for the merger and the absence of conflict between (i) the merger agreement and (ii) our corporate documents and agreements with third parties and applicable law;

     o the accuracy of our financial statements and the absence of certain changes with respect to our business since December 31, 1998;

     o the absence of litigation, tax audits or investigations pending or threatened against us;

     o compliance with all applicable laws, including employment and environmental laws and regulations and laws and regulations applicable to our employee benefit plans;

     o the timely filing of our tax returns and our liabilities for taxes;

     o our ownership of intellectual property and the absence of infringement of third-party intellectual property rights by us;

     o the absence of any brokerage, finder's or other fees or commissions owed by us to anyone in connection with the merger agreement;

     o our material contracts and our compliance with the terms of those contracts;

     o our net operating loss carryforwards; and

     o the accuracy of our disclosures made under and pursuant to the merger agreement.

     The merger agreement contains representations and warranties of VS&A as to:

     o VS&A's due organization, valid existence and good standing, and VS&A's power and authority to own and operate its properties and carry on its business;

     o VS&A's power and authority to enter into and perform under the merger agreement;

     o the accuracy of the information VS&A supplies for this proxy statement;

     o the third-party consents required for the merger and the absence of conflict between (i) the merger agreement and (ii) VS&A's partnership documents and third-party agreements and applicable law;

     o the absence of litigation pending or threatened against VS&A; and

     o the absence of any brokerage, finder's or other fees or commissions owed by VS&A to anyone in connection with the merger agreement.

HCIA COVENANTS

     A complete list of the covenants of HCIA is set forth in Sections 4 and 5 of the merger agreement, which is attached to this proxy statement as Appendix A.


     GENERAL AFFIRMATIVE COVENANTS

     In the merger agreement, we have agreed that until the earlier of the effective time of the merger or the termination of the merger agreement, we will:

     o provide VS&A with access to our files, books, records and offices as may be reasonably required;

     o obtain the government approvals and third-party consents necessary for the merger;

     o promptly notify VS&A of any event that is likely to cause any representation or warranty of HCIA to be materially untrue or inaccurate, or of any material failure to comply with any covenant, condition or agreement under the merger agreement;

     o promptly notify VS&A of any change or event having or which could reasonably be expected to have a material adverse effect on HCIA; and

     o use our best efforts to cause the merger to be completed.


     CONDUCT OF BUSINESS

     In the merger agreement, we agreed that, until the effective time of the merger or until termination of the merger agreement, we will conduct our operations in the ordinary course, consistent with past practice, use commercially reasonable best efforts to keep available the services of our current officers and other key employees and to preserve our relationships with customers, suppliers and other third parties. We also agreed that we will not, without VS&A's prior consent:

     o amend our articles of incorporation or bylaws;

     o issue stock, except through our existing stock option plans;

     o authorize any stock splits or reclassifications, or pay any dividends or other distributions on our stock;

     o adopt any complete or partial liquidation, reorganization or restructuring of our corporate structure;

     o except in the ordinary course of business, incur or assume any debt;

     o change, amend or terminate any employee benefit plans except as may be required by law;

     o acquire, sell, lease, license, or otherwise encumber or subject to any lien any of our property or assets or dispose of any assets outside of the ordinary course of business;

     o change any of our accounting principles or practices except as may be required by generally accepted accounting principles;

     o acquire any business or any person, enter into any agreement other than in the ordinary course of business and within certain dollar limits, or make any investment or purchase any property of any entity other than a subsidiary;

     o permit any of our material insurance policies to be canceled or terminated without prior notice to VS&A;

     o pay, discharge or satisfy any claims, liabilities or obligations except in the ordinary course of business consist with past practice; or

     o take or propose to take any action that would make our representations and warranties untrue.


     NO OTHER NEGOTIATIONS

     During the pre-closing period, we will not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any third party concerning any acquisition proposal, i.e., any proposal to acquire 10% or more of our assets or our capital stock, whether by merger, tender offer, exchange offer, sale of assets or similar transaction. We also will not authorize or permit any of our officers, directors, employees, representatives or agents to undertake any of these prohibited actions.

     However, we may furnish information and access to a third party in response a third party's unsolicited acquisition proposal, and may participate in discussions and negotiate with that third party, if in the opinion of HCIA's Board, after receipt of written advice from legal counsel, the failure to provide such information would result in a significant possibility that the HCIA Board would breach or violate its fiduciary duties to HCIA's stockholders. HCIA may participate in discussions and negotiations with that third party, if
(i) the third party has submitted an unsolicited bona fide written proposal and the HCIA Board determines in good faith that the unsolicited proposal is more favorable than the merger and that it is reasonably likely to be consummated and (ii) failing to engage in discussions and negotiations would result in a significant possibility that the HCIA Board would breach its fiduciary duties to HCIA stockholders.

     The HCIA Board must provide a copy of any acquisition proposal or inquiry which it receives to VS&A promptly upon its receipt. In addition, the HCIA Board must promptly advise VS&A of any changes in the status or content of any such proposals. HCIA may not enter into an agreement with respect to any third party acquisition proposal unless it first gives VS&A notice of its intent to do so and causes its financial and legal advisors to negotiate with VS&A during the notice period so as to enable HCIA to proceed with the merger on amended terms.


VS&A COVENANTS

     In the merger agreement, VS&A agrees that it will:

     o obtain the government approvals and third-party consents necessary for the merger;

     o promptly notify HCIA of any event that is likely to cause any representation or warranty of VS&A to be materially untrue or inaccurate, or of any material failure to comply with any of covenant, condition or agreement under the merger agreement;

     o maintain in effect for three years following the merger all rights to indemnification in favor of current and former officers or directors of HCIA and provide directors' and officers' liability insurance for the foregoing persons for two years following the merger; and

     o use its best efforts to cause the merger to be completed.


CONDITIONS TO THE MERGER


     CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES

     The obligations of both parties to effect the merger are conditioned upon:


     o approval of the merger agreement by HCIA stockholders;

     o the absence of any statute, law, ordinance, rule or regulation declaring the merger agreement to be unenforceable in any material respect or which would prohibit the consummation of the merger;

     o the absence of any threatened suit, action or proceeding by any governmental entity seeking to prohibit or impose material limitations on VS&A's ownership or operation of HCIA's business or assets; and

     o the receipt or filing of any required governmental or regulatory notices or approvals.


     CONDITIONS TO THE OBLIGATIONS OF HCIA

     The obligations of HCIA to effect the merger are conditioned upon:

     o the representations and warranties of VS&A being true and correct in all material respects on and as of the closing date;

     o VS&A having performed and complied in all material respects with all of its obligations under the merger agreement on or before the closing date; and

     o HCIA having received a legal opinion from counsel to VS&A.


     CONDITIONS TO THE OBLIGATIONS OF VS&A

     The obligations of VS&A to effect the merger are conditioned upon:

     o the representations and warranties of HCIA being true and correct in all material respects on and as of the closing date;

     o HCIA having performed and complied in all material respects with all of its obligations under the merger agreement on or before the closing date;

     o HCIA having received all consents necessary to continue in full force one of its material contracts;

     o the absence of any material adverse change in HCIA;

     o HCIA's stockholders' rights plan having been terminated or the rights issued thereunder having become nonredeemable or nonexercisable; and

     o VS&A having received a legal opinion from counsel to HCIA.


TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated before the merger becomes effective, whether before or after approval of the merger by the HCIA stockholders:

     o by mutual consent of HCIA and VS&A;

     o by either HCIA or VS&A if, despite the best efforts of the terminating party to prevent it, there is a final non-appealable permanent injunction or other final court order prohibiting the merger, declaring the merger agreement to be unenforceable in any material respect or making it illegal, or if, despite the best efforts of the terminating party to obtain approval, any governmental entity has issued a final order denying approval of the merger or imposing material restrictions on VS&A's ownership or operation of HCIA's business; or

     o by either HCIA or VS&A if the merger is not completed by December 31, 1999, other than as a result of a breach of the merger agreement by the terminating party, or if HCIA stockholder approval has not been obtained.

     by HCIA if:

     o VS&A breaches a representation or warranty, or breaches any covenant or agreement in the merger agreement if the breach has a material adverse effect on VS&A or the consummation of the merger and is incapable of being cured by VS&A or is not cured within 30 days of written notice from HCIA; or

     o HCIA enters into a definitive agreement concerning a merger, sale of assets, sale of shares of HCIA capital stock or a similar transaction that the HCIA Board determines in good faith to be more favorable to HCIA stockholders than the merger with VS&A, after consultation with its financial advisers.

     by VS&A if:

     o HCIA's board of directors (i) withdraws, modifies or changes its approval or recommendation of the merger or (ii) enters into or recommends another proposal concerning a merger, sale of assets, sale of shares of HCIA common stock or a similar transaction; or

     o HCIA breaches a representation or warranty, or breaches any covenant or agreement under the merger agreement if the breach has a material adverse effect on HCIA or the consummation of the merger and is incapable of being cured by HCIA or is not cured by HCIA within 30 days of written notice from VS&A.

     Terminating the merger agreement will generally terminate the obligations of the parties to perform their covenants in the merger agreement, except that the parties will be required to continue to comply with various miscellaneous provisions, including VS&A's agreement to refrain from divulging or using the confidential information of HCIA, except as provided in the merger agreement.

     Upon termination of the merger agreement, each party will bear its own expenses in connection with the merger agreement, except that each of HCIA and VS&A has agreed to bear 50% of the expenses of (i) printing, filing and mailing this proxy statement and (ii) filings required under the H-S-R Act.


TERMINATION FEES AND EXPENSES

     HCIA will be required to pay VS&A a termination fee in an amount equal to 3 1/2% of the aggregate merger consideration payable to HCIA stockholders (approximately $4.7 million), plus up to $1.0 million to reimburse VS&A for expenses, costs and fees incurred by VS&A in connection with the merger, upon the occurrence of the events described below:

     o if VS&A terminates the merger agreement because (i) HCIA's Board withdraws, modifies or changes its approval or recommendation of the merger, or recommends another merger or acquisition proposal or (ii) HCIA breaches a representation or warranty in the merger agreement or breaches any covenant or agreement that has a material adverse effect on HCIA or the consummation of the merger and notice of such breach has been given; or

     o if HCIA terminates the merger agreement because HCIA enters into an alternative acquisition proposal more favorable to HCIA stockholders than the merger with VS&A and (i) prior to the termination of the merger agreement an alternative acquisition proposal shall have been made and consummated within one year of such termination or (ii) within 18 months of such termination HCIA enters into a different merger or acquisition proposal, in either case at a price and on terms at least as favorable to the HCIA stockholders as the merger.

     HCIA also will be required to reimburse VS&A for up to $1.0 million of out-of-pocket expenses, costs and fees incurred by VS&A in connection with the merger, if the merger agreement terminates other than as a result of:

     o the mutual consent of HCIA and VS&A; or

     o VS&A's breach of a representation or warranty or any covenant or agreement in the merger agreement.


INDEMNIFICATION

     The merger agreement provides that, for a period of three years after the effective time, VS&A will maintain in effect current rights to indemnification of the present and former officers and directors of HCIA and its subsidiaries from liabilities arising out of actions or omissions in their capacity as such prior to or at the effective time of the merger, to the full extent permitted under applicable law or as provided in HCIA's or its subsidiaries' organizational documents or any written indemnification agreements. In addition, VS&A will maintain directors' and officers' insurance coverage for two years after the effective time on terms no less favorable to such indemnified parties than existing insurance coverage.


        BENEFITS OF THE MERGER TO HCIA DIRECTORS AND EXECUTIVE OFFICERS

     When you consider the HCIA Board's recommendation to vote for the merger, you should be aware of interests which some of the HCIA directors and executive officers have in the merger that may be different from your and their interests as HCIA stockholders. The HCIA Board was aware of these and other interests and considered them before approving and adopting the merger agreement.


ACCELERATION OF STOCK OPTIONS

     The completion of the merger will cause the full vesting of the following number of in-the-money options to purchase shares of HCIA common stock held by the following executive officers and directors of HCIA:



NAME AND TITLE                                                             NO. OF OPTIONS
------------------------------------------------------------------------- ---------------
George D. Pillari, Chairman of the Board and Chief Executive Officer ....     179,500
Donald S. Good, President and Chief Operating Officer ...................     110,250
Barry C. Offutt, Senior Vice President ..................................      98,149
Charles A. Berardesco, Senior Vice President ............................      37,300
Richard A. Berman, Director .............................................       5,000
Richard Dulude, Director ................................................       5,000
Phillip B. Lassiter, Director ...........................................       5,000
Dr. Carl J. Schramm, Director ...........................................       5,000
W. Grant Gregory, Director ..............................................       5,000

     At the effective time of the merger, all options issued pursuant to the HCIA option plans or individual grants will be canceled and all option holders, including the above named directors and executive officers, will, as promptly as practicable following the effective time, and in no event later than 10 days following the closing date of the merger, be paid an amount equal to:

     o the difference between $11.00 and the exercise price of the HCIA option, multiplied by

     o the number of shares of HCIA common stock subject to the option.

EMPLOYMENT AGREEMENT

     Effective as of January 1, 1995, HCIA entered into an employment agreement with its Chief Executive Officer, George D. Pillari, pursuant to which HCIA continued his employment as Chairman of the Board and Chief Executive Officer. Pursuant to the employment agreement, Mr. Pillari receives an annual base salary of $265,000 and is entitled to participate in a bonus arrangement under which he is eligible to earn an annual bonus based on HCIA's achieving certain performance goals to be established by the HCIA Board. The employment agreement has an initial term of two years, and unless either party provides notice of termination to the other, the term of the agreement automatically renews daily for succeeding two year periods.

     The employment agreement provides that in the event of the termination of Mr. Pillari's employment resulting from a change in control of HCIA (as defined in the employment agreement), Mr. Pillari would be entitled to receive a lump-sum payment equal to two times the sum of his highest base annual salary and highest target bonus payable at any time (such sum being not less than 140% of such base annual salary). Mr. Pillari also will become fully vested in all stock options and other awards under HCIA's stock option plans, and will be entitled to receive certain lump sum payments HCIA would have made to his account under various HCIA plans. In addition, he would continue to participate in all HCIA benefit plans until the earlier of two years from the date of termination or such time as he is covered by a comparable plan of a subsequent employer. Mr. Pillari is also subject to certain restrictions under the agreement prohibiting him from competing with HCIA or any of its subsidiaries and from divulging any confidential proprietary information obtained by him while in the employ of HCIA and for a period of time thereafter.

     In the event Mr. Pillari is terminated following a "change of control," HCIA expects that cash severance payments payable to Mr. Pillari under the employment agreement would equal approximately $795,000. The closing of the merger will constitute a "change in control" for purposes of the employment agreement.


MANAGEMENT RETENTION AGREEMENTS

     We have entered into a management retention agreement with each of our officers other than Mr. Pillari. These agreements provide for payments and other benefits if there is a change in control of HCIA and, within two years of such change in control, the officer's employment is terminated by HCIA or its successor other than for cause, or the officer resigns for good reason. For certain senior executive officers, good reason includes a change in such officers' organizational reporting responsibilities following a change in control of HCIA. Under each agreement, the officer would receive, following termination of employment under such circumstances, cash payments equal to up to two times the sum of:

     o the officer's highest annual rate of base salary; and

     o the product of the officer's highest bonus percentage (as a percentage of base salary) times his highest base salary (referred to as the "Reference Amount").

     The officer may elect to receive payment either in a lump sum or in the form of periodic payments following his termination of employment. For certain officers, amounts in excess of one times the Reference Amount will be made in the form of periodic payments, and will be subject to reduction, on a dollar-for-dollar basis, by any compensation the officer earns from a subsequent employer unrelated to HCIA.

     In addition to the payments described above, the officer would be fully vested in all stock options and other awards under HCIA's stock option plans upon a change in control and receive following termination of employment a lump-sum payment equal to the amount that HCIA would have contributed for the officer's account under the HCIA savings incentive plan during the two years following termination of employment. The officer and his family will remain eligible to participate in HCIA's medical and other welfare benefits programs for two years from the date of the officer's termination of employment (except that coverage will end to the extent the officer begins coverage under the plans of a subsequent employer).

     Assuming that HCIA stockholders approve the merger agreement, the management retention agreements will continue in effect until HCIA or a successor company has satisfied its obligations under those agreements. The table below shows the cash amounts Messrs. Good, Offutt and Berardesco would likely receive if they were terminated through a qualifying termination on December 31, 1999.

                                                          BASE SALARY  ANNUAL BONUS
NAME                                                       BENEFITS      BENEFITS
-------------------------------------------------------- ------------ --------------
Donald S. Good, President and Chief Operating Officer .. $450,000     $225,000
Barry C. Offutt, Senior Vice President ................. $362,200     $163,000
Charles A. Berardesco, Senior Vice President ........... $331,200     $132,500

      SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF HCIA

     The following table sets forth certain information, as of October 4, 1999, with respect to the beneficial ownership of HCIA common stock by:

     o each stockholder known by HCIA to be the beneficial owner of more than 5% of the HCIA common stock;

     o each director;

     o HCIA's Chief Executive Officer and each of the three other most highly compensated executive officers of HCIA based on HCIA's fiscal year 1998 compensation; and

     o all directors and executive officers as a group.



                                                                  SHARES BENEFICIALLY
                                                                       OWNED(1)
                                                                 ---------------------
NAME                                                                NUMBER     PERCENT
---------------------------------------------------------------- ------------ --------
George D. Pillari(2) ...........................................    461,929       3.8
Richard A. Berman(3) ...........................................     19,500        *
Richard Dulude(3) ..............................................     20,500        *
W. Grant Gregory(3)(4) .........................................    141,200       1.2
Phillip B. Lassiter(3) .........................................     50,500        *
Carl J. Schramm, Ph.D.(3)(5) ...................................     20,900        *
Donald S. Good, Jr.(6) .........................................     46,878        *
Barry C. Offutt(6) .............................................     70,819        *
Charles A. Berardesco(6) .......................................     18,268        *
Massachusetts Financial Services Company(7) ....................  1,264,737      10.7
Merrill Lynch & Co.(8) .........................................  1,322,000      11.1
T. Rowe Price Associates, Inc.(9) ..............................  1,232,100      10.4
Dimensional Fund Advisors Inc.(10) .............................    622,300       5.2
All directors and executive officers as a group (9 persons)(11)     850,494       6.9

---------
  * Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of HCIA common stock subject to options currently exercisable or exercisable within 60 days of October 4, 1999 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) Includes (i) 233,330 shares as to which Mr. Pillari shares beneficial ownership with his wife, (ii) 1,950 shares held as custodian for minor children, (iii) 4,149 shares for Mr. Pillari's benefit in the HCIA Savings Incentive Plan ("SIP") and (iv) exercisable options to acquire 222,500 shares of common stock.

(3) Includes 19,500 shares subject to options under HCIA's Directors Option
    Plan.

(4) Includes 4,000 shares owned through a partnership of which Mr. Gregory is a partner.

(5) Includes 1,400 shares held as custodian for minor children.

(6) Includes 45,375, 66,224 and 16,700 shares subject to options held by Messrs. Good, Offutt and Berardesco, respectively. Also includes 603 and 3,095 shares held for Messrs. Good and Offutt, respectively, in the SIP.

(7) Based on a Schedule 13G filed by the listed entity. According to the
    Schedule 13G, there is sole dispositive power with respect to all shares and sole voting power with respect to 1,238,637 shares. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(8) Based on a Schedule 13G filed by listed entity. The address of Merrill Lynch & Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381. According to the Schedule 13G, there is shared voting and dispositive power with respect to all shares. In addition, the
    Schedule 13G indicates that Merrill Lynch Special Value Fund, Inc. holds shared voting and dispositive power as to 859,500 shares. The address of Merrill Lynch Special Value Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(9) Based on a Schedule 13G filed by the listed entity. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. According to the Schedule 13G, there is sole dispositive power as to all shares and sole voting power as to 21,800 shares.

(10) Based on a Schedule 13G filed by the listed entity. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11) Includes 448,299 shares subject to options and 7,847 shares held in the SIP.

                               BUSINESS OF HCIA

BACKGROUND

     HCIA was incorporated in Maryland in 1985. In 1988, all of our then outstanding capital stock was acquired by Citicorp Financial Guaranty Holdings, Inc., which subsequently transferred the stock to AMBAC Inc ("AMBAC"). From 1988 until our initial public offering in the first quarter of 1995, AMBAC provided additional capital and financing for our growth. In March 1992, we acquired substantially all of the assets of the Information Strategies division of McGraw-Hill, Inc. and certain assets of the commercial products division of the SysteMetrics subsidiary of McGraw-Hill, Inc. (collectively, "MHI"). The business acquired by HCIA had revenue for the fiscal year ended December 31, 1991 of approximately $4.8 million. In April 1992, we acquired all of the outstanding capital stock of Healthcare Knowledge Resources, Inc., a health care information company with revenue for the fiscal year ended June 30, 1991 of approximately $12.2 million. During the first quarter of 1995, we completed an initial public offering of approximately 2.0 million newly issued shares of HCIA common stock. Subsequent to the offering, in April 1995, we acquired all of the outstanding capital stock of Datis Corporation, a health care information company with revenue for the twelve months ended December 31, 1994 of approximately $6.9 million. In August 1995, HCIA sold 1.5 million newly issued shares of its common stock and AMBAC sold approximately 1.1 million shares of HCIA common stock at $28.50 per share in a combined public offering.

     In December 1995, we acquired the assets constituting the CHAMP unit of William M. Mercer, Incorporated, which provides a database service for the analysis of health care costs to employers, for $17.5 million in cash. In May 1996, we acquired Response Healthcare Information Management, Inc., a patient-centered data collection company, for approximately $6.3 million in cash. In August 1996, we acquired LBA Health Care Management, Inc., a health care information company combining data collection, benchmarking and decision support tools with a clinical implementation management team, for approximately $128.8 million, $100.1 million of which was paid in cash and $28.7 million of which was paid by the delivery of HCIA common stock. In December 1996, we acquired all of the capital stock of HealthChex, Inc., which provides physician profiling and medical claims review systems to health care providers and payors, for $11.5 million in cash. In addition to the acquisitions described above, we have also acquired a number of smaller companies and business lines, including several acquisitions in Europe. During 1996, we completed two additional public offerings. In May 1996, AMBAC sold the remaining shares of HCIA common stock it held, and we sold an additional 261,591 shares of our common stock, at a per share price of $51.00. In August 1996, we sold approximately 2.0 million shares of common stock, at a per share price of $54.125, to repay bank indebtedness incurred in connection with the acquisition of LBA Health Care.

     In March 1999, we sold our Implementation Unit, which consisted of the assets acquired as part of the LBA Health Care acquisition. These assets are now being reported as discontinued operations, and unless otherwise indicated, this discussion does not include information relating to the Implementation Unit.


GENERAL

     HCIA collects, manages, and distributes comparative health care information. Its customers deliver, purchase and manufacture health care products and services. By combining industry leading databases, methodologies, and analytic services, we create information assets that help our customers manage health care costs and improve patient care.

     HCIA's value to its customers is its ability to create clinical databases and information products from many large and disparate incoming data streams. For example, our patient-centered outcomes systems allow for the collection and standardization of patient-reported outcomes and the merging of such data with a patient's medical-claims and pharmaceutical-usage histories. Our other proprietary data-handling and management methodologies link the costs, quality, utilization and outcomes of medical services delivered to patients in various clinical settings. These methodologies and technical resources permit us to provide a level of clinical information that is substantially more detailed and useful in understanding and modifying medical practice patterns than information derived from traditional health care data sources.


PRODUCT LINES

     HCIA offers a range of information products that are utilized by each of the three major health care market constituencies. Providers, such as hospitals and integrated delivery systems, use our products to measure and analyze the cost and quality of medical interventions. Buyers, such as managed care organizations, indemnity insurers and self-insured employers, utilize our information and analyses of medical resource usage and outcomes to fortify their overall management of medical costs and to manage the overall health status of a covered population. Suppliers, such as pharmaceutical, biotechnology and medical supply and device companies, utilize our databases and products to analyze the size and composition of markets for their products and to evaluate the costs and benefits associated with the distribution of their products into the health care economy.

     Our two product lines are Data Management Services and Information Tools. Data Management Services account for the majority of our revenues and are offered to all three major markets. Data Management Services generally involve the collection of data from or on behalf of a client, the merging of proprietary benchmark and comparative data from HCIA, and the creation of a database and analytical system to analyze the data. We also develop and market Syndicated Data Products that are created from our proprietary benchmark and comparative databases. Information Tools primarily consist of physician and hospital profiling software that is sold to providers and buyers of health care.

     Our European operations, HCIA-Europe, offers services similar to our domestic product lines to hospitals and insurance organizations predominately located in the United Kingdom and Spain.


     DATA MANAGEMENT SERVICES

     Data Management Services account for the majority of our revenues and are marketed to pharmaceutical companies, managed care organizations, and hospitals. Data Management Services are utilized by more than 400 pharmaceutical companies, employers and managed care organizations. Additionally, through marketing partnerships with 19 state and specialty hospital associations, our Data Management Services reach approximately 1,200 hospitals. Each association acts as a marketing agent for HCIA, while HCIA collects data from the association's member-hospitals, builds a membership-specific data mart and provides access to the data mart to the members and the association through a variety of methods, including Internet-based data-delivery applications. Syndicated Data Products, or information products created from our proprietary and benchmark databases, range from database directories (e.g., health care industry professionals, nursing homes and managed care organizations) to more complex analyses (e.g., cost and outcome summaries for each U.S. hospital), and include databases and publications that allow customers to analyze different sub-sectors of the health care industry (e.g., The 100 Top HospitalsTM study). HCIA also markets to managed care clients a number of more sophisticated Syndicated Data Products containing national and regional normative data on length of stay, costs and medical necessity. HCIA markets these Syndicated Data Products directly to managed care organizations, and through alliances with information systems vendors, third-party administrators and other entities that process data streams for managed care organizations and payors. These Syndicated Data Products generally are used for utilization management, claims adjudication and actuarial forecasting. HCIA reaches more than 5,000 customers with its Syndicated Data Products.

     Most of our Data Management Services customer contracts provide that as HCIA extracts data from the customer (as part of the process of delivering a system or product to the customer), the data become part of our database. We supplement our databases with data we purchase or license from federal and state governments, trade groups and other industry sources. We maintain several terabytes of live health care data, including data from medical records, laboratory, pharmacy, imaging, outpatient clinics, physician's offices, insurance claims, managed care encounters and point-of-care member patient surveys.

     Our database resides in a relational database structure that utilizes a network of large Sun Microsystems servers. We believe that our current software and hardware platforms are scaleable and provide us with a cost and flexibility advantage. We have made a significant investment in an open-network architecture that links our several geographical locations and provides customers with leased-line, dial-up, and Internet access. We support most of the major commercially available relational database platforms. We have personnel drawn from several key health care disciplines (e.g., pharmacists, clinical nurses and medical technologists) who are responsible for the auditing, editing and standardizing of our database, as well as the upgrading and maintaining of its core methodologies. We believe that our database provides more clinical detail and better outcomes measurement capabilities than competitive systems. Furthermore, the detailed medical content of the data and HCIA's experience in collecting and standardizing this information provide additional competitive advantages.

     In addition to creating and distributing many of our databases and syndicated products, the Data Management Services product line also supports Databridge(TM) HCIA's collection of proprietary data-handling technologies. A typical HCIA customer submits data in an electronic, computer-readable format. In creating the interface for the customer's data stream, HCIA enables the transfer of customer data and the subsequent application of its proprietary software algorithms and data-standardization technologies to the incoming data, transforming the data into HCIA's proprietary standardized formats. A significant component of Databridge(TM) is HCIA's International Clinical Classification System, or ICCS System(TM). We hold a perpetual and exclusive license to the ICCS System(TM), subject only to our obligation to use all commercially reasonable efforts to maintain and upgrade the system. The ICCS System(TM) assigns a discrete and clinically detailed 12-digit code to every product and service consumed in the treatment of patients. The ICCS System(TM) allows for the standardization and comparison of detailed clinical data, regardless of the original source of the data (e.g., medical records, insurance claims, laboratory or pharmacy systems), and is used by HCIA to create the most clinically detailed portion of its database.


     INFORMATION TOOLS

     Information Tools are used by managed care organizations, hospitals, and integrated delivery systems to measure and compare the clinical and financial performance of individual hospitals and physicians. Information Tools are generally delivered in the form of software that resides on a client's internal computer systems and are often integrated into the workflow of an organization. The software delivered by HCIA is typically updated at least annually, and in some cases, several times per year. Included in the software are proprietary algorithms and benchmark data that allow for the standardization of a client's data and subsequent comparison of those data to national and regional benchmarks supplied by HCIA. HCIA's Information Tools are used by approximately 300 hospitals and 125 managed care organizations throughout the U.S.


CUSTOMERS

     Our customers include numerous health care industry participants located throughout the United States, United Kingdom and Spain, including major providers and provider groups, managed care organizations, and pharmaceutical, biotechnology and medical device companies. In 1997 and 1998, no single customer accounted for 10% or more of HCIA's revenue. HCIA's ten largest customers accounted for approximately 31% and 30% of its revenue during 1997 and 1998, respectively.


SALES AND MARKETING

     HCIA markets its information systems and products through a variety of means that are designed to enhance its name recognition and facilitate the marketing of additional systems and products to its customer base. We utilize a direct sales approach with the existing customer base to market our Data Management Services and Information Tools and seek to present proposals to both existing and potential clients in face-to-face meetings at the executive level. Our field sales force is specialized and is able to draw on our clinical staff for sales support. In addition, we have entered into agreements with health care information systems vendors whereby our products are marketed through their respective sales forces. Approximately 25% of our revenues in 1998 were derived from third-party relationships. We also approached each of the major market constituencies through the sale of Syndicated Data Products and use efforts such as our 100 Top Hospitals(TM )study to increase the visibility of HCIA as an industry-leading source of health care information. We use both telemarketing and direct-mail efforts in the sales of our less complex Syndicated Data Products.


COMPETITION

     The market for health care information products and services is intensely competitive. We believe that the principal competitive factors in the health care information market are the breadth and quality of product offerings, access to proprietary data, proprietary methodologies and technical resources, price and the effectiveness of marketing and sales efforts. In addition, we believe that the speed with which information companies can anticipate and respond to the evolving health care industry structure and identify information needs is an important competitive factor. Competitors vary in size and in the scope and breadth of products and services offered, and HCIA competes for the sale of products and the resulting access to data with different companies in each of its target markets. Many of our competitors have significantly greater financial, technical, product development, marketing and other resources than we do, and offer a broader range of systems and products. Furthermore, other major information companies not presently offering clinical health care information services may enter the markets in which we compete. HCIA's potential competitors include specialty health care information companies, health care information system and software vendors, large data processing and information companies and systems consultants and integrators. Many of these competitors have substantial installed customer bases in the health care industry and the ability to fund significant product development and acquisition efforts.


INTELLECTUAL PROPERTY

     HCIA considers its methodologies, computer software and databases to be proprietary. We seek to protect our proprietary information through confidentiality agreements with our employees. Our policy is to have employees enter into confidentiality agreements containing provisions prohibiting the disclosure of confidential information to anyone outside HCIA, requiring employees to acknowledge, and, if requested, assist in confirming HCIA's ownership of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to HCIA of proprietary rights to such matters that are related to HCIA's business. HCIA also relies on a combination of trade secret, copyright and trademark laws, contractual provisions in agreements with customers and technical measures to protect its rights in various methodologies, systems and products and databases. HCIA has one patent, and no copyright registration applications, covering its software technology. Due to the nature of its software applications, HCIA believes that patent, trade secret and copyright protection are generally less significant than its ability to further develop, enhance and modify its current products.


GOVERNMENT REGULATION

     The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and use of confidential patient medical record information. Although compliance with these laws and regulations is principally the responsibility of the hospital, physician or other health care provider supplying the data to HCIA, our databases have been designed to enable health care providers to comply with the confidentiality requirements of state law. We believe that our procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions. However, additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security procedures that may result in substantial costs to us, and could, in certain circumstances, limit our access to certain types of information. We cannot assure you that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records to us.

     The U.S. Food and Drug Administration (the "FDA") has promulgated a draft policy for the regulation of certain computer products as medical devices. Although it is not possible to anticipate the final form of the FDA's policy with regard to computer software, we expect that, whether or not the draft policy is finalized, the FDA is likely to become increasingly active in regulating computer software that is intended for use in health care settings. HCIA's products and product development activities, therefore, could become subject to extensive regulation by the FDA. The FDA regulates the introduction of new medical devices as well as activities such as manufacturing, labeling and recordkeeping for such products. To the extent that computer software is deemed a medical device under FDA regulations or policy, HCIA would be required, depending on the product, to comply with regulations, to (i) register and list the product with the FDA, (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products, or (iii) obtain FDA approval by demonstrating safety and effectiveness before marketing a product. In addition, such products would be subject to the FDA's general controls, including those relating to good manufacturing practices and adverse experience reporting.

     The process of obtaining clearance from the FDA can be costly and time consuming, and there can be no assurance that, if required, such clearance would be granted for our existing and future systems and products on a timely basis, if at all, or that FDA review will not include delays that would adversely affect our ability to market new systems and products or to expand permitted uses of existing systems and products. The FDA could also limit or prevent the manufacture or distribution of our systems and products and has the power to require the recall of such systems and products. FDA regulations depend heavily on administrative and scientific interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible prospective and retroactive effects, will not adversely affect us.


EMPLOYEES

     As of September 30, 1999, HCIA had 500 employees, including 71 in sales and marketing, 200 in health care data, 166 in technology and 63 in finance and administration. None of HCIA's employees are represented by a union or other collective bargaining group. HCIA believes its relationships with its employees is good.

                            SELECTED FINANCIAL DATA

     The following table presents selected consolidated financial data for HCIA and its subsidiaries. HCIA derived the annual data from its audited financial statements. HCIA derived the six months data from its unaudited quarterly financial statements. In the opinion of HCIA, the data reflect and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of HCIA for those periods. The data for the six months ended June 30, 1999 are not necessarily indicative of the results of operations for the entire year. The data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes, contained herein.



                                                                              YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------------
                                                                          1994          1995          1996
                                                                     ------------- ------------- --------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Data:
Revenue ............................................................   $30,711       $  48,015     $   61,177
Salaries, wages and benefits .......................................    15,457          21,932         28,040
Other operating expenses ...........................................     8,625          12,055         15,887
Depreciation and amortization ......................................     4,826           6,864         10,347
Write-off of acquired in-process
 Research and development costs ....................................        --          12,152          6,558
Impairment loss on intangible assets and restructuring charges .....        --              --             --
                                                                        -------      ---------     ----------
 Operating income (loss) ...........................................     1,803          (4,988)           345
Interest income ....................................................       111           1,290          1,110
Interest expense ...................................................       131             187            530
                                                                        -------      ---------     ----------
 Income (loss) from continuing operations before income
  taxes, and minority interest in income of consolidated
  subsidiaries .....................................................     1,783          (3,885)           925
Provision (benefit) for income taxes ...............................       759          (1,554)         3,322
Minority interest in income of consolidated subsidiaries ...........        (3)            (74)            --
                                                                        ---------    ---------     ----------
 Income (loss) from continuing operations ..........................     1,021          (2,405)        (2,397)
Loss from discontinued operations, net of tax ......................        --              --        (39,870)
Gain on sale of discontinued operations ............................        --              --             --
Net income (loss) ..................................................    $1,021       $  (2,405)    $  (42,267)
                                                                        ========     =========     ==========
Net income (loss) per share from continuing operations:
 Basic income (loss) per share .....................................   $  0.19       $   (0.31)    $    (0.24)
 Basic shares used in per share calculation ........................     5,518           7,733         10,096
 Diluted income (loss) per share ...................................      0.19           (0.31)         (0.24)
 Diluted shares used in per share calculation ......................     5,518           7,733         10,096

Income (loss) per share from discontinued operations:
 Basic income (loss) per share .....................................    $   --       $      --     $    (3.95)
 Basic shares used in per share calculation ........................        --              --         10,096
 Diluted income (loss) per share ...................................        --              --          (3.95)
 Diluted shares used in per share calculation ......................        --              --         10,096

Net income (loss) per share:
 Basic net income (loss) per share .................................   $  0.19       $   (0.31)    $    (4.19)
 Diluted net income (loss) per share ...............................      0.19           (0.31)         (4.19)

Balance Sheet Data:
 Working capital ...................................................   $ 5,620       $  35,671     $   32,810
 Total assets ......................................................    40,865         108,401        214,520
 Long-term liabilities, excluding current installments .............     1,835             699             --
 Stockholders' equity ..............................................    34,371          98,044        202,407



                                                                                                   SIX MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                     --------------------------- -------------------------
                                                                          1997          1998         1998         1999
                                                                     -------------- ------------ ------------ ------------
                                                                      (IN THOUSANDS, EXCEPT PER         (Unaudited)
                                                                             SHARE DATA)
Statements of Operations Data:
Revenue ............................................................   $   66,845    $  62,954    $  31,301     $ 32,829
Salaries, wages and benefits .......................................       30,682       32,699       16,135       15,308
Other operating expenses ...........................................       20,300       22,793       10,659       10,489
Depreciation and amortization ......................................       14,325       11,365        6,312        5,330
Write-off of acquired in-process
 Research and development costs ....................................           --           --           --           --
Impairment loss on intangible assets and restructuring charges .....          371       27,777       25,067           --
                                                                       ----------    ---------    ---------     --------
 Operating income (loss) ...........................................        1,167      (31,680)     (26,872)       1,702
Interest income ....................................................          447          374          202          206
Interest expense ...................................................          401          276          124          130
                                                                       ----------    ---------    ---------     --------
 Income (loss) from continuing operations before income
  taxes, and minority interest in income of consolidated
  subsidiaries .....................................................        1,213      (31,582)     (26,794)       1,778
Provision (benefit) for income taxes ...............................          802       (4,237)      (3,589)         799
Minority interest in income of consolidated subsidiaries ...........           --           --           --           --
                                                                       ----------    ---------    ---------     --------
 Income (loss) from continuing operations ..........................          411      (27,345)     (23,205)         979
Loss from discontinued operations, net of tax ......................      (37,370)     (21,302)     (18,776)        (336)
Gain on sale of discontinued operations ............................           --           --           --          607
Net income (loss) ..................................................   $  (36,959)   $ (48,647)   $ (41,981)    $  1,250
                                                                       ==========    =========    =========     ========
Net income (loss) per share from continuing operations:
 Basic income (loss) per share .....................................   $     0.04    $   (2.31)   $   (1.96)    $   0.08
 Basic shares used in per share calculation ........................       11,834       11,851       11,851       11,851
 Diluted income (loss) per share ...................................         0.03        (2.31)       (1.96)        0.08
 Diluted shares used in per share calculation ......................       12,127       11,851       11,851       11,851
Income (loss) per share from discontinued operations:
 Basic income (loss) per share .....................................   $    (3.16)   $   (1.80)   $   (1.58)    $   0.02
 Basic shares used in per share calculation ........................       11,834       11,851       11,851       11,851
 Diluted income (loss) per share ...................................        (3.08)       (1.80)       (1.58)        0.02
 Diluted shares used in per share calculation ......................       12,127       11,851       11,851       11,851
Net income (loss) per share:
 Basic net income (loss) per share .................................   $    (3.12)   $   (4.11)   $   (3.54)    $   0.11
 Diluted net income (loss) per share ...............................        (3.05)       (4.11)       (3.54)        0.11
Balance Sheet Data:
 Working capital ...................................................   $   29,434    $  22,245    $  29,902     $ 25,252
 Total assets ......................................................      177,835      129,493      136,522      133,407
 Long-term liabilities, excluding current installments .............           --           --           --           --
 Stockholders' equity ..............................................      166,714      118,099      124,694      119,162

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     HCIA collects, manages and distributes comparative health care information. Its customers deliver, purchase and manufacture health care products and services. By combining industry leading databases, methodologies and analytic services, HCIA creates information assets that help customers manage health care costs and improve patient care.

     We have made a substantial investment in the acquisition and development of our core collection of methodologies, clinical measurement tools and technical resources. In addition to internal development efforts, we have made a series of acquisitions of other health care information companies, product lines and data resources. In connection with our acquisitions and internal development efforts and the difficulties encountered in the process of integration of certain of these efforts, we have recorded a series of charges.

     During 1996, in connection with certain acquisitions, HCIA recorded one-time charges related to acquired in-process research and development costs totaling $48.1 million. Of these charges, $41.5 million related to the acquisition of LBA Health Care Solutions, Inc. During the quarter ended March 31, 1999, we disposed of the assets and business activities acquired in connection with the LBA acquisition and, accordingly, the related assets and results of operations are classified as discontinued operations in the accompanying financial statements.

     During 1997 and 1998, as a result of our evaluation of the carrying values of our intangible assets relative to the expected future cash flows of the underlying business with which they were associated, we recorded an impairment loss on intangible assets and related restructuring charges totaling $41.1 million and $56.2 million, respectively. The charges related to the assets and operations of LBA, as well as the assets and operations of our continuing operations, are allocated in the accompanying financial statements between continuing operations and discontinued operations based on the classification of the affected assets and operations.

     Our internal product development efforts are generally performed in connection with customer contracts, and the related costs are included as a component of operating expenses in the year incurred. We capitalize costs related to internal product development that are not performed in connection with a specific customer contract from the point of technological feasibility to the point of general availability.

     As a result of our acquisitions of health care information companies, product lines and data resources, we have acquired intangible assets, the cost of which we amortize over various useful lives. In addition, we have capitalized internal development costs and acquired assets relating to the development of methodologies, clinical measurement tools and technical resources, including our database, of $13.5 million, $13.8 million and $6.5 million during 1996, 1997 and 1998, respectively. Consequently, we have recorded amortization expense of $7.9 million, $10.7 million and $7.6 million during 1996, 1997 and 1998, respectively. See Notes 1, 2, and 5 of the Notes to Consolidated Financial Statements.

     As a result of our unique ability to integrate health care data collected from numerous sources and across varied treatment settings, we believe that we are well positioned to offer the information systems and products necessary to continue to increase average revenue per customer through the sale of more sophisticated and comprehensive systems and products. With respect to entry-level systems and products, pricing is relatively fixed and is influenced by competitive systems and products. With respect to high-end systems and products, pricing is often negotiated with the customer and is based on a number of factors, including the value attributed by the customer to the system.


 1998 COMPARED TO 1997

     REVENUE. Revenue for 1998 was $62.9 million, a decrease of $3.9 million or 6% from 1997. Revenue from the Content Unit decreased by $5.8 million, which was primarily the result of revenue from large-scale custom engagements during 1997, which did not recur during 1998. This decrease was partially offset by a $1.5 million increase in revenue from HCIA's Managed Care Unit, and a $400,000 increase in revenue from HCIA Europe. The increase in Managed Care revenue was primarily the result of an increased sales effort.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits increased to 52% of revenue for the year ended December 31, 1998 from 46% for the year ended December 31, 1997. The increase was primarily the result of HCIA establishing staffing levels across all units in anticipation of a higher revenue level than achieved in 1998. During the fourth quarter of 1998, we commenced a program to reduce our staffing levels to reflect the lower than expected levels of revenue achieved during 1998. As a result of this program, we had reduced the number of employees from approximately 580 as of September 30, 1998 to approximately 510 as of December 31, 1998.

     OTHER OPERATING EXPENSES. Other operating expenses, which include data acquisitions, occupancy, travel and consulting expenses, increased to 36% of revenue for the year ended December 31, 1998 from 30% for the year ended December 31, 1997. This increase was a result of an increase in the cost of data acquisition for a specific project in the Content Unit partially offset by a reduction in facility costs and travel related expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased to 18% of revenue for the year ended December 31, 1998 from 21% for the year ended December 31, 1997. This decrease was the result of the effect of the write-off of certain intangibles during 1997 and 1998.

     IMPAIRMENT LOSS ON INTANGIBLE ASSETS AND RESTRUCTURING CHARGES. During 1998, HCIA recorded a charge from continuing operations relating to an impairment loss on intangible assets and restructuring charges of approximately $27.8 million. Approximately $24.3 million of the charges arose due to the failure of HCIA's Content Unit to execute agreements with customers for large-scale custom solutions and HCIA's determination that the Unit's revenue, which could be anticipated from future agreements of this type, was significantly less than had been previously anticipated. As the products marketed by the Content Unit were intended to integrate the products and technologies of HCIA's other business units, this determination resulted in a reduced expectation of future cash flows from HCIA's intangible assets across most of its business units and, accordingly, an impairment in the value of these intangible assets. The remainder of the charges, totaling approximately $3.5 million, relates primarily to accruals for the cost of employee severance and facilities reduction.

     INTEREST INCOME AND EXPENSE. Net interest income was $98,000 for the year ended December 31, 1998 compared with net interest income of $46,000 for the year ended December 31, 1997. This change was the result of lower bank fees in 1998.

     INCOME TAXES. HCIA's effective tax rate was (13%) for the year ended December 31, 1998 compared with 66% for the year ended December 31, 1997. During 1998, HCIA recorded a valuation allowance of $8.4 million to reduce the carrying value of its deferred tax asset to an amount management believes is realizable through future taxable income. Exclusive of this valuation allowance, HCIA's effective tax rate was (40%) compared with 66% for the year ended December 31, 1997. The higher rate in 1997 is the result of the large percentage impact of certain tax items, primarily goodwill amortization, in 1997 due to the change in taxable income between years. See Note 10 of the Notes to Consolidated Financial Statements.

     DISCONTINUED OPERATIONS. During the quarter ended March 31, 1999, we disposed of our Implementation Unit. This Unit was formed at the time of the LBA acquisition to carry on the operations of LBA. Revenues for the Implementation Unit were $8.8 million and $16.1 million for the years ended 1998 and 1997, respectively. The Implementation Unit had losses, net of tax, of $21.3 million and $37.4 million during 1998 and 1997, respectively, including pre-tax impairment losses on intangible assets and related restructuring charges of $28.4 million and $40.8 million, respectively. See Note 3 of the Notes to Consolidated Financial Statements.


 1997 COMPARED TO 1996

     REVENUE. Revenue for 1997 was $66.8 million, an increase of $5.7 million or 9% over 1996. Revenue from the Content Unit increased by $5.0 million, which was primarily the result of significant one-time licenses of existing methodologies. Revenue from the Managed Care Unit decreased by $600,000. Revenue from HCIA Europe increased by $1.3 million, which was primarily the result of an acquisition.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits were consistent at 46% of revenue for the years ended December 31, 1997 and 1996.

     OTHER OPERATING EXPENSES. Other operating expenses, which include occupancy, travel and consulting expenses, increased to 30% of revenue for 1997 from 26% for 1996. This increase was a result of HCIA establishing levels for certain of these expenses, primarily external consulting and occupancy, in anticipation of a higher revenue level than actually achieved in 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to 21% of revenue for 1997 from 17% for 1996. This increase was primarily a result of the additional amortization and depreciation associated with the acquisitions of HealthChex, Inc. and Response Healthcare Information Management, Inc. during 1996.

     IMPAIRMENT LOSS ON INTANGIBLE ASSETS AND RESTRUCTURING CHARGES. During 1997, HCIA recorded a restructuring charge related to continuing operations of approximately $400,000. The charge represented the cost of employee severance and facilities reduction.

     WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the acquisitions of Response and HealthChex, during 1996, HCIA acquired ongoing research and development activities. HCIA recorded one-time charges totaling $6.6 million during 1996, resulting from the write-off of the acquired in-process research and development costs. The amount of the one-time charges was equal to the estimated current fair value, based on the discounted risk-adjusted cash flows, of specifically identified technologies for which technological feasibility had not yet been established pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and for which future alternative uses did not exist.

     INTEREST INCOME AND EXPENSE. Net interest income was $46,000 for 1997 compared with net interest income of $580,000 for 1996. This change was the result of a lower invested balance in 1997 due to the use of cash for acquisitions and to fund internal development costs and equipment acquisitions.


     INCOME TAXES. Our effective tax rate was 66% for 1997 compared with 359% for 1996. The higher rate in 1996 is primarily the result of the effect of the non-deductible write-off of the in-process research and development costs resulting from certain acquisitions during 1996. See Note 10 of the Notes to Consolidated Financial Statements.

     DISCONTINUED OPERATIONS. During the quarter ended March 31, 1999, we disposed of our Implementation Unit. This Unit was formed at the time of the LBA acquisition to carry on the operations of LBA. Revenues for the Implementation Unit were $16.1 million and $12.3 million for the years ended 1997 and 1996, respectively. The Implementation Unit had a loss of $37.4 million and $39.9 million during 1997 and 1996, respectively, including pre-tax charges for write-off of acquired in-process research and development, impairment loss on intangible assets and related restructuring charges of $40.8 million and $41.5 million, respectively. See Note 3 of Notes to Consolidated Financial Statements.


SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     REVENUE. Revenue for the six months ended June 30, 1999 was $32.8 million, an increase of $1.5 million or 4.9% over the six months ended June 30, 1998. The increase was the result of a $2.1 million increase in revenue from HCIA's Managed Care Unit, which was partially offset by a $300,000 decrease in revenue from HCIA Europe and a $300,000 decrease in revenue from HCIA's Content Unit. Revenue increases were the result of the expansion of HCIA's service to the employer and pharmaceutical markets. The revenue decreases were the result of lower levels of sales to HCIA's hospital customers.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits were $15.3 million or 47% of revenue for the six months ended June 30, 1999 as compared to $16.1 million or 52% of revenue for the six months ended June 30, 1998. This decrease was primarily the result of HCIA's restructuring of operations during 1998.

     OTHER OPERATING EXPENSES. Other operating expenses, which include facility costs, royalty payments, production costs, travel and consulting expenses, were $10.5 million or 32% of revenue for the six months ended June 30, 1999 as compared to $10.7 million or 34% of revenue for the six months ended June 30, 1998. The decrease in other operating expenses was the result of lower occupancy and employee related costs as a result of HCIA's restructuring of operations during 1998.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization were $5.3 million or 16% of revenue for the six months ended June 30, 1999, as compared to $6.3 million or 20% of revenue for the six months ended June 30, 1998. This decrease was a result of the effect of the write-off of certain intangible assets and equipment in 1998.

     IMPAIRMENT LOSS ON INTANGIBLE ASSETS AND RESTRUCTURING CHARGES. During the three months ended March 31, 1998, HCIA recorded a charge from continuing operations relating to an impairment loss on intangible assets and restructuring charges of approximately $25.1 million. Approximately $24.6 million of the charges arose due to the failure of HCIA's Content Unit to execute agreements with customers for large-scale custom solutions and HCIA's determination that the Unit's revenue, which could be anticipated from future agreements of this type, was significantly less than had been previously anticipated. As the products marketed by the Content Unit were intended to integrate the products and technologies of HCIA's other business units, this determination resulted in a reduced expectation of future cash flows from HCIA's intangible assets across most of its business units and, accordingly, an impairment in the value of these intangible assets. The remainder of the charges, totaling approximately $500,000, related primarily to accruals for the cost of employee severance and facilities reduction.

     INTEREST INCOME AND EXPENSE. Net interest income was $76,000 for the six months ended June 30, 1999 compared with net interest income of $78,000 for the six months ended June 30, 1998.

     INCOME TAXES. During the quarter ended March 31, 1998, HCIA recorded a valuation allowance of $5.0 million to reduce the carrying value of its deferred tax asset to an amount management believed was realizable through future taxable income. Exclusive of this valuation allowance, HCIA's effective tax rate was 13.4% for the six months ended June 30, 1998, compared with 44.9% for the six months ended June 30, 1999. The higher rate in 1999 is due primarily to the effect of the write-off of the intangible assets associated with the impairment loss in 1998 and the effects of interperiod tax allocations on HCIA's 1999 tax provision.

     DISCONTINUED OPERATIONS. HCIA decided to discontinue operations of its Implementation Unit during the quarter ended December 31, 1998. As of March 31, 1999, HCIA had sold the Unit. Revenues for the Implementation Unit were $1.0 million and $2.6 million for the three months ended March 31, 1999 and 1998, respectively. During the three months ended March 31, 1999, the Implementation Unit had net income of $271,000 which included a $607,000 gain on the sale and a $(336,000) loss from operations. During the three months ended March 31, 1998, the Unit had a net loss of $(19.2) million including pre-tax impairment losses on intangible assets and related restructuring charges of $25.7 million.



LIQUIDITY AND CAPITAL RESOURCES

     HCIA maintains a $25 million revolving line of credit (subject to certain borrowing limitations) with First Union National Bank for general corporate purposes including working capital requirements and acquisitions. Borrowings under this line are collateralized by substantially all of HCIA's assets and bear interest at varying rates based on an index tied to First Union's prime rate or LIBOR. HCIA is required to pay a commitment fee on the average daily unused portion of the facility at a rate from 0.25% to 0.375% per annum, depending on HCIA's debt/cash flow ratio. The credit facility also contains financial covenants applicable to HCIA, including debt/cash flow ratios and ratios of debt to capital. As of June 30, 1999, HCIA was in compliance with all such financial covenants and had a maximum borrowing capacity of approximately $11.3 million, and there were no borrowings outstanding under the facility. The credit facility expires on July 31, 2001.


YEAR 2000 READINESS DISCLOSURE

     HCIA has created a Year 2000 Program Office to review its exposure to Year 2000 issues, to coordinate its efforts to identify those computer software systems which require revisions in anticipation of the Year 2000 and to coordinate such revisions on a corporate-wide basis. This has entailed the development of a company-wide assessment, remediation and certification process, which is monitored by the Program Office and members of HCIA's senior management. In addition, senior management reports to the audit committee of the HCIA Board on a regular basis regarding HCIA's progress in its Year 2000 remediation efforts. While HCIA does not currently intend to engage any outside parties to certify the completion of its Year 2000 remediation efforts, it does intend to utilize an internal certification process, whereby remediation efforts will be reviewed and certified by HCIA personnel not directly involved in the remediation.

     HCIA believes that its primary exposure to the issue is in the ability of its data processing systems to recognize four digit references versus two digit references (i.e., 1998 versus 98) and to accept and process such information from its customers in the process of building databases. In addition, HCIA faces exposure in connection with (i) certain of its software products which are used to deliver data to clients, (ii) third-party software products, particularly for its management information systems and (iii) non-information technology systems used in its business, particularly those operated by third parties, such as the owners or operators of buildings where HCIA's offices are located.

     HCIA has completed the evaluation of its own data processing systems and software products, and has substantially completed remediation of these systems and products. HCIA has also completed its evaluation of third-party software products used by HCIA. HCIA believes that as of September 30, 1999, it has completed approximately 98% of its total expected efforts and has verified as Year 2000 compliant approximately 90% of its data processing systems, software products and third-party software. It is HCIA's goal, and HCIA's Year 2000 work plans have been scheduled, to finish Year 2000 remediation of all of its data processing, software products and third-party software by no later than October 31, 1999.

     HCIA has not undertaken a substantial effort to verify the Year 2000 compliance on non-information technology systems.

     Through September 30, 1999, HCIA has expended approximately $750,000 on Year 2000 remediation efforts, primarily as the result of allocation of personnel to evaluation, remediation and verification efforts, that it would not have otherwise expended but for the Year 2000 remediation process. HCIA believes that it will expend an additional $15,000 on such Year 2000 remediation efforts through 1999. HCIA has not, to any material extent, scheduled the acceleration of the replacement of any systems or products as a result of the Year 2000 effort, but has instead been able to schedule such replacement or remediation as part of the planned updates and revisions to its systems and products. HCIA intends to have completed the development of all systems which will replace existing non-compliant systems by October 31, 1999.

     In the event HCIA does not properly remediate its data processing systems, it might be unable to accept data from its clients and others for processing. This would materially and adversely affect its ability to deliver its information products and provide its Data Management Services. The failure of HCIA to remediate its software products would also materially and adversely affect its ability to deliver its Information Products and Data Management Services. In either case, this could place HCIA in default of many of its agreements, and also threaten HCIA's right to payment from many of its clients. HCIA believes that the risks from the failure of third-party software and non-information technology systems to be Year 2000 compliant is less significant for HCIA's ability to meet its client obligations, but could have an adverse impact on its ability to carry out functions such as financial reporting and accounts receivable and payable management.

     While HCIA, in the process of making its data processing systems Year 2000 compliant, intends to design algorithms to test data received from its customers and convert it to a usable format, there can be no assurances that HCIA's customers will not experience difficulties in actually providing data produced by their systems to HCIA as a result of Year 2000-related difficulties. It is not currently possible to estimate the effect on HCIA's results of operations from any such difficulties.

     HCIA plans to finalize contingency plans for non-"mission-critical" systems and products by December 31, 1999. It should be noted that because most of HCIA's data processing and information product releases involve data which trails the calendar period by one to three months, the full effect of any failure of HCIA's systems or products to be Year 2000 compliant would most likely not be experienced until the first quarter of 2000.


FORWARD LOOKING STATEMENTS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this proxy statement contain forward-looking statements, including statements regarding the intent, belief or current expectations of HCIA and its management. These statements are not guarantees of future performance and involve a number of risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results could differ materially from those indicated by such forward-looking statements. HCIA undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are (i) variations in quarterly results, (ii) the assimilation of acquisitions, (iii) the management of HCIA's growth and expansion, (iv) dependence on key personnel, (v) development by competitors of new or superior products or entry into the market of new competitors, (vi) dependence on major customers, (vii) dependence on intellectual property rights, (viii) integrity, availability and reliability of HCIA's data, (ix) volatility of HCIA's stock price, (x) changes in the health care industry from both a regulatory and financial perspective, (xi) risks posed by the year 2000 phenomenon, and (xii) other risks identified from time to time in HCIA's reports and registration statements filed with the Securities and Exchange Commission.


                             INDEPENDENT AUDITORS

     The consolidated balance sheets of HCIA as of December 31, 1997 and December 31, 1998, and the related consolidated statements of operation, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, included in this proxy statement have been audited by KPMG LLP, independent auditors, as stated in their report.

                          HCIA INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS




                                                                                            PAGE
                                                                                           -----
Consolidated Financial Statements of HCIA Inc.:

 Independent Auditors' Report ............................................................  F-2
 Consolidated Statements of Operations (Years Ended December 31, 1996, 1997 and 1998) ....  F-3
 Consolidated Balance Sheets (December 31, 1997 and 1998) ................................  F-4
 Consolidated Statements of Changes in Stockholders' Equity (Years ended December 31,
  1996, 1997 and 1998)....................................................................  F-5
 Consolidated Statements of Cash Flows (Years Ended December 31, 1996, 1997 and 1998) ....  F-6
 Notes to Consolidated Financial Statements (December 31, 1996, 1997 and 1998) ...........  F-7


Unaudited Consolidated Financial Statements of HCIA Inc.:

 Consolidated Balance Sheets (December 31, 1998 and June 30, 1999) ....................... F-18
 Consolidated Statements of Operations (Six Months Ended June 30, 1998 and 1999) ......... F-19
 Consolidated Statement of Changes in Stockholders' Equity (Year ended December 31, 1998, and Six Months Ended June 30, 1999) ................................................... F-20
 Consolidated Statements of Cash Flows (Six Months Ended June 30, 1998 and 1999) ......... F-21
 Notes to Unaudited Consolidated Financial Statements (June 30, 1998 and 1999) ........... F-22

                        REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS HCIA INC.:

     We have audited the accompanying consolidated balance sheets of HCIA Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HCIA Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                        KPMG LLP

Baltimore, Maryland
January 27, 1999

                          HCIA INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                          1996         1997         1998
                                                                      ------------ ------------ ------------
Revenue .............................................................  $  61,177    $  66,845    $  62,954
Salaries, wages and benefits ........................................     28,040       30,682       32,699
Other operating expenses ............................................     15,887       20,300       22,793
Depreciation ........................................................      2,413        3,637        3,729
Amortization ........................................................      7,934       10,688        7,636
Write-off of acquired in-process research and development costs .....      6,558           --           --
Impairment loss on intangible assets and restructuring charges ......         --          371       27,777
                                                                       ---------    ---------    ---------
 Operating income (loss) ............................................        345        1,167      (31,680)
Interest income .....................................................      1,110          447          374
Interest expense ....................................................        530          401          276
                                                                       ---------    ---------    ---------
 Income (loss) from continuing operations before income taxes .......        925        1,213      (31,582)
Provision (benefit) for income taxes ................................      3,322          802       (4,237)
                                                                       ---------    ---------    ---------
 Income (loss) from continuing operations ...........................     (2,397)         411      (27,345)
Loss from discontinued operations, net of tax .......................    (39,870)     (37,370)     (21,302)
                                                                       ---------    ---------    ---------
 Net loss ...........................................................  $ (42,267)   $ (36,959)   $ (48,647)
                                                                       ---------    ---------    ---------
Income (loss) per share from continuing operations:
 Basic income (loss) per share ......................................  $   (0.24)   $    0.04    $   (2.31)
 Basic shares used in per share calculation .........................     10,096       11,834       11,851
 Diluted income (loss) per share ....................................  $   (0.24)   $    0.03    $   (2.31)
 Diluted shares used in per share calculation .......................     10,096       12,127       11,851
Loss per share from discontinued operations:
 Basic loss per share ...............................................  $   (3.95)   $   (3.16)   $   (1.80)
 Basic shares used in per share calculation .........................     10,096       11,834       11,851
 Diluted loss per share .............................................  $   (3.95)   $   (3.08)   $   (1.80)
 Diluted shares used in per share calculation .......................     10,096       12,127       11,851
Net loss per share:
 Basic net loss per share ...........................................  $   (4.19)   $   (3.12)   $   (4.11)
 Diluted net loss per share .........................................  $   (4.19)   $   (3.05)   $   (4.11)

         See accompanying notes to consolidated financial statements.

                          HCIA INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                          DECEMBER 31, 1997 AND 1998
                                (IN THOUSANDS)




                                                                                               1997         1998
                                                                                           ----------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ...............................................................  $   5,580   $    7,343
 Trade accounts receivable, net of allowance for doubtful accounts of $1,560 in 1997 and
   $1,816 in 1998 ........................................................................     31,524       23,677
 Prepaid expenses and other current assets ...............................................      3,451        2,619
                                                                                            ---------   ----------
   Total current assets ..................................................................     40,555       33,639
Furniture and equipment, net .............................................................     11,706        8,325
Computer software costs, net .............................................................     26,340       10,525
Other intangible assets, net .............................................................     48,326       38,366
Net deferred tax asset ...................................................................     23,238       36,719
Net assets of discontinued operations ....................................................     27,550        1,363
Other ....................................................................................        120          556
                                                                                            ---------   ----------
   Total assets ..........................................................................  $ 177,835   $  129,493
                                                                                            ---------   ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ........................................................................  $   2,147   $    1,219
 Accrued salaries, benefits and other liabilities ........................................      6,719        8,879
 Deferred revenue ........................................................................      2,255        1,296
                                                                                            ---------   ----------
   Total current liabilities .............................................................     11,121       11,394
                                                                                            ---------   ----------
Stockholders' equity:
 Preferred stock -- $0.01 par value; 500,000 shares authorized; no shares issued and
   outstanding ...........................................................................         --           --
 Common stock -- $0.01 par value; 50,000,000 shares authorized; issued and outstanding
   11,850,094 as of December 31, 1997 and 11,851,125 as of December 31, 1998 .............        118          118
 Additional paid-in capital ..............................................................    250,892      250,904
 Accumulated deficit .....................................................................    (84,179)    (132,826)
 Accumulated other comprehensive loss ....................................................       (117)         (97)
                                                                                            ---------   ----------
   Total stockholders' equity ............................................................    166,714      118,099
                                                                                            ---------   ----------
Total liabilities and stockholders' equity ...............................................  $ 177,835   $  129,493
                                                                                            ---------   ----------

         See accompanying notes to consolidated financial statements.

                          HCIA INC. AND SUBSIDIARIES


          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                (IN THOUSANDS)




                                                                    ADDITIONAL
                                               PREFERRED   COMMON     PAID-IN
                                                 STOCK      STOCK     CAPITAL
                                              ----------- -------- ------------
BALANCE AT DECEMBER 31, 1995 ................     $--       $ 90     $102,882
Exercise of stock options ...................     $--         --          638
Tax benefits related to exercise of stock
 options ....................................     $--         --        1,128
Sale of common stock to the public ..........     $--         23      116,233
Issuance of stock in connection with an
 acquisition ................................     $--          5       28,710
Comprehensive loss
 Net loss ...................................     $--         --           --
 Other comprehensive loss:
 Foreign currency translation ...............     $--         --           --
 Unrealized depreciation of short-term
   investments ..............................     $--         --           --
 Other comprehensive loss ...................     $--         --           --
Comprehensive loss ..........................     $--         --           --
BALANCE AT DECEMBER 31, 1996 ................     $--       $118     $249,591
                                                  ---       ----     --------
Exercise of stock options ...................     $--         --          613
Tax benefits related to exercise of stock
 options ....................................     $--         --          688
Comprehensive loss:
 Net loss ...................................     $--         --           --
 Other comprehensive loss:
 Foreign currency translation ...............     $--         --           --
 Unrealized depreciation of short-term
   investments ..............................     $--         --           --
 Other comprehensive loss ...................     $--         --           --
Comprehensive loss ..........................     $--         --           --
BALANCE AT DECEMBER 31, 1997 ................     $--       $118     $250,892
                                                  ---       ----     --------
Exercise of stock options ...................     $--         --           12
Comprehensive loss:
 Net loss ...................................     $--         --           --
 Other comprehensive loss:
 Foreign currency translation ...............     $--         --           --
 Other comprehensive loss ...................     $--         --           --
Comprehensive loss ..........................     $--         --           --
BALANCE AT DECEMBER 31, 1998 ................     $--       $118     $250,904
                                                  ---       ----     --------



                                                              ACCUMULATED
                                                                 OTHER                           TOTAL
                                               ACCUMULATED   COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                                                 DEFICIT          LOSS            LOSS          EQUITY
                                              ------------- --------------- --------------- --------------
BALANCE AT DECEMBER 31, 1995 ................  $   (4,953)      $   25         $     --       $ 98,044
Exercise of stock options ...................          --           --               --            638
Tax benefits related to exercise of stock
 options ....................................          --           --               --          1,128
Sale of common stock to the public ..........          --           --               --        116,256
Issuance of stock in connection with an
 acquisition ................................          --           --               --         28,715
Comprehensive loss
 Net loss ...................................     (42,267)          --          (42,267)       (42,267)
 Other comprehensive loss:
 Foreign currency translation ...............          --           --              (67)           (67)
 Unrealized depreciation of short-term
   investments ..............................          --           --              (40)           (40)
                                                                               --------
 Other comprehensive loss ...................          --         (107)            (107)            --
                                                                               --------       ---------
Comprehensive loss ..........................          --           --         $(42,374)            --
                                                                               --------       ---------
BALANCE AT DECEMBER 31, 1996 ................  $  (47,220)      $  (82)                       $202,407
                                               ----------       ------                        ---------
Exercise of stock options ...................          --           --               --            613
Tax benefits related to exercise of stock
 options ....................................          --           --               --            688
Comprehensive loss:
 Net loss ...................................     (36,959)          --          (36,959)       (36,959)
 Other comprehensive loss:
 Foreign currency translation ...............          --           --              (31)           (31)
 Unrealized depreciation of short-term
   investments ..............................          --           --               (4)            (4)
                                                                               -----------
 Other comprehensive loss ...................          --          (35)             (35)            --
                                                                               ----------     ----------
Comprehensive loss ..........................          --           --         $(36,994)            --
                                                                               ----------     ----------
BALANCE AT DECEMBER 31, 1997 ................  $  (84,179)      $ (117)                       $166,714
                                               ----------       ------                        ----------
Exercise of stock options ...................          --           --               --             12
Comprehensive loss:
 Net loss ...................................     (48,647)          --          (48,647)       (48,647)
 Other comprehensive loss:
 Foreign currency translation ...............          --           --               20             20
                                                                               ----------
 Other comprehensive loss ...................          --           20               20             --
                                                                               ----------     ----------
Comprehensive loss ..........................          --           --         $(48,627)            --
                                                                               ==========     ----------
BALANCE AT DECEMBER 31, 1998 ................  $ (132,826)      $  (97)                       $118,099
                                               ----------       ------                        ----------

         See accompanying notes to consolidated financial statements.

                          HCIA INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                (IN THOUSANDS)




                                                                                            1996          1997          1998
                                                                                       ------------- ------------- -------------
Cash flows from operating activities:
 Net loss ............................................................................  $  (42,267)    $ (36,959)    $ (48,647)
 Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization .....................................................      10,347        14,325        11,365
   Write-off of acquired in-process research and development costs ...................       6,558            --            --
   Write-off of acquired in-process research and development costs of discontinued
    operations .......................................................................      41,507            --            --
   Impairment loss on intangible assets and restructuring charges ....................          --           371        27,777
   Impairment loss on intangible assets and restructuring charges of discontinued
    operations .......................................................................          --        40,758        28,414
   Deferred tax provision (benefit) ..................................................       5,606        (6,164)      (13,481)
   Changes in operating assets and liabilities:
    Trade accounts receivable ........................................................      (9,295)       (3,981)        7,847
    Prepaid expenses and other current assets ........................................      (1,615)          473           832
    Accounts payable .................................................................         348           658          (928)
    Accrued salaries, benefits, and other liabilities ................................       1,296          (795)         (554)
    Deferred revenue .................................................................         674            88          (959)
                                                                                        ----------     ---------     ---------
     Net cash provided by operating activities .......................................      13,159         8,774        11,666
                                                                                        ----------     ---------     ---------
Cash flows from investing activities:
 Purchases of furniture and equipment ................................................      (5,252)       (5,600)         (785)
 Cost of acquisitions, net of cash acquired ..........................................    (118,050)         (104)           --
 Computer software costs purchased or capitalized ....................................     (11,946)      (12,681)       (5,126)
 Other intangible assets purchased or capitalized ....................................      (1,590)       (1,158)       (1,350)
 Purchases of short-term investments .................................................     (59,640)           --            --
 Proceeds from disposals of short-term investments ...................................      82,370           506            --
 Investment in net assets of discontinued operations .................................      (4,864)        2,986        (2,227)
 Other ...............................................................................         (67)            3          (447)
                                                                                        ----------     ---------     ---------
     Net cash used in investing activities ...........................................    (119,039)      (16,048)       (9,935)
                                                                                        ----------     ---------     ---------
Cash flows from financing activities:
 Proceeds from exercise of stock options .............................................         638           613            12
 Income tax benefits related to stock options ........................................       1,128           688            --
 Proceeds from public offerings ......................................................     116,256            --            --
 Acquisition related borrowings ......................................................      86,000            --            --
 Repayment of acquisition related borrowings .........................................     (86,000)           --            --
 Fees paid to establish credit facilities ............................................        (520)           --            --
 Repayments of notes payable .........................................................      (1,246)       (1,718)           --
 Principal payments on capital leases ................................................        (197)           --            --
                                                                                        ----------     ---------     ---------
     Net cash provided by (used in) financing activities .............................     116,059          (417)           12
                                                                                        ----------     ---------     ---------
Impact of currency fluctuations on cash and cash equivalents .........................         (67)          (31)           20
                                                                                        ----------     ---------     ---------
Increase (decrease) in cash and cash equivalents .....................................      10,112        (7,722)        1,763
Cash and cash equivalents -- beginning of year .......................................       3,190        13,302         5,580
                                                                                        ----------     ---------     ---------
Cash and cash equivalents -- end of year .............................................  $   13,302     $   5,580     $   7,343
                                                                                        ----------     ---------     ---------
Supplemental cash flow information
    -- cash paid during the year for interest ........................................  $      461     $     367     $     137
                                                                                        ----------     ---------     ---------
    -- cash paid during the year for income taxes ....................................  $      790     $     415     $      96
                                                                                        ----------     ---------     ---------

         See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                       DECEMBER 31, 1996, 1997 AND 1998


(1) BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(A) DESCRIPTION OF BUSINESS

     HCIA Inc. ("HCIA" or the "Company") collects, manages and distributes comparative health care information. Its customers deliver, purchase and manufacture health care products and services. By combining industry leading databases, methodologies and analytic services, HCIA creates information assets that help customers manage health care costs and improve patient care.


(B) PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.


(C) CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid securities with original maturities of three months or less at the date acquired by the Company.


(D) FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Included in furniture and equipment are computer hardware, furniture and fixtures and leasehold improvements. These costs are being depreciated on the straight-line method over their estimated useful lives of three to five years.


(E) COMPUTER SOFTWARE COSTS

     Computer software costs include the cost of internally developed software and the fair market value assigned to computer software obtained in purchase transactions. Costs for internally developed software are capitalized in accordance with Statement of Financial Accountings Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". These costs relate primarily to the building of production systems and extending existing applications to new markets or platforms using existing technologies and programming methods. The Company capitalizes only those costs incurred after a detailed program design or, in the absence of such, a working prototype has been developed. The Company generally develops its applications in connection with customer contracts and includes the related costs as a component of operating expenses in the period incurred. The Company capitalized or purchased a total of $11,900,000, $12,700,000 and $5,100,000 of computer software costs in 1996, 1997 and 1998, respectively, including $558,000 in 1996 related to business acquisitions.

     Capitalized costs are amortized, beginning with market availability, over the economic useful life of the product. Typically, this life is five years. The annual amortization expense is the greater of the amount computed using (a) the ratio that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported. Amortization expense for computer software was $3,816,000, $6,041,000 and $3,731,000 during 1996, 1997 and 1998, respectively. Accumulated amortization for computer software was $16,530,000 and $3,680,000 at December 31, 1997 and 1998, respectively.

     The Company evaluates, on a quarterly basis, the recoverability of capitalized software costs on the basis of whether such costs are fully recoverable from projected undiscounted cash flows of individual system and product lines. In connection with the evaluation performed as of March 31, 1998, the Company recorded a charge to reduce the carrying value of certain software. (See Note 5.)


(F) REVENUE RECOGNITION

     Revenue from license fees for access to the Company's databases is recognized when access to the database is made available to the customer. Revenue from custom system or database development and implementation contracts is recognized on a percentage of completion basis using cost-to-cost method. This method of accounting has resulted in unbilled

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

accounts receivable of $3,424,000 and $1,752,000 at December 31, 1997 and 1998, respectively. On a quarterly basis, the Company assesses whether the current estimate of total contract costs for each of these contacts indicates a loss is expected and accrues any such losses on the entire contract in that quarter. Where the Company has contracted to provide both access to a Company database and development of a custom database, the contract value is segmented into its discrete elements according to their relative values, and revenue is recognized separately on each element in accordance with the above.

     Revenue from group data contracts, which obligate the Company to process data, produce reports and update databases on periodic intervals, is recognized as the contracted obligations are fulfilled.

     Revenue from licensing of software products is recognized upon shipment, provided that no vendor obligations remain outstanding. While the Company has no significant post-contract support ("PCS") obligations, any revenue related to insignificant PCS obligations on software licenses is deferred and recognized over the contract term. The Company determines the component of revenue applicable to PCS obligations based upon its experience in fulfilling such obligations.

     Revenue on all other products is recognized when the product is shipped.


(G) FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign operations are translated at year-end exchange rates, while revenue and expenses are translated at the average rate prevailing during the period. Accordingly, translation adjustments that arise due to fluctuations in exchange rates are excluded from operations and are reported as a separate component of stockholders' equity.


(H) INCOME TAXES

     The Company uses the asset and liability method required by SFAS No. 109, "Accounting for Income Taxes," to account for deferred income taxes. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted rates expected to be in effect when such amounts are realized or settled. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.


(I) EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share," requires dual presentation of the basic and diluted EPS on the face of the income statement for all entities with complex capital structures and a reconciliation of the numerators and denominators used in the basic and diluted EPS claculations. Basic EPS is calculated by dividing net earnings (loss) by weighted average number of shares for the applicable period. Diluted EPS is calculated after adjusting the numerator and denominator of the basic EPS calculation for the effect of all potential dilutive common shares outstanding during the period.

     The following table summarizes the calculation of earnings per share of common stock:



                                                     YEARS ENDED DECEMBER 31,
                        -----------------------------------------------------------------------------------
                                          1996                                      1997
                        ----------------------------------------- -----------------------------------------
                            INCOME         SHARES      PER SHARE      INCOME         SHARES      PER SHARE
                         (NUMERATOR)   (DENOMINATOR)     AMOUNT    (NUMERATOR)   (DENOMINATOR)     AMOUNT
                        ------------- --------------- ----------- ------------- --------------- -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS .............   $ (42,267)       10,096       $ (4.19)    $ (36,959)       11,834       $ (3.12)
Incremental shares from
 assumed increase of
 dilutive options and
 warrants .............                        --                                       293
                                           ------                                    ------
Diluted EPS ...........   $ (42,267)       10,096       $ (4.19)    $ (36,959)       12,127       $ (3.05)
                          ---------        ------       -------     ---------        ------       -------



                                YEARS ENDED DECEMBER 31,
                        ----------------------------------------
                                          1998
                        ----------------------------------------
                            INCOME         SHARES      PER SHARE
                         (NUMERATOR)   (DENOMINATOR)    AMOUNT
                        ------------- --------------- ----------
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS .............   $ (48,647)       11,851      $ (4.11)
Incremental shares from
 assumed increase of
 dilutive options and
 warrants .............                        --
                                           ------
Diluted EPS ...........   $ (48,647)       11,851      $ (4.11)
                          ---------        ------      -------

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

(J) ACCOUNTING FOR STOCK OPTIONS

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") in accounting for its stock options. Additional information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is discussed in Note 12.


(K) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


(2) ACQUISITIONS

     Certain information regarding the Company's major acquisitions in the periods covered by these financial statements is summarized below:



                                                RESPONSE                      LBA                    HEALTHCHEX
                                        ------------------------- --------------------------- -------------------------
                                                        LIFE OF                     LIFE OF                    LIFE OF
                                                         ASSET                       ASSET                      ASSET
                                                      -----------                 -----------                ----------
Purchase price ........................  $6,261,000                $128,829,000                $11,503,000
Assets acquired
 Current assets .......................  $1,274,000                $  4,681,000                $   508,000
 Furniture & equipment ................  $  293,000   3-5 years    $  1,533,000   3-5 years    $   590,000   3-5 years
 Deferred tax asset ...................  $  221,000                $ 18,534,000                $   835,000
 Software .............................  $  255,000    5 years               --                         --
 Customer base ........................  $  393,000    12 years    $  5,135,000    10 years    $   599,000    10 years
 Methodologies ........................          --                $ 12,843,000    6 years     $ 1,628,000    5 years
 Assembled workforce ..................  $  133,000    12 years    $  4,080,000    10 years    $   715,000    10 years
 Goodwill .............................  $  304,000    15 years    $ 43,859,000    20 years    $ 5,107,000    20 years
In-process research & development .....  $4,309,000                $ 41,507,000                $ 2,249,000
Liabilities assumed ...................  $  921,000                $  3,343,000                $   728,000

     On May 15, 1996, the Company acquired all of the outstanding stock of Response Healthcare Information Management, Inc. ("Response") for $6,261,000 in cash. Response developed and marketed information products that capture and analyze patient-centered data relating to disease-specific outcomes measurement and member/patient satisfaction.

     On August 9, 1996, the Company acquired all of the capital stock of LBA Holdings, Inc. (formerly HealthVision, Inc.) and its operating subsidiary LBA Health Care Management, Inc. ("LBA"). The purchase price including acquisition expenses was $128,829,000, of which $100,114,000 was paid in cash and $28,715,000 was paid through the delivery of 492,961 shares of the Company's common stock. LBA developed and marketed information products that analyze and benchmark detailed clinical and productivity outcomes. The cash portion of the purchase price was funded primarily through a credit facility obtained from First Union National Bank of North Carolina ("First Union") consisting of a $50,000,000 term loan and a $36,000,000 draw on a $50,000,000 revolving line of credit (see Note 11). These loans were repaid with a portion of the proceeds from the Company's August 1996 public offering. During 1997 and 1998, as a result of the Company's evaluation of the carrying values of the intangible assets acquired in connection with the acquisition of LBA relative to the expected future cash flows of the underlying business, the Company recorded impairment loss on intangible assets and related restructuring charges totaling $37.6 and $28.4 million, respectively. During the quarter ended December 31, 1998, the Company adopted a plan to dispose of the assets and business activities acquired in connection with the LBA acquisition (see Note 3) and, accordingly, the net assets and results of operations of the business, including the charges discussed above, are classified as discontinued operations in the accompanying financial statements.

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) ACQUISITIONS -- (Continued)

     On December 2, 1996, the Company purchased all of the capital stock of HealthChex, Inc. ("HealthChex") for $11,503,000 in cash. The parties made an election under Internal Revenue Code Sec. 338(h)(10) to treat this acquisition as an asset purchase for tax purposes. HealthChex provided physician profiling and medical claims review systems to health care providers and payors.

     The values and lives of the intangible assets and in-process research and development costs obtained in the acquisitions were determined by an independent appraiser. The lives and values of the intangible assets were based on, among other things, employee retention rate, customer retention rates and the historical rates of change in the products and markets. The current fair value of in-process research and development costs was determined based on the risk-adjusted cash flows (at discount rates of 19% to 22%) of specifically identified technologies for which technological feasibility had not yet been established pursuant to SFAS No. 86 and for which future alternative uses did not exist. Consideration of technological feasibility for purposes of these calculations was given on a basis consistent with that normally utilized by the Company (see Note 1e). Non-recurring charges to write off these costs were recorded on the date of each acquisition.

     During 1996, the Company also acquired all of the stock of IASIST S.A. and all of the interests in Managed Marketing LLC. The aggregate purchase price for these acquisitions was $2,713,000 and was paid in cash. These acquisitions resulted in increases in current assets of $496,000, furniture and equipment of $85,000, software of $303,000 and goodwill of $2,159,000, offset by increased current liabilities of $330,000. The goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. The estimate of each amortization period is based on the nature of the products and markets of the acquired entities and the historical rates of change in the products and markets.

     Unless otherwise noted, funding for the acquisitions discussed above was provided from the proceeds of the Company's public offerings. All of these acquisitions were accounted for using the purchase method of accounting.


(3) DISCONTINUED OPERATIONS

     During the fourth quarter of 1998, the Company adopted a plan to dispose of its Implementation Unit. This Unit was formed at the time of the LBA acquisition to carry on the operations of LBA. The Company is currently seeking a buyer for its Implementation Unit and has engaged investment bankers to facilitate the sale process. The Company expects the Unit to be sold during the year ending December 31, 1999.

     Based on the adoption of the plan for the sale of the Implementation Unit, the assets and results of operations of the Unit are included as discontinued operations in the accompanying financial statements.

     Summary operating results of the discontinued operations are as follows:



                                                               PERIOD FROM AUGUST 15, 1996             YEARS ENDED
                                                                   THROUGH DECEMBER 31,               DECEMBER 31,
                                                              ----------------------------- ---------------------------------
                                                                           1996                   1997             1998
                                                              ----------------------------- ---------------- ----------------
Revenue .....................................................         $  12,343,000          $  16,060,000    $   8,827,000
Expenses ....................................................             8,142,000             19,525,000       10,829,000
Impairment loss on intangible assets ........................                    --             37,650,000       25,474,000
Restructuring charges .......................................                    --              3,108,000        2,940,000
Write-off of acquired in-process research and development ...            41,507,000                     --               --
                                                                      -------------          -------------    -------------
Loss before taxes ...........................................           (37,306,000)           (44,223,000)     (30,416,000)
Income tax expense (benefit) ................................             2,564,000             (6,853,000)      (9,114,000)
                                                                      -------------          -------------    -------------
Net loss ....................................................         $ (39,870,000)         $ (37,370,000)   $ (21,302,000)
                                                                      -------------          -------------    -------------

     The write-off of acquired in-process research and development costs included in the results for 1996 represents the estimated fair value of in-process research and development costs at the acquisition date of LBA and was determined by an independent appraiser based on the risk-adjusted cash flows of specially identified technologies for which technological feasibility had not yet been established pursuant to SFAS No. 86 and for which future alternatives did not exist. Consideration

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) DISCONTINUED OPERATIONS -- (Continued)

of technological feasibility for the purpose of this calculation was done on a basis consistent with that normally utilized by the Company (see Note 1e).

     The impairment loss on intangible assets and restructuring charges related to the Implementation Unit included in the above results for 1997 and 1998 were the result of the Company's evaluation of the carrying value and economic lives of its intangible assets relative to the net present value of expected future cash flows of the underlying business and the determination that the carrying values were not realizable. In connection with this determination, the Company also recorded restructuring charges relating primarily to the cost of employee severance and facility reductions.

     At December 31, 1998, net assets of the discontinued operations of approximately $1.4 million consisted of $3.0 million of assets, including accounts receivable, fixed assets and other assets, and $1.6 million of current liabilities including restructuring accruals and accrued salaries and benefits. At December 31, 1997, net assets of discontinued operations of approximately $27.5 million consisted of $28.3 million of assets including accounts receivable, fixed assets, other assets and intangibles, and $0.8 million of current liabilities including accrued salaries and benefits.


(4) FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following at December 31:



                                               1997            1998
                                          -------------- ----------------
Computer equipment ......................  $ 16,386,000   $  16,639,000
Office furniture and equipment ..........     3,289,000       2,570,000
Other ...................................       836,000         908,000
                                           ------------   -------------
                                           $ 20,511,000   $  20,117,000
Less accumulated depreciation ...........    (8,805,000)    (11,792,000)
                                           ------------   -------------
                                           $ 11,706,000   $   8,325,000
                                           ============   =============

(5) OTHER INTANGIBLE ASSETS

     Other intangible assets at December 31, 1998 consist of the following:



                                          CAPITALIZED    ACCUMULATED     CARRYING      WEIGHTED
                                              COST      AMORTIZATION      VALUE      AVERAGE LIFE
                                         ------------- -------------- ------------- -------------
Databases ..............................  $ 1,802,000   $   128,000    $ 1,674,000         5
CPHA license and prepaid royalties .....   14,030,000     5,537,000      8,493,000        17
Goodwill ...............................   32,170,000     7,175,000     24,995,000        17
Customer bases .........................    1,017,000       156,000        861,000        10
Methodologies ..........................    1,628,000       678,000        950,000         5
Assembled workforce ....................    1,817,000       424,000      1,393,000        11
                                          -----------   -----------    -----------
                                          $52,464,000   $14,098,000    $38,366,000
                                          ===========   ===========    ===========

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) OTHER INTANGIBLE ASSETS -- (Continued)

     Other intangible assets at December 31, 1997 consist of the following:



                                          CAPITALIZED    ACCUMULATED     CARRYING      WEIGHTED
                                              COST      AMORTIZATION      VALUE      AVERAGE LIFE
                                         ------------- -------------- ------------- -------------
Databases ..............................  $ 8,340,000   $ 5,457,000    $ 2,883,000         5
CPHA license and prepaid royalties .....   14,031,000     4,711,000      9,320,000        17
Goodwill ...............................   35,871,000     6,012,000     29,859,000        17
Customer bases .........................    1,587,000       197,000      1,390,000        11
Methodologies ..........................    1,628,000       311,000      1,317,000         5
Assembled workforce ....................    1,950,000       254,000      1,696,000        11
Other ..................................    2,289,000       428,000      1,861,000        13
                                          -----------   -----------    -----------
                                          $65,696,000   $17,370,000    $48,326,000
                                          ===========   ===========    ===========

     Databases consist of the fair market value of various acquired databases, the cost of acquiring data and internal development costs (direct labor and related overhead) incurred in standardizing data for use in internally developed databases. These assets are being amortized on a straight-line basis over their estimated useful lives of five years. Amortization expense for databases was approximately $1,067,000, $679,000 and $255,000 during 1996, 1997 and 1998, respectively.

     The Company holds an exclusive license to access and sell the databases and certain other assets of the Commission on Professional and Hospital Activities ("CPHA"). This license was recorded at its estimated fair value of $8,073,000 at the date of acquisition and is being amortized on a straight-line basis over 17 years. The amortization period was determined to be the estimated economic life cycle of the licensed properties, as corroborated by an independent appraisal, and reflected the remainder of the existing term of the license at the date of acquisition plus one renewal term provided under the terms of the agreement. Under the terms of the license, the Company paid royalties to CPHA based on revenues earned utilizing the licensed assets. Subsequent to the acquisition, the Company and CHPA entered into a new license agreement. Under the terms of the new agreement, the Company paid $5,958,000 to CPHA in lieu of future royalty obligations. The payment is recorded as prepaid CPHA royalties and is being amortized on a straight-line basis over 17 years, consistent with the estimated economic life of the licensed properties.

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is being amortized on a straight-line basis over 10 to 20 years. Such amortization periods are estimated based on the nature of the products and markets of the acquired companies and the historical rates of changes in these products and market areas.

     Customer bases, methodologies and assembled workforces were obtained through various acquisitions. The values and lives of these assets were determined by an independent appraiser based on factors such as going concern value, employee turnover and historical customer retention rates.

     Periodically the Company evaluates the carrying values of its intangible assets relative to the net present value of expected future cash flows of the underlying business with which they are associated. At March 31, 1998, this evaluation indicated that the carrying value of certain of the Company's intangible assets were not fully realizable. Accordingly the Company recorded an impairment loss on intangible assets of approximately $50.0 million in the quarter ended March 31, 1998, of which approximately $25.5 million related to discontinued operations and $24.5 million related to continuing operations.

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) OTHER INTANGIBLE ASSETS -- (Continued)

     The following table summarizes the impairment loss on intangible assets:



                                 PRE-CHARGE                     POST-CHARGE
ASSET                          NET BOOK VALUE    WRITE DOWN    NET BOOK VALUE
----------------------------- ---------------- -------------- ---------------
Databases ...................    $ 2,871,000    $ 1,649,000     $ 1,222,000
CPHA License ................      9,113,000             --       9,113,000
Goodwill ....................     46,326,000     20,644,000      25,682,000
Customer Bases ..............      2,987,000      2,028,000         959,000
Methodologies ...............      3,549,000      2,355,000       1,194,000
Assembled Workforce .........      3,266,000      1,751,000       1,515,000
Tradename ...................      1,029,000      1,029,000              --
Software ....................     28,106,000     20,567,000       7,539,000
                                 -----------    -----------     -----------
                                 $97,247,000    $50,023,000     $47,224,000
                                 ===========    ===========     ===========

     The Company also recorded a restructuring charge of approximately $800,000 during the quarter ended March 31, 1998, representing the cost of employee severence and facilities reductions. As of December 31, 1998, approximately $775,000 of the accruals had been used.


(6) SEGMENT INFORMATION

     Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that the Company report information about its operating segments. The Company's three operating segments, Content, Managed Care and HCIA Europe, each have separate management teams and offer different products and services.

     The Content Unit builds, manages and maintains comparative databases. The Managed Care Unit helps pharmaceutical companies, employers, managed care organizations and indemnity insurers better manage the overall health status and costs of a covered population by providing medical resource usage and outcomes information. HCIA Europe provides clinical, financial, and operational efficiency analyses to hospitals and health care purchasers outside of the United States.

     The accounting policies of the operating segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on contribution margin. Contribution margin includes direct payroll costs and other direct costs, but does not include any corporate allocations of overhead costs, nonrecurring items, interest income, interest expense, amortization or depreciation. The Company tracks accounts receivable by business segment but does not track any other assets or liabilities by segment other than HCIA Europe, which had total net assets, including accounts receivable, of $4,765,000 and $4,883,000 as of December 31, 1998 and 1997,
respectively.

     Summarized financial information regarding the Company's operating segments is shown in the following table. The "Corporate Costs" column includes corporate related items, results of insignificant operations and income and expense not allocated to operating segments.



                                    CONTENT     MANAGED CARE   HCIA EUROPE   CORPORATE COSTS    CONSOLIDATED
                                -------------- -------------- ------------- ----------------- ---------------
1998 Revenues .................  $39,855,000    $16,838,000    $6,261,000               --     $ 62,954,000
Contribution margin (loss) ....   18,391,000      5,470,000     1,769,000      (29,533,000)      (3,903,000)
Accounts receivable ...........   16,875,000      5,300,000     1,502,000               --       23,677,000
1997 Revenues .................   45,634,000     15,355,000     5,856,000               --       66,845,000
Contribution margin (loss) ....   25,727,000      6,624,000       872,000      (31,685,000)       1,538,000
Accounts receivable ...........   23,425,000      6,148,000     1,951,000               --       31,524,000
1996 Revenues .................   40,642,000     15,921,000     4,614,000               --       61,177,000
Contribution margin (loss) ....   23,144,000      9,620,000       397,000      (26,258,000)       6,903,000
Accounts receivable ...........   19,492,000      6,040,000     1,795,000               --       27,327,000

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) ACCRUED SALARIES, BENEFITS AND OTHER LIABILITIES
     Accrued salaries, benefits and other liabilities consist of the following at December 31:



                                   1997          1998
                              ------------- -------------
  Accrued salaries ..........  $1,883,000    $1,887,000
  Accrued benefits ..........     340,000       580,000
  Accrued vacation ..........     707,000       646,000
  Restructuring accruals ....          --     2,197,000
  Other .....................   3,789,000     3,569,000
                               ----------    ----------
                               $6,719,000    $8,879,000
                               ==========    ==========

(8) SAVINGS INCENTIVE PLAN

     The Company maintains the HCIA Inc. Savings Incentive Plan, a profit sharing plan qualified under Section 401(a) of the Internal Revenue Code. All employees of the Company who have completed one year of service are eligible to participate in the Plan. Subject to certain limitations on individual contributions and allocations and Company deductions, the Plan allows participants to defer up to 15% of their pay on a pre-tax basis and up to 7% of their pay on an after-tax basis. The Company also makes matching contributions equal to 50% of the amount a participant defers up to 6% of the participant's pay. The Plan also provides for discretionary contributions by the Company. All participants are fully vested in all of their accounts in the Plan. The Company's contributions to the Plan during 1996, 1997 and 1998 were approximately $397,000, $505,000 and $519,000, respectively.


(9) LEASES

     The Company leases office space and certain equipment under operating leases. Rent expense for these leases was $3,563,000, $4,907,000 and $4,947,000 net of rental income of $412,000, $609,000 and $254,000 during 1996, 1997 and
1998, respectively. The minimum rental commitments under noncancelable operating leases as of December 31, 1998, are as follows:


  Year Ending December 31:
  1999 ...........................   $ 5,080,000
  2000 ...........................     3,636,000
  2001 ...........................     2,893,000
  2002 ...........................     2,028,000
  2003 ...........................       119,000
  Thereafter .....................            --
  Gross minimum payments required    $13,756,000
                                     -----------
  Sublease Income ................       (71,000)
  Net minimum payments required ..   $13,685,000
                                     -----------

(10) INCOME TAXES

     The income tax expense (benefit) relating to the continuing operations of the Company consists of the following:



                                                     1996         1997          1998
                                                 ------------ ----------- ---------------
Federal and state:
  Current ......................................  $  332,000   $262,000    $    158,000
  Deferred .....................................   2,990,000    540,000      (4,395,000)
                                                  ----------   --------    ------------
    Total income tax expense (benefit) .........  $3,322,000   $802,000    $ (4,237,000)
                                                  ==========   ========    ============

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(10) INCOME TAXES -- (Continued)

     The tax provisions in the accompanying financial statements differ from prevailing federal corporate rates. A reconciliation of this difference is as follows:



                                                              1996                    1997
                                                    ------------------------ ----------------------
                                                        AMOUNT         %        AMOUNT        %
                                                    ------------- ---------- ----------- ----------
 Computed expected tax expense (benefit) at
   statutory rate .................................  $  315,000       34.0%   $ 412,000      34.0%
 Goodwill amortization ............................     333,000       36.0      337,000      27.8
 Tax-exempt interest ..............................    (216,000)     (23.4)          --        --
 State tax, net of federal benefit ................      56,000        6.1       73,000       6.0
 Acquired in-process research and development .....   2,623,000      283.6           --        --
 Impairment loss on intangible assets .............          --         --           --        --
 Valuation allowance ..............................          --         --           --        --
 Other, net .......................................     211,000       22.8      (20,000)     (1.7)
                                                     ----------      -----    ---------      ----
 Provision (benefit) for income taxes .............  $3,322,000      359.1%   $ 802,000      66.1%
                                                     ==========      =====    =========      ====



                                                                 1998
                                                    -------------------------------
                                                          AMOUNT            %
                                                    ----------------- -------------
 Computed expected tax expense (benefit) at
   statutory rate .................................   $ (10,738,000)       (34.0)%
 Goodwill amortization ............................         331,000          1.0
 Tax-exempt interest ..............................              --           --
 State tax, net of federal benefit ................      (1,774,000)       ( 5.6)
 Acquired in-process research and development .....              --           --
 Impairment loss on intangible assets .............         104,000          0.3
 Valuation allowance ..............................       8,400,000         26.6
 Other, net .......................................        (560,000)       ( 1.7)
                                                      -------------        -----
 Provision (benefit) for income taxes .............   $  (4,237,000)       (13.4)%
                                                      =============        =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1997 and 1998, are presented below:



                                                              1997          1998
                                                         ------------- -------------
Deferred tax assets:
  Operating accruals ...................................  $ 2,205,000   $ 3,031,000
  Basis differences in software and intangibles ........    4,439,000    18,545,000
  Net operating loss carryforwards .....................   17,752,000    25,044,000
                                                          -----------   -----------
  Gross deferred tax assets ............................   24,396,000    46,620,000
  Valuation allowance ..................................           --     8,400,000
                                                          -----------   -----------
  Net deferred tax assets ..............................  $24,396,000   $38,220,000
                                                          -----------   -----------
Deferred tax liabilities:
  Bonus accrual ........................................      209,000     1,185,000
  Fixed assets .........................................      949,000       316,000
                                                          -----------   -----------
Total deferred tax liabilities .........................    1,158,000     1,501,000
                                                          -----------   -----------
Total ..................................................  $23,238,000   $36,719,000
                                                          ===========   ===========

     The Company has net operating loss carryforwards of $73,500,000 at December 31, 1998, which expire between 2003 and 2018. The utilization of certain of these carryforwards is subject to certain limitations under U.S. federal income tax laws. Realization of these carryforwards is dependent on the Company generating sufficient taxable income prior to their expiration.

     The Company periodically evaluates the realizability of its tax assets based on, among other things, the Company's projected future taxable income. During 1998, in connection with the evaluation process, the Company recorded a valuation allowance of $8.4 million to reduce the carrying value of the net tax asset to a level that management believes is more likely than not realizable through future taxable income. The net deferred tax asset could be further reduced in the future by an additional valuation allowance if management's estimate of future taxable income is significantly reduced.


(11) CREDIT AGREEMENT

     In August 1996, the Company obtained a credit facility from First Union totaling $100,000,000, consisting of a $50,000,000 term loan and a $50,000,000 revolving line of credit. The Company incurred a one-time facility fee and related expenses of $520,000 which is being amortized over the five year term of the line of credit. The Company borrowed the entire $50,000,000 term loan and approximately $36,000,000 of the line of credit in connection with the LBA acquisition (see Note 2). These

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) CREDIT AGREEMENT -- (Continued)

borrowings were repaid in August 1996 with a portion of the proceeds from the Company's August 1996 public offering of its common stock. During 1997, the Company reduced the amount available under the revolving line of credit and currently maintains a $25,000,000 line of credit (subject to borrowing limitations). The Company has made no additional borrowings against the credit facility during 1997 or 1998.

     The line of credit bears interest at rates ranging from First Union's prime rate to prime plus 0.5% or LIBOR plus 0.75% to LIBOR plus 1.75%, depending on the Company's debt to cash flow ratio. The Company pays a commitment fee on the unused portion of the line of credit at rates ranging from 0.25% to 0.375%, depending on the Company's debt to cash flow ratio. The line of credit is subject to financial covenants including debt to cash flow and debt to capital ratios. As of December 31, 1998, the Company was in compliance with all such covenants and had a maximum borrowing capacity of $6.9 million, and there were no borrowings outstanding under the facility. The credit facility reduces to $18.8 million in July 1999, $12.5 million in July 2000 and expires on July 31, 2001.


(12) STOCKHOLDERS' EQUITY


(A) CAPITAL AMENDMENT

     Effective August 12, 1996, the Company filed an amendment to its articles of incorporation increasing the authorized number of shares of common stock to 50,000,000.


(B) COMMON AND PREFERRED STOCK

     The preferred stock may be issued from time to time by the board of directors as shares of one or more series. The description of the shares of each series of preferred stock is established by the Board of Directors prior to the issuance of the series of shares.

     In May 1996, approximately 4.2 million shares of the Company's common stock were sold by an investor in a public offering. In connection with the offering the Company sold 261,591 shares of newly issued common stock at $51.00 per share.

     In August 1996, the Company sold approximately 2.0 million shares of newly issued common stock at $54.125 in a public offering. In connection with this offering, 216,696 shares were sold by certain stockholders. The Company did not receive any of the proceeds from the sale of shares by the selling stockholders.


(C) OPTIONS

     At December 31, 1996, 1997 and 1998, the Company had outstanding stock options as follows:



                                              1996         1997        1998
                                          ------------ ----------- ------------
Stock options outstanding pursuant to:
HCIA Stock Option Plan ..................    956,266    1,399,952   1,427,281
Directors' Option Plan ..................     57,000       87,000     117,000
Other options ...........................    451,111      388,425     386,703
                                             -------    ---------   ---------
Total stock options outstanding .........  1,464,377    1,875,377   1,930,984
                                           =========    =========   =========

     The HCIA Stock Option Plan provides that up to 2,350,000 options may be issued to employees of the Company. Options granted to date under this plan either vest over a period of three or four years and expire over a period of five to ten years from the date of grant or vest based upon the Company's stock price reaching certain levels (but in no event later han seven years from the date of grant) and expire after eight years from the date of grant. The Directors' Option Plan provides that up to 200,000 options may be issued to outside directors of the Company. Options granted to date under this plan vest over periods of one to two years. The Company has also issued non-plan options which generally vest over periods of two or three years and expire six to ten years from the date of grant. All stock options issued by the Company have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant. Stock option transactions are summarized as follows:

                          HCIA INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(12) STOCKHOLDERS' EQUITY -- (Continued)


                                             1996                             1997                            1998
                                ------------------------------- -------------------------------- -------------------------------
                                              WEIGHTED AVERAGE                 WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                   SHARES      EXERCISE PRICE       SHARES      EXERCISE PRICE       SHARES      EXERCISE PRICE
                                ------------ ------------------ ------------- ------------------ ------------- -----------------
Outstanding at beginning of
 year .........................    700,233        $ 13.80         1,464,377        $ 25.89         1,875,377        $ 24.61
Granted .......................  1,524,000        $ 45.61           891,500        $ 23.87         1,013,222        $  7.55
Exercised .....................    (62,605)       $  9.27           (65,907)       $  8.50              (167)       $ 10.50
Canceled ......................   (697,251)       $ 58.35          (414,593)       $ 30.10          (957,448)       $ 32.67
                                 ---------                        ---------                        ---------
Outstanding at end of year ....  1,464,377        $ 25.89         1,875,377        $ 24.61         1,930,984        $ 11.66
                                 ---------                        ---------                        ---------
Options exercisable at end of
 year .........................    345,215        $ 13.13           640,905        $ 20.00           639,345        $ 15.50
                                 ---------                        ---------        -------         ---------

     The following summarizes information about stock options outstanding as of December 31, 1998:



                                     OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                      ------------------------------------------------- -----------------------------
                          NUMBER       WEIGHTED AVG.       WEIGHTED         NUMBER        WEIGHTED
 RANGE OF              OUTSTANDING       REMAINING          AVERAGE      EXERCISABLE      AVERAGE
EXERCISE PRICES        AT 12/31/98   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/98   EXERCISE PRICE
--------------------- ------------- ------------------ ---------------- ------------- ---------------
 $6 to $9 ...........     875,187            8.6           $  6.11          92,098       $  6.01
 $10 to $14 .........     424,672            3.7             12.31         345,872         12.56
 $15 to $24 .........     590,875            7.2             16.50         161,125         17.51
 $25 to $40 .........       5,750            7.2             28.08           5,750         28.08
 $41 to $60 .........      34,500            7.5             58.70          34,500         58.70
                          -------            ---           -------         -------       -------
                        1,930,984            7.1           $ 11.66         639,345       $ 15.50
                        =========            ===           =======         =======       =======

     The Company applies APB No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized in connection with its stock options. Had compensation expense for the Company's stock options been determined consistent with SFAS No. 123, the Company's net loss and basic loss per share would have been equal to the pro forma amounts indicated below:



                                            1996            1997            1998
                                       -------------   -------------   -------------
  Net loss              As reported      $ (42,267)      $ (36,959)      $ (48,647)
                          Pro forma      $ (43,795)      $ (40,781)      $ (52,489)
  Net loss per share    As reported      $   (4.19)      $   (3.12)      $   (4.11)
                          Pro forma      $   (4.34)      $   (3.45)      $   (4.43)

     The fair value of the options for purposes of the above pro forma disclosure was calculated using the Black-Scholes option pricing model and the following assumptions: a risk-free interest rate of 6.58% in 1996, 5.80% in 1997, and 4.70% in 1998; a weighted average expected life of six to seven years; no dividend payments; and a volatility of 31.29% in 1997, based on the annualized 10 year industry average, and 67.22% and 111.51% for 1997 and 1998, respectively, based on the historical volatility of the Company's stock price. The effects of applying SFAS No. 123 in calculating the pro forma net income and earnings per share for 1996, 1997 and 1998 may not be representative of the effects on such pro forma information for future years.


(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, trade accounts receivable, other current assets, accounts payable, accrued expenses and capital lease obligations approximates fair value because of the short-term maturity of these instruments.

                           HCIA INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                      JUNE 30, 1999 AND DECEMBER 31, 1998
                                (IN THOUSANDS)



                                                                                                1999          1998
                                                                                           ------------- -------------
                                                                                            (UNAUDITED)
ASSETS
Current Assets:
 Cash and cash equivalents ...............................................................  $   11,336    $    7,343
 Trade accounts receivable, net of allowance for doubtful accounts of $1,573 in 1999 and
   $1,816 in 1998.........................................................................      24,596        23,677
 Prepaid expenses and other current assets ...............................................       3,565         2,619
                                                                                            ----------    ----------
   Total current assets ..................................................................      39,497        33,639
Furniture and equipment, net .............................................................       7,222         8,325
Computer software costs, net .............................................................      12,669        10,525
Other intangible assets, net .............................................................      36,916        38,366
Net deferred tax asset ...................................................................      35,933        36,719
Other assets.............................................................................        1,170           556

Net assets of discontinued operations ....................................................          --         1,363
                                                                                            ----------    ----------
   Total assets ..........................................................................  $  133,407    $  129,493
                                                                                            ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ........................................................................  $    2,031    $    1,219
 Accrued salaries, benefits and other liabilities ........................................       8,854         8,879
 Deferred revenue................................................... .....................       1,373         1,296
 Net liabilities of discontinued operations ..............................................       1,987            --
                                                                                            ----------    ----------
   Total current liabilities .............................................................      14,245        11,394
                                                                                            ----------    ----------
   Total liabilities
Stockholders' equity:
Common stock -- $.01 par value; 50,000,000 shares authorized; issued and outstanding
 11,851,125 shares .......................................................................         118           118
Additional paid-in capital ...............................................................     250,904       250,904
Accumulated deficit ......................................................................    (131,576)     (132,826)
Accumulated other comprehensive loss .....................................................        (284)          (97)
                                                                                            ----------    ----------
   Total stockholders' equity ............................................................     119,162       118,099
                                                                                            ----------    ----------
Total liabilities and stockholders' equity ...............................................  $  133,407    $  129,493
                                                                                            ==========    ==========

         See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                                                         1999        1998
                                                                      ---------- ------------
Revenue .............................................................  $32,829    $  31,301
Salaries, wages and benefits ........................................   15,308       16,135
Other operating expenses ............................................   10,489       10,659
Depreciation ........................................................    1,694        1,889
Amortization ........................................................    3,636        4,423
Impairment loss on intangible assets and restructuring charges ......       --       25,067
                                                                       -------    ---------
   Operating income (loss) ..........................................    1,702      (26,872)
Interest income .....................................................      206          202
Interest expense ....................................................      130          124
                                                                       -------    ---------
   Income (loss) from continuing operations before income taxes .....    1,778      (26,794)
Provision (benefit) for income taxes ................................      799       (3,589)
                                                                       -------    ---------
   Income (loss) from continuing operations .........................      979      (23,205)
Loss from discontinued operations, net of tax...... .................     (336)     (18,776)
Gain on sale of discontinued operations, net of tax..................      607           --
                                                                       -------    ---------
   Income (loss) from discontinued operations .......................      271      (18,776)
   Net income (loss) ................................................  $ 1,250    $ (41,981)
                                                                       =======    =========
Income (loss) per share from continuing operations:
Basic net income (loss) per share ...................................  $  0.08    $   (1.96)
                                                                       =======    =========
Basic shares used in per share calculation ..........................   11,851       11,851
                                                                       =======    =========
Diluted net income (loss) per share .................................  $  0.08    $   (1.96)
                                                                       =======    =========
Diluted shares used in per share calculation ........................   11,851       11,851
                                                                       =======    =========
Income (loss) per share from discontinued operations:
Basic net income (loss) per share ...................................  $  0.02    $   (1.58)
                                                                       =======    =========
Basic shares used in per share calculation ..........................   11,851       11,851
                                                                       =======    =========
Diluted net income (loss) per share .................................  $  0.02    $   (1.58)
                                                                       =======    =========
Diluted shares used in per share calculation ........................   11,851       11,851
                                                                       =======    =========
Net income (loss) per share:
Basic net income (loss) per share ...................................  $  0.11    $   (3.54)
                                                                       =======    =========
Diluted net income (loss) per share .................................  $  0.11    $   (3.54)
                                                                       =======    =========

         See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                      LOSS


      YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1999
                                (IN THOUSANDS)



                                           ADDITIONAL                 ACCUMULATED OTHER
                                  COMMON     PAID-IN    ACCUMULATED     COMPREHENSIVE    COMPREHENSIVE   TOTAL STOCKHOLDERS'
                                   STOCK     CAPITAL      DEFICIT       INCOME (LOSS)    INCOME (LOSS)         EQUITY
                                 -------- ------------ ------------- ------------------ --------------- --------------------
 BALANCE AT
  DECEMBER 31, 1997 ............   $118     $250,892    $  (84,179)        $ (117)                           $ 166,714
                                   ----     --------    ----------         ------                            ---------
 Exercise of stock options .....     --           12            --             --                 --                12
 Comprehensive loss:
  Net loss .....................     --           --       (48,647)            --            (48,647)          (48,647)
  Other comprehensive loss
   Foreign currency
     translation ...............     --           --            --             --                 20                20
                                                                                             -------
  Other comprehensive loss           --           --            --             20                 20                --
                                                                                             -------
 Comprehensive loss ............     --           --            --             --          $ (48,627)               --
                                   ----     --------    ----------         ------          =========         ---------
 BALANCE AT
  DECEMBER 31, 1998 ............   $118     $250,904    $ (132,826)        $  (97)                           $ 118,099
                                   ====     ========    ==========         ======                            =========
 Exercise of stock options .....     --           --            --             --                 --                --
 Comprehensive income
  Net income ...................     --           --         1,250             --              1,250             1,250
  Other comprehensive loss
   Foreign currency
     translation ...............     --           --            --             --               (187)             (187)
                                                                                           ---------
  Other comprehensive loss           --           --            --           (187)              (187)               --
                                                                                           ---------
 Comprehensive income ..........     --           --            --             --          $  (1,063)               --
                                   ----     --------    ----------         ------          =========         ---------
 BALANCE AT JUNE 30,
  1999 (Unaudited) .............   $118     $250,904    $ (131,576)        $ (284)                           $ 119,162
                                   ====     ========    ==========         ======                            =========

         See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                                               1999         1998
                                                                                           ----------- -------------
 Cash flows from operating activities:
  Net income (loss) ......................................................................  $  1,250     $ (41,981)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Gain on sale of discontinued operations ...............................................    (1,041)           --
   Depreciation and amortization .........................................................     5,330         6,312
   Impairment loss on intangible assets and restructuring charges ........................        --        25,067
   Impairment loss on intangible ass           ts and restructuring charges of discontinued                 --        25,754
   operations
   Deferred tax provision ................................................................       786       (11,679)
   Changes in operating assets and liabilities:
    Accounts receivable ..................................................................      (919)        5,073
    Prepaid expenses and other current assets ............................................      (833)         (438)
    Accounts payable .....................................................................       812          (378)
    Accrued salaries, benefits and other liabilities .....................................       (25)         (244)
    Deferred revenue .....................................................................        77          (989)
                                                                                            --------     ---------
      Net cash provided by operating activities ..........................................     5,437         6,497
                                                                                            --------     ---------
 Cash flows from investing activities:
  Purchases of furniture and equipment ...................................................      (591)         (488)
  Computer software purchased or capitalized .............................................    (3,872)       (3,800)
  Other intangible assets purchased or capitalized .......................................      (458)         (590)
  Proceeds from sale of discontinued operations ..........................................     7,500            --
  Investment in net assets of discontinued operations ....................................        --          (165)
  Net liabilities of discontinued operations .............................................    (3,222)           --
  Other ..................................................................................      (614)          (40)
                                                                                            --------     ---------
      Net cash used in investing activities ..............................................    (1,257)       (5,083)
                                                                                            --------     ---------
 Cash flows from financing activities:
  Proceeds from exercise of stock options ................................................        --            12
                                                                                            --------     ---------
      Net cash provided by financing activities ..........................................        --            12
 Impact of currency fluctuations on cash and cash equivalents ............................      (187)          (51)
                                                                                            --------     ---------
 Increase in cash and cash equivalents ...................................................     3,993         1,375
 Cash & cash equivalents -- beginning of period ..........................................     7,343         5,580
                                                                                            --------     ---------
 Cash & cash equivalents -- end of period ................................................  $ 11,336     $   6,955
                                                                                            ========     =========
 Supplemental cash flow information -- cash paid during period for interest ..............  $     63     $      63
                                                                                            ========     =========
                                    -- cash paid during period for income taxes ..........  $    181     $      31
                                                                                            ========     =========

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 JUNE 30, 1999
                                  (UNAUDITED)


(1) BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements of the Company have been prepared in accordance with generally accepted accounting principles. In the opinion of management, these statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations, changes in stockholders' equity and comprehensive loss and cash flows for the periods presented. The results of operations for the period ended June 30, 1999 may not be indicative of the results that may be expected for the full year ending December 31, 1999. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of the Company for the year ended December 31, 1998 as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (1934 Act File No. 0-25378).


(2) IMPAIRMENT LOSS ON INTANGIBLE ASSETS AND RESTRUCTURING CHARGES

     During the three months ended March 31, 1998, the Company recorded an impairment loss on intangible assets and restructuring charges of approximately $50.8 million. Approximately $50.0 million of the charges represented the write-down of certain intangible assets. This write-down arose primarily due to the failure of the Company's Content Unit to execute agreements with customers for large-scale custom solutions and the Company's determination that the Unit's revenue which could be anticipated from future agreements of this type, was significantly less than had been previously anticipated. As the products marketed by the Content Unit were intended to integrate the products and technologies of the Company's other business units, this determination resulted in a reduced expectation of future cash flows from the Company's intangible assets across most of its business units and, accordingly, an impairment in value of these intangible assets. The remainder of the charges, totaling approximately $800,000, related primarily to accruals for the cost of employee severance and facilities reductions. As of June 30, 1999, substantially all of the accruals had been used. The following table summarizes the impairment loss on intangible assets and computer software costs:



                                                                POST-CHARGE
                                 PRE-CHARGE                    NET BOOK VALUE
ASSET                          NET BOOK VALUE    WRITE DOWN    AS OF 3/31/98
----------------------------- ---------------- -------------- ---------------
  Databases .................    $ 2,871,000    $ 1,649,000     $ 1,222,000
  CPHA License ..............      9,113,000             --       9,113,000
  Goodwill ..................     46,326,000     20,644,000      25,682,000
  Customer Bases ............      2,987,000      2,028,000         959,000
  Methodologies .............      3,549,000      2,355,000       1,194,000
  Assembled Workforce .......      3,266,000      1,751,000       1,515,000
  Tradename .................      1,029,000      1,029,000              --
  Software ..................     28,106,000     20,567,000       7,539,000
                                 -----------    -----------     -----------
                                 $97,247,000    $50,023,000     $47,224,000
                                 ===========    ===========     ===========

     The charges have been allocated to continuing operations ($25.1 million) and discontinued operations ($25.7 million) based on the nature of the assets and operations incurring the charge.


(3) INCOME TAXES

     During the quarter ended March 31, 1998, the Company recorded a valuation allowance of $5.0 million to reduce the carrying value of its deferred tax asset to an amount management believed was realizable through future taxable income. As of June 30, 1999, the total valuation allowance was $8.4 million.

                          HCIA INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-- (CONTINUED)

(4) SEGMENT INFORMATION
     Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that the Company report information about its operating segments. The Company's three operating segments, Content, Managed Care/Pharmaceutical and HCIA Europe, each have separate management teams and offer different products and services.

     The Content Unit builds, manages and maintains comparative databases. The Managed Care/ Pharmaceutical Unit helps pharmaceutical companies, employers, managed care organizations and indemnity insurers better manage the overall health status and costs of a covered population by providing medical resource usage and outcomes information. HCIA Europe provides clinical, financial, and operational efficiency analyses to hospitals and health care purchasers outside of the United States.

     The Company evaluates the performance of its operating segments based on contribution margin. Contribution margin includes direct payroll costs and other direct costs, but does not include any corporate allocations of overhead costs, nonrecurring items, interest income, interest expense, amortization or depreciation. Certain 1998 amounts have been reclassified to conform with the 1999 presentation.

     Summarized financial information regarding the Company's operating segments is shown in the following table. The "Corporate Costs" column includes corporate related items, results of insignificant operations and income and expense not allocated to operating segments. There are no material inter-segment revenues or receivables.



                                               MANAGED CARE/
                                   CONTENT    PHARMACEUTICAL   HCIA EUROPE   CORPORATE COSTS    CONSOLIDATED
                                ------------ ---------------- ------------- ----------------- ---------------
 SIX MONTHS ENDED JUNE 30, 1999
 Revenue ......................  15,654,620     14,055,566      3,119,558               --       32,829,744
 Contribution .................   7,135,402      5,708,867      1,031,563      (12,173,042)       1,702,790
 SIX MONTHS ENDED JUNE 30, 1998
 Revenue ......................  15,938,425     11,942,463      3,420,387                        31,301,275
 Contribution .................   7,987,000      4,128,000        994,809      (14,914,798)      (1,804,989)

(5) NEW ACCOUNTING PRONOUNCEMENTS

     The American Institute of Certified Public Accountants (AICPA) has issued Statement of Position 98-9, Modifications of SOP 97-2 "Software Revenue Recognition" (SOP 98-9), with respect to certain transactions. The new SOP will have a limited impact on certain revenue recognition practices of the Company. The new SOP will be effective for the Company's 2000 quarterly and annual financial statements. The new SOP delays the definition of Vendor Specific Objective Evidence as stipulated in SOP 97-2 until fiscal years beginning after March 31, 1999. The Company is currently evaluating the effect of this pronouncement.


(6) EARNINGS PER SHARE

     The Company calculates earnings per share in accordance with SFAS No.128, "Earnings Per Share". Basic EPS is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all potential dilutive common shares outstanding during the period. For the six months ended June 30, 1999 and 1998, there were no potentially dilutive common shares and, accordingly, Basic EPS was equal to Diluted EPS


(7) SUBSEQUENT EVENT

     The Company filed a Form 8-K on August 12, 1999, in connection with its entering into an Agreement and Plan of Reorganization dated August 11, 1999 with VS&A Communications Partners III, L.P., VS&A-HCIA, L.L.C. and VS&A-HCIA, Inc.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                     APPENDIX A













           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                                   HCIA INC.


                    VS&A COMMUNICATIONS PARTNERS III, L.P.
                               VS&A-HCIA, L.L.C.

                                      AND

                                VS&A-HCIA, INC.


                          DATED AS OF OCTOBER 11, 1999

                               TABLE OF CONTENTS


ARTICLE I THE MERGER ..........................................................    A-1
  SECTION 1.1 The Merger ......................................................    A-1
  SECTION 1.2 Closing .........................................................    A-1
  SECTION 1.3 Effective Time ..................................................    A-1
  SECTION 1.4 Effects of the Merger ...........................................    A-2
  SECTION 1.5 Limited Liability Company Agreement of the Surviving LLC ........    A-2
  SECTION 1.6 Stockholders' Meeting ...........................................    A-2
  SECTION 1.7 Directors and Officers of the Surviving LLC .....................    A-2
ARTICLE II EFFECT OF THE MERGER ON THE EQUITY INTERESTS OF THE CONSTITUENT
  ENTITIES EXCHANGE OF CERTIFICATES ..........................................    A-2
  SECTION 2.1 Effect on Capital Stock .........................................    A-2
     (a)       Cancellation of Treasury Stock and Acquiror-Owned Stock ..........  A-3
     (b)       Conversion of HCIA Common Stock ..................................  A-3
     (c)       Acquiror and LLC Equity Interests ................................  A-3
     (d)       Options ..........................................................  A-3
  SECTION 2.2 Exchange of Certificates ........................................    A-3
     (a)       Exchange Agent ...................................................  A-3
     (b)       Exchange Procedures ..............................................  A-3
     (c)       No Further Ownership Rights in HCIA Common Stock .................  A-4
     (d)       Termination of Exchange Fund .....................................  A-4
     (e)       No Liability .....................................................  A-4
     (f)       Investment of Exchange Fund ......................................  A-4
     (g)       Lost Certificates ................................................  A-4
ARTICLE III REPRESENTATIONS AND WARRANTIES ....................................    A-4
  SECTION 3.1 Representations and Warranties of Acquiror and the LLC ..........    A-4
     (a)       Organization, Standing and Corporate Power .......................  A-4
     (b)       Authority; Noncontravention ......................................  A-4
     (c)       Compliance with Applicable Laws; Litigation ......................  A-5
     (d)       Brokers ..........................................................  A-5
     (e)       Ownership of HCIA Common Stock ...................................  A-5
     (f)       Full Disclosure ..................................................  A-6
  SECTION 3.2 Representations and Warranties of HCIA ..........................    A-6
     (a)       Organization, Standing and Corporate Power .......................  A-6
     (b)       Subsidiaries .....................................................  A-6
     (c)       Capital Structure ................................................  A-6
     (d)       Authority; Noncontravention ......................................  A-7
     (e)       SEC Documents; Undisclosed Liabilities ...........................  A-7
     (f)       Information Supplied .............................................  A-8
     (g)       Absence of Certain Changes or Events .............................  A-8
     (h)       Compliance with Applicable Laws; Litigation ......................  A-9
     (i)       Absence of Changes in Benefit Plans ..............................  A-9
     (j)       Benefit Plans ....................................................  A-9
     (k)       Taxes ............................................................ A-10
     (l)       Voting Requirements .............................................. A-11
     (m)       State Takeover Statutes .......................................... A-11
     (n)       Brokers .......................................................... A-11
     (o)       Opinion of Financial Advisor ..................................... A-11
     (p)       Ownership of Acquiror Equity Interests ........................... A-11
     (q)       Intellectual Property ............................................ A-11
     (r)       Certain Contracts ................................................ A-13
     (s)       HCIA Rights Agreement ............................................ A-14
     (t)       Environmental Liability .......................................... A-14

     (u)       Insurance .......................................................  A-14
     (v)       Transactions with Affiliates ....................................  A-15
     (w)       Employment Matters ..............................................  A-15
     (x)       Title and Condition of Properties ...............................  A-15
     (y)       Net Operating Loss Carryforwards ................................  A-15
     (z)       Full Disclosure .................................................  A-15
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS ...........................  A-15
   SECTION 4.1 Conduct of Business .............................................  A-15
     (a)       Conduct of Business by HCIA .....................................  A-15
     (b)       Other Actions ...................................................  A-17
     (c)       Advice of Changes ...............................................  A-17
   SECTION 4.2 No Solicitation by HCIA .........................................  A-17
ARTICLE V ADDITIONAL AGREEMENTS ................................................  A-18
   SECTION 5.1 Access to Information; Confidentiality ..........................  A-18
   SECTION 5.2 Best Efforts ....................................................  A-18
   SECTION 5.3 Indemnification, Exculpation and Insurance ......................  A-19
   SECTION 5.4 Fees and Expenses ...............................................  A-19
   SECTION 5.5 Public Announcements ............................................  A-20
   SECTION 5.6 Conveyance Taxes ................................................  A-20
   SECTION 5.7 Employee Benefits ...............................................  A-20
ARTICLE VI CONDITIONS PRECEDENT ................................................  A-20
   SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger ......  A-20
     (a)       Stockholder Approval ............................................  A-20
     (b)       Governmental, Regulatory and Other Approvals ....................  A-20
     (c)       No Injunctions or Restraints ....................................  A-20
   SECTION 6.2 Conditions to Obligations of HCIA ...............................  A-20
     (a)       Representations and Warranties ..................................  A-20
     (b)       Performance of Obligations of Acquiror ..........................  A-21
     (c)       Opinion .........................................................  A-21
     (d)       Certificate .....................................................  A-21
   SECTION 6.3 Conditions to Obligations of Acquiror ...........................  A-21
     (a)       Representations and Warranties ..................................  A-21
     (b)       Performance of Obligations of HCIA ..............................  A-21
     (c)       HCIA Rights Agreement ...........................................  A-21
     (d)       Opinion .........................................................  A-21
     (e)       Material Adverse Change .........................................  A-21
     (f)       Consents ........................................................  A-21
     (g)       Certificate .....................................................  A-21
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER ..................................  A-21
   SECTION 7.1 Termination .....................................................  A-21
   SECTION 7.2 Effect of Termination ...........................................  A-22
   SECTION 7.3 Amendment .......................................................  A-23
   SECTION 7.4 Extension; Waiver ...............................................  A-23
ARTICLE VIII GENERAL PROVISIONS ................................................  A-24
   SECTION 8.1 Nonsurvival of Representations and Warranties ...................  A-24
   SECTION 8.2 Notices .........................................................  A-24
   SECTION 8.3 Definitions .....................................................  A-25
   SECTION 8.4 Interpretation ..................................................  A-25
   SECTION 8.5 Counterparts ....................................................  A-25
   SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries ..................  A-25
   SECTION 8.7 Governing Law ...................................................  A-25
   SECTION 8.8 Assignment ......................................................  A-25

   SECTION 8.9  Headings, Etc. .................................................  A-25
   SECTION 8.10 Severability ...................................................  A-25
   SECTION 8.11 Transfer and Similar Taxes .....................................  A-26

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is dated as of October 11, 1999, among HCIA INC., a Maryland corporation ("HCIA"), VS&A Communications Partners III, L.P., a Delaware limited partnership ("Acquiror"), VS&A-HCIA, L.L.C., a Delaware limited liability company wholly owned by the Acquiror and its affiliate, VS&A Communication Parallel Partners III, L.P. (the "LLC"), and VS&A-HCIA, INC., a Delaware corporation and a wholly owned subsidiary of the LLC (the "Merger Sub").

                                  WITNESSETH:

     WHEREAS, the parties have entered into an agreement and plan of reorganization dated as of August 11, 1999 (the "Original Merger Agreement") providing, among other things, for the merger of Merger Sub into HCIA;

     WHEREAS, the parties wish to amend the Original Merger Agreement to provide, among other things, for the merger of HCIA into the LLC instead of the merger of Merger Sub into HCIA;

     WHEREAS, the Board of Directors of HCIA, the General Partner of Acquiror and the Managing Member of the LLC (together, the "Constituent Entities") have each approved the merger of HCIA with and into the LLC (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of HCIA ("HCIA Common Stock," which reference shall be deemed to include the associated HCIA Rights (as defined in Section 3.2(c)), other than shares owned by HCIA or Acquiror, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

     WHEREAS, the Board of Directors of HCIA and the Managing Member of the LLC have each approved the transactions contemplated by this Agreement;

     WHEREAS, pursuant to an agreement, dated as of August 11, 1999, as amended as of the date hereof, among the Acquiror and certain stockholders of HCIA (the "Voting Agreement"), such stockholders have agreed, pursuant to the terms and conditions thereof, to vote all of the shares of HCIA Common Stock held by them in favor of the Merger;

     WHEREAS, the Board of Directors of HCIA has resolved to recommend to its stockholders the approval and adoption of this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

     WHEREAS, HCIA and Acquiror desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE I
                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), HCIA shall be merged with and into the LLC at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of HCIA shall cease and the LLC shall be the successor or surviving limited liability company in the Merger (the "Surviving LLC") and shall succeed to and assume all the rights and obligations of HCIA in accordance with the MGCL and the DLLCA.

     SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Whiteford, Taylor & Preston L.L.P., Seven Saint Paul Street, Baltimore, Maryland 21202-1626.

     SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles and certificates of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the MGCL and the DLLCA and shall make all other filings or recordings required under the MGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as HCIA and the LLC shall agree and specify in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

     SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL and the DLLCA.

     SECTION 1.5 LIMITED LIABILITY COMPANY AGREEMENT OF THE SURVIVING LLC. At the Effective Time, the limited liability company agreement of the LLC, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving LLC, until thereafter amended in accordance with applicable law.

     SECTION 1.6 STOCKHOLDERS' MEETING.

     HCIA, acting through its Board of Directors, shall, in accordance with applicable law as promptly as practicable following the date of this Agreement:


      (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "HCIA Stockholders Meeting") as promptly as practicable following the execution of this Agreement for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement and shall, subject to the provisions of Section 4.2(b), recommend to its stockholders the approval of this Agreement, the Merger and the other transactions contemplated hereby;

      (b) prepare and file a definitive proxy statement with the Securities and Exchange Commission (the "SEC") and cause the definitive proxy statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders relating to the merger and this agreement, provided that no amendment or supplement to the Proxy Statement shall be made by HCIA without consultation with the Acquiror and its counsel, and
   (y) to obtain the necessary approvals for the Merger and this Agreement from its stockholders; and

      (c) subject to the provisions of Section 4.2(b) hereof, (x) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of HCIA approve the Merger, this Agreement and the transactions contemplated hereby, (y) use its best efforts to solicit from stockholders of HCIA proxies in favor of approval and adoption of this Agreement and the Merger and to take all other actions necessary or in the Acquiror's reasonable judgment advisable to secure such vote and (z) cooperate with the Acquiror and the LLC with respect to each of the foregoing matters. Notwithstanding the foregoing, HCIA and its Board of Directors may take and disclose to stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if required to do so by the provisions of the Exchange Act applicable to HCIA, may comply with Rule 14d-9 promulgated under the Exchange Act if required to do so by the provisions of the Exchange Act applicable to HCIA, and may make all other disclosures required by the provisions of the Exchange Act applicable to HCIA.

      (d) If at any time prior to the Effective Time any information relating to Acquiror or HCIA, or any of their respective affiliates, officers or directors, should be discovered by Acquiror or HCIA which should be set forth in an amendment or supplement to the Proxy Statement, so that any document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of HCIA.

      (e) HCIA's obligations under this Section 1.6 shall at all times remain subject to the provisions of Sections 4.2(b), in the event that under the circumstances described therein, the Board of Directors of HCIA shall have received and accepted a Superior Proposal.

     SECTION 1.7 DIRECTORS AND OFFICERS OF THE SURVIVING LLC. The Managing Member of the Surviving LLC shall, from and after the Effective Time, be the Managing Member of the Surviving LLC until its successor shall have been duly elected or appointed or qualified or until its resignation or removal in accordance with the limited liability company agreement of the LLC.


                                   ARTICLE II
                  EFFECT OF THE MERGER ON THE EQUITY INTERESTS
                          OF THE CONSTITUENT ENTITIES;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the LLC, HCIA or the holder of any shares of the following securities:

      (a) CANCELLATION OF TREASURY STOCK AND ACQUIROR-OWNED STOCK. Each share of HCIA Common Stock that as of the Effective Time is owned by HCIA as treasury stock or is owned by Acquiror or the LLC shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (b) CONVERSION OF HCIA COMMON STOCK. Each issued and outstanding share of HCIA Common Stock (other than shares to be canceled in accordance with Section 2.1(a)), shall be converted into the right to receive $11.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of HCIA Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of HCIA
   Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

      (c) ACQUIROR AND LLC EQUITY INTERESTS. At and after the Effective Time, each unit or other equity interest of Acquiror and the LLC issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding unit or other equity interest of Acquiror and the LLC and shall not be affected by the Merger.

      (d) OPTIONS. Except as otherwise agreed to in writing between HCIA and the holder of any option to purchase shares of HCIA Common Stock (collectively, the "HCIA Stock Options"), and as consented to by Acquiror, in its sole discretion, as of the Effective Time, each outstanding Option granted under the HCIA Stock Plans (as defined in Section 3.2(c)), whether or not then exercisable, shall be canceled by HCIA, and as of the Effective Time, the former holder thereof shall be entitled to receive from HCIA in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of HCIA Common Stock previously subject to such HCIA Stock Option (whether or not vested or exercisable) and (ii) the excess, if any, of the Merger Consideration per share over the exercise price per share of such HCIA Stock Option, such payments to be made at the option of the Acquiror on the Closing Date or as promptly as practicable following the Effective Time and in no event later than ten days following the Closing Date and to be reduced by the amount of withholding or other taxes required by law to be withheld by the Surviving LLC. Except as provided herein or as otherwise agreed by the parties, the HCIA Stock Plans shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of HCIA or any of its subsidiaries shall be terminated as of the Effective Time so that on and after the Effective Time no holder of HCIA Stock Options shall have any option to purchase shares of capital stock or any other equity interest in HCIA and HCIA shall exercise its commercially reasonable best efforts to ensure that following the Effective Time, no current or former employee or director shall have any HCIA Stock Option to purchase shares of the HCIA Common Stock under any HCIA Stock Plan or otherwise. Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering the HCIA Stock Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders of HCIA Stock Options, to carry out the terms of this
   Section 2.1(d).

     SECTION 2.2 EXCHANGE OF CERTIFICATES.

      (a) EXCHANGE AGENT. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with such bank or trust company as may be designated by Acquiror (the "Exchange Agent") for the benefit of the holders of HCIA Common Stock, cash in the aggregate amount equal to the product of (i) the number of shares of HCIA Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(a)) multiplied by (ii) the Merger Consideration (the "Exchange Fund").

      (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HCIA Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in customary form) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.
   Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of the Merger Consideration into which the number of shares of HCIA Common Stock previously represented by such Certificate(s) so surrendered shall have been converted pursuant to this Agreement, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall mail a check to such holder as soon as practicable after receipt of the appropriate documents. In the event of a surrender of a Certificate representing shares of HCIA Common Stock which are not registered in the transfer records of HCIA under the name of the person surrendering such Certificate, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and if the person requesting such surrender shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror, in its sole discretion, that such tax has been paid or is not applicable.
   Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

      (c) NO FURTHER OWNERSHIP RIGHTS IN HCIA COMMON STOCK. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of HCIA Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HCIA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Acquiror, the Surviving LLC or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of the Certificates who have not theretofore complied with this
   Article II shall thereafter look only to Acquiror for payment of their claim for Merger Consideration,

      (e) NO LIABILITY. None of HCIA, Acquiror, the LLC, the Surviving LLC or the Exchange Agent shall be liable to any person in respect of any cash or other distribution payable from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

      (g) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and; the posting by such person of a bond in such amount as the Surviving LLC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of HCIA Common Stock formerly represented thereby.


                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND THE LLC . Except as disclosed in the Disclosure Schedule delivered by Acquiror and to HCIA on August 11, 1999 in accordance with the Original Merger Agreement (the "Acquiror Disclosure Schedule"), Acquiror and the LLC jointly and severally represent and warrant to HCIA as follows as of August 11, 1999 (unless another date is specified, in which case as of such other date):

      (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Acquiror and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Acquiror. Each of Acquiror and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Acquiror.

      (b) AUTHORITY; NONCONTRAVENTION. Each of Acquiror, the LLC and the Merger Sub has or will have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Acquiror, the LLC and the Merger Sub, and the consummation by Acquiror and the LLC of the transactions contemplated hereby, have been or will be duly authorized by, all necessary action on the part of Acquiror, the LLC and the Merger Sub. This Agreement has been or will be duly executed and delivered by Acquiror, the LLC and the Merger Sub and, assuming the due authorization, execution and delivery thereof by HCIA, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of Acquiror, the LLC and the Merger Sub, enforceable against Acquiror, the LLC and the Merger Sub in accordance with its terms. The execution and delivery of this Agreement by the Acquiror, the LLC and the Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien, security interest or encumbrance ("Liens") upon any of the properties or assets of Acquiror or any of its subsidiaries or in any restriction on the conduct of Acquiror's business or operations under,
   (i) the certificate of limited partnership and the limited partnership agreement of Acquiror (the "Acquiror Certificate") or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on Acquiror or (y) reasonably be expected to impair the ability of Acquiror or the LLC to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror, or the consummation by Acquiror or the LLC of the transactions contemplated hereby, except for: (1) the filing of a pre-merger notification and report form by Acquiror under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction; (2) the filing with the SEC of such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of the Certificates of Merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Delaware appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business and such filings with Governmental Entities as may be necessary to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Acquiror or (y) reasonably be expected to impair the ability of Acquiror or the LLC to perform its obligations under this Agreement.

      (c) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION. As of August 11, 1999, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Acquiror or any of its subsidiaries or any of their respective properties, is pending or, to the best knowledge (as defined in Section 8.3) of Acquiror, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Acquiror or (B) reasonably be expected to impair the ability of Acquiror or the LLC to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

      (d) BROKERS. Except for Veronis, Suhler & Associates Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

      (e) OWNERSHIP OF HCIA COMMON STOCK. To the knowledge of Acquiror, as of August 11, 1999 or at any time within twelve months prior to August 11, 1999, neither Acquiror nor any subsidiary thereof, other than pursuant to the Voting Agreement, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of HCIA.

      (f) FULL DISCLOSURE. None of the representations or warranties made by Acquiror herein or in any schedule hereto, including the Acquiror Disclosure Schedule, or any certificate furnished by Acquiror pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF HCIA. Except as disclosed in the Disclosure Schedule delivered by HCIA to Acquiror on August 11, 1999 in accordance with the Original Merger Agreement (the "HCIA Disclosure Schedule"), HCIA represents and warrants to Acquiror as follows as of August 11, 1999 (unless another date is specified, in which case as of such other date):

      (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of HCIA and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on HCIA. Each of HCIA and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on HCIA. HCIA has delivered to Acquiror true, correct and complete copies of the minute books of HCIA and each of its subsidiaries.

      (b) SUBSIDIARIES. The HCIA Disclosure Schedule includes all the subsidiaries of HCIA. All the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by HCIA, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the HCIA Disclosure Schedule, HCIA does not own any equity interest in any person.

      (c) CAPITAL STRUCTURE. The authorized capital stock of HCIA consists of 50,000,000 shares of HCIA Common Stock, and 500,000 shares of preferred stock, par value $.01 per share ("HCIA Preferred Stock"). As of August 11, 1999: (i) 11,851,125 shares of HCIA Common Stock were issued and outstanding; (ii) no shares of HCIA Common Stock were held by HCIA in its treasury; (iii) no shares of HCIA Preferred Stock were issued and outstanding; (iv) 2,927,038 shares of HCIA Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees, consultants or directors of HCIA or its subsidiaries participate as of the date hereof, complete and correct copies of which, in each case as amended as of the date hereof, have been made available to Acquiror (such plans, collectively, the "HCIA Stock Plans"); and (v) 118,511.25 shares of HCIA Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of preferred stock purchase rights (the "HCIA Rights") issued pursuant to the Stockholders Rights Agreement, dated as of April 23, 1997, between HCIA and Chase Mellon Shareholder Services, L.L.C., as rights agent (the "HCIA Rights Agreement"). The HCIA Disclosure Schedule sets forth a complete and correct list, as of August 11, 1999, of the number of shares of HCIA Common Stock subject to HCIA Stock Options, including, without limitation, the number of employee stock options or other rights to purchase or receive HCIA Common Stock granted under the HCIA Stock Plans (collectively, "HCIA Employee Stock Options"). All outstanding shares of capital stock of HCIA are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c), and except for changes resulting from the issuance of shares of HCIA Common Stock pursuant to the exercise after August 11, 1999 of HCIA Employee Stock Options which were issued prior to August 11, 1999, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of HCIA, (B) any securities of HCIA or any HCIA subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of HCIA, (C) any warrants, calls, options or other rights to acquire from HCIA or any HCIA subsidiary, and any obligation of HCIA or any HCIA subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of HCIA, and (y) there are no outstanding obligations of HCIA or any HCIA subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of HCIA or any HCIA subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any HCIA subsidiary, (B) warrants, calls, options or other rights to acquire from HCIA or any HCIA subsidiary, or obligations of

   HCIA or any HCIA subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any HCIA subsidiary or (C) obligations of HCIA or any HCIA subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of HCIA subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither HCIA nor any HCIA subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the HCIA Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than as set forth on the HCIA Disclosure Schedule, all outstanding shares of capital stock of the subsidiaries of HCIA are owned free and clear of all Liens, and HCIA does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

      (d) AUTHORITY; NONCONTRAVENTION. HCIA has all requisite corporate power and authority to enter into this Agreement and, subject to the HCIA Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by HCIA and the consummation by HCIA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HCIA, subject, in the case of the Merger, to the HCIA Stockholder Approval. This Agreement has been duly executed and delivered by HCIA and, assuming the due authorization, execution and delivery thereof by Acquiror, constitutes the legal, valid and binding obligation of HCIA, enforceable against HCIA in accordance with its terms. The execution and delivery of this Agreement by HCIA does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HCIA or any of its subsidiaries or any restriction on the conduct of HCIA's, or any of its subsidiaries' business or operations under, (i) the articles of incorporation of HCIA, as amended (the "HCIA Articles"), or bylaws or the comparable organizational documents of any of its subsidiaries, (ii) except for such conflicts, violations or defaults, or rights of termination, cancellation or acceleration that may arise solely as a result of the merger of HCIA with and into the LLC, rather than the merger of the Merger Sub with and into HCIA, any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to HCIA or any of its subsidiaries or their respective properties or assets or
   (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HCIA or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on HCIA or any of its subsidiaries or (y) reasonably be expected to impair the ability of HCIA to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HCIA or any of its subsidiaries in connection with the execution and delivery of this Agreement by HCIA or the consummation by HCIA of the transactions contemplated hereby, except for (1) the filing of a pre-merger notification and report form by HCIA under the HSR Act or filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction; (2) the filing with the SEC of (A) the Proxy Statement relating to the HCIA Stockholders' Meeting, and (B) such reports under Sections 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of the Certificates of Merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which HCIA is qualified to do business and such filings with Governmental Entities as may be necessary to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on HCIA or any of its subsidiaries or (y) reasonably be expected to impair the ability of HCIA to perform its obligations under this Agreement. The HCIA Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained by HCIA in connection with this Agreement under the Material Contracts prior to the consummation of the transactions contemplated by this Agreement, except for such consents and approvals that may be required solely as a result of the merger of HCIA with and into the LLC, rather than the merger of the Merger Sub with and into HCIA.

      (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. HCIA has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1996 (as such documents have been amended since the time of their filing collectively the "HCIA SEC Documents"). As of their respective dates, the HCIA SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended ("the Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HCIA SEC Documents, and none of the HCIA SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of HCIA's subsidiaries is required to file any forms, reports or other documents with the SEC. The consolidated financial statements of HCIA and its subsidiaries included in the HCIA SEC Documents have been prepared from and are in accordance with the books and records of HCIA and its consolidated subsidiaries, comply as to form, as of their respective dates of filing with the SEC, in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HCIA and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither HCIA nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on HCIA.

      (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by HCIA specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to HCIA's stockholders or at the time of the HCIA Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by HCIA with respect to statements made or incorporated by reference therein based on information supplied by Acquiror specifically for inclusion or incorporation by reference in the Proxy Statement.

      (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1(a), since December 31, 1998, HCIA and its subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HCIA's capital stock or any redemption or other acquisition by HCIA of any shares of its capital stock, (ii) any split, combination or reclassification of any of HCIA's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of HCIA's capital stock, except for issuances of HCIA Common Stock upon exercise or conversion of HCIA Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms,
   (iii) except as set forth in the HCIA Disclosure Schedule, (A) any granting by HCIA or any of its subsidiaries to any current or former director, officer, consultant or other key employee of HCIA or its subsidiaries of any increase in compensation, bonus, insurance or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of December 31, 1998, (B) any granting by HCIA or any of its subsidiaries to any such current or former director, officer, consultant or employee of any increase in severance or termination pay, or (C) any entry by HCIA or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting (other than those for annual compensation of $100,000 or less), severance, termination or indemnification agreement with any such current or former director, officer, consultant or key employee, (iv) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by HCIA materially affecting its assets, liabilities or business, (v) any tax election that individually or in the aggregate would have a material adverse effect on HCIA or any of its tax attributes or any settlement or compromise of any material income tax liability, (vi) any entry into or any amendment to any agreement, commitment or transaction by HCIA or any subsidiary thereof which is material to HCIA or any subsidiary thereof other than agreements entered into in the ordinary course of business with person or entities not affiliated with HCIA or (vii) any action taken by HCIA or any of the HCIA subsidiaries during the period from January 1, 1999 through August 11, 1999 that, if taken during the period from August 11, 1999 through the Effective Time, would constitute a breach of Section 4.1(a). From August 11, 1999 through the date of this Agreement, neither HCIA nor any of its subsidiaries, nor the Board of Directors of HCIA nor any committee thereof has taken or permitted any action that, if taken or permitted during the period from August 11, 1999 through the Effective Time, would constitute a breach of Section 4.2.

      (h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION.

         (i) HCIA, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of HCIA and its subsidiaries (the "HCIA Permits") except where the failure to have any such HCIA Permits individually or in the aggregate would not have a material adverse effect on HCIA.

         (ii) Except as specifically disclosed in the HCIA Disclosure Schedule, HCIA and its subsidiaries are in compliance with the terms of the HCIA Permits and all applicable local, state, federal and foreign laws, rules, regulations, and ordinances (collectively "Applicable Laws") relating to HCIA and its subsidiaries or their businesses or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on HCIA or any of its subsidiaries. As of August 11, 1999, except as disclosed in the HCIA Disclosure Schedule, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to HCIA or any of its subsidiaries or any of their respective properties, is pending or, to the best knowledge of HCIA, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on HCIA or (B) reasonably be expected to impair the ability of HCIA to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

         (iii) Neither HCIA nor any HCIA subsidiary is subject to any outstanding order, injunction, judgment or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on HCIA.

      (i) ABSENCE OF CHANGES IN BENEFIT PLANS. The HCIA Disclosure Schedule lists the following employee benefit plans sponsored or maintained by HCIA and or its subsidiaries: (1) pension, profit sharing, deferred compensation, incentive compensation (other than agreements with 50 salespersons entered into in the ordinary course of business, copies of which have been provided to Acquiror), bonus, stock option, stock purchase, phantom stock, vacation, severance, disability, medical, hospitalization, dental, life insurance or other plans, arrangements or understandings providing pension, welfare or incentive compensation benefits, or (2) employment agreements, consulting agreements, management retention and severance agreements with any current or former officers, key employees, consultants or directors of HCIA or any subsidiary thereof (collectively, the "HCIA Benefit Plans"). HCIA has delivered to Acquiror or provided to Acquiror for review true and complete copies of (i) plan documents (as applicable) and summary plan descriptions with respect to all "employee welfare benefit plans" and "employee pension benefit plans" (within the meaning of Sections 3(1) or 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored or maintained by HCIA or its subsidiaries ("ERISA Plans"), (ii) plan documents or summary descriptions of all bonus or incentive compensation plans, programs and arrangements for employees of HCIA and/or its subsidiaries including, without limitation, stock option and stock purchase plans, (iii) all severance and employment agreements of HCIA with directors, consultants, officers or employees, (iv) all written and unwritten severance programs and policies of each of HCIA and each HCIA subsidiary, and (v) all plans or arrangements of HCIA and each HCIA subsidiary relating to its employees which contain change in control provisions. HCIA has or will deliver to Acquiror true and complete copies of the IRS Form 5500 filed in the most recent plan year with respect to any ERISA Plan, including, as applicable, all schedules thereto and financial statements with attached opinions of independent auditors. Except as set forth in the HCIA Disclosure Schedule, since December 31, 1998, there has not been any adoption or amendment in any respect by HCIA or any of its subsidiaries of any HCIA Benefit Plan, or any change in the manner in which contributions to any HCIA deferred compensation plan is made or the basis on which such contributions are determined. Since December 31, 1998, neither HCIA nor any HCIA subsidiary has amended any stock option or stock bonus plan to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

      (j) BENEFIT PLANS.

         (i) The HCIA Benefit Plans have been operated, and are, in substantial compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other Applicable Laws and the terms of such benefit plans, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on HCIA. Each HCIA Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any HCIA Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the best knowledge of HCIA, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such HCIA Benefit Plan or the exempt status of any such trust.

         (ii) No HCIA Benefit Plan is subject to Title IV of ERISA or is a "multi-employer plan" within the meaning of Section 3(37) of ERISA, and neither HCIA nor any other organization which is a member of a "controlled group" of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which HCIA is a member, has ever maintained, or been obligated to contribute to, a plan subject to Title IV of ERISA or a multi-employer plan.

         (iii) No HCIA Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

         (iv) Neither HCIA nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract. As of August 11, 1999, there is no labor dispute, strike or work stoppage against HCIA or any of its subsidiaries pending or, to the best knowledge of HCIA, threatened which may interfere with the respective business activities of HCIA or any of its subsidiaries. As of August 11, 1999, none of HCIA, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of HCIA or any of its subsidiaries, and there is no charge or complaint against HCIA or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or, to the best knowledge of HCIA, threatened against HCIA or any of its subsidiaries.

         (v) Except as set forth in the HCIA Disclosure Schedule, no employee of HCIA will be entitled to any payment (whether severance pay or otherwise), additional benefits or any acceleration of the time of payment or vesting of any benefits under any HCIA Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

         (vi) There are no material unresolved claims or disputes under the terms of, or in connection with, any HCIA Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

         (vii) To the best knowledge of HCIA, no non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Code) involving any HCIA Benefit Plan has occurred that could subject HCIA to any tax penalty or other cost or liability (by indemnification or otherwise). All contributions required to be made under the terms of any HCIA Benefit Plan have been timely made.

      (k) TAXES.

         (i) Except as set forth in the HCIA Disclosure Schedule each of HCIA and its subsidiaries has filed all federal, state, foreign, local, income, sales and other tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. HCIA and each of its subsidiaries has paid (or HCIA has paid or caused to be paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the HCIA SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by HCIA and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

         (ii) No deficiencies for any taxes have, to the best knowledge of HCIA, been proposed, asserted or assessed against HCIA or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on HCIA. Except as provided in the HCIA Disclosure Schedule, all of the federal income tax returns of the affiliated group of which HCIA is the common parent have closed by virtue of the applicable statute of limitations.

         (iii) Except as set forth in the HCIA Disclosure Schedule, neither HCIA nor any HCIA subsidiary has made any parachute payments as such term is defined in Section 280G of the Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the

      Code. Neither HCIA nor any HCIA subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

         (iv) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the best knowledge of HCIA, are pending with regard to any taxes or tax returns of HCIA or of any of its subsidiaries. No written notification has been received by HCIA or by any of its subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any taxes due from or with respect to or attributable to HCIA or any of its subsidiaries or any tax return filed by or with respect to HCIA or any of its subsidiaries. To the best of HCIA's knowledge, there is no dispute or claim concerning any tax liability of HCIA or any of its subsidiaries either claimed or raised by any United States or foreign taxing authority in writing.

         (v) During their most recent five taxable years, respectively, neither HCIA nor any of its subsidiaries has made a change in tax accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which has or would be reasonably likely to have a material adverse effect on HCIA or any of its subsidiaries. Neither HCIA nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law, by reason of a voluntary change in tax accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

         (vi) Neither HCIA nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement. Neither HCIA nor any of its subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement. Neither HCIA nor any of its subsidiaries has any liability for taxes of another person by contract or otherwise.

      (l) VOTING REQUIREMENTS. The affirmative vote at the HCIA Stockholders' Meeting (the "HCIA Stockholder Approval") of the holders of a majority of all outstanding shares of HCIA Common Stock entitled to vote at a duly convened and held meeting of HCIA stockholders is the only vote of the holders of any class or series of HCIA's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

      (m) STATE TAKEOVER STATUTES. On August 11, 1999, the Board of Directors of HCIA adopted a resolution or resolutions approving this Agreement and the transactions contemplated hereby and, assuming the accuracy of Acquiror's representation and warranty contained in Section 3.1(e), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the HCIA Board of Directors under the provisions of Sections 3-602 and 3-701 ET SEQ. of the MGCL such that Sections 3-602 and 3-701 ET SEQ. of the MGCL do not apply to this Agreement or the transactions contemplated hereby. No state takeover statute other than Sections 3-602 and 3-701 ET SEQ. of the MGCL (which have been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

      (n) BROKERS. Except as set forth in the HCIA Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HCIA.

      (o) OPINION OF FINANCIAL ADVISOR. The Board of Directors of HCIA has received the opinion of Deutsche Bank Securities Inc., dated August 11, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of HCIA Common Stock, a signed copy of which opinion has been delivered to Acquiror.

      (p) OWNERSHIP OF ACQUIROR EQUITY INTERESTS. To the best knowledge of HCIA, as of August 11, 1999 or at any time within twelve months prior to August 11, 1999 neither HCIA nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) or owned, directly or indirectly, or
   (ii) is or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, equity interests of Acquiror.

      (q) INTELLECTUAL PROPERTY.

         (i) HCIA or its subsidiaries own or have a valid right to use all of the trademarks, copyrights, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); patents; Software (as defined below); confidential information, know-how, proprietary processes, formulae, algorithms, models, methodologies and other trade secrets (collectively, "Trade Secrets") used in or necessary for the conduct of HCIA's and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect on HCIA's and its subsidiaries' business as currently conducted considered as a whole (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this Section 3.2(q), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of HCIA or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

         (ii) HCIA and its subsidiaries own or have a valid right to use all items of Intellectual Property set forth in the HCIA Disclosure Schedule and own or have the right to use all items of Intellectual Property necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by HCIA and its subsidiaries and to conduct the business of HCIA and its subsidiaries as presently conducted or as currently proposed to be conducted. The Intellectual Property owned by HCIA or any subsidiary is free and clear of all Liens.

         (iii) The Intellectual Property owned by HCIA or any of its subsidiaries and, to HCIA's best knowledge, any Intellectual Property used by HCIA, is valid and subsisting, in full force and effect, and has not been rescinded, canceled, expired, or abandoned. There is no pending or, to HCIA's best knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by HCIA or any of its subsidiaries, or, to HCIA's best knowledge, against any Intellectual Property licensed to HCIA or any of its subsidiaries.

         (iv) To the best knowledge of HCIA or any of its subsidiaries, the conduct of the business of HCIA and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any patent, copyright, trademark, service mark, trade secret or other intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the best knowledge of HCIA, threatened, and neither HCIA nor any of its subsidiaries has received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property.

         (v) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which in any respect (a) restrict the right of HCIA or its subsidiaries to use any Intellectual Property, or (b) restrict the business of HCIA or its subsidiaries in order to accommodate a third party's intellectual property rights.

         (vi) All of HCIA's and its subsidiaries' patents, trademarks and copyrights issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices or governmental agencies of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and HCIA and its subsidiaries, as the case may be, are the record owners thereof. There have been no acts or omissions by HCIA or its subsidiaries, the result of which would be to compromise the rights of HCIA or its subsidiaries to apply for or enforce appropriate legal protection of such Intellectual Property.

         (vii) HCIA and each of its subsidiaries have adopted reasonable measures in accordance with normal industry practice to protect the confidentiality of Trade Secrets and other confidential Intellectual Property, including (a) requiring all of its employees, officers, agents, consultants, directors and independent contractors having access thereto to execute written nondisclosure agreements and (b) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the best knowledge of HCIA or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects HCIA and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the best knowledge of HCIA, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof. No former employees, officers, agents, consultants, directors or independent contractors of HCIA or any of its subsidiaries have asserted any claim, or have any, valid claim or valid right to any of HCIA's or any of its subsidiaries' Intellectual Property used in or necessary for the conduct of HCIA's or its subsidiaries' business as now conducted or as currently proposed to be conducted. To HCIA's best knowledge, no employee, officer, agent, independent contractor, consultant or director of HCIA or any of its subsidiaries is a party to or otherwise bound by any agreement with any other person (including, any former employer) which conflicts with any obligation or commitment of such employee to HCIA or any of its subsidiaries under any agreement to which he or she is a party.

         (viii) To the best knowledge of HCIA, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by HCIA or any of its subsidiaries.

         (ix) The consummation of the transactions contemplated hereby shall not result in the loss or impairment of HCIA's or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority.

         (x) The computer systems of HCIA and its subsidiaries (including all Software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment) are Year 2000 Compliant or will be Year 2000 Compliant by December 31, 1999. "Year 2000 Compliant" means that the computer systems: (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000, including calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output; (ii) have the ability to provide date recognition for any data element without limitation (including date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values); (iii) have the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) have the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000; (vi) have the ability to process correctly after January 1, 2000 data containing dates before that date; and (vii) have the ability to recognize all "leap years," including February 29, 2000.

      (r) CERTAIN CONTRACTS. The HCIA Disclosure Schedule sets forth a complete and correct list as of August 11, 1999 of the following types of agreements to which HCIA or any subsidiary thereof is a party to or bound by: (i) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of HCIA and its subsidiaries (including, for purposes of this Section 3.2(r), Acquiror and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted; (ii) exclusive supply or purchase contracts or any exclusive requirements contracts; (iii) agreements filed as an exhibit to the HCIA SEC Documents and each agreement that would have been required to be filed as an exhibit to the HCIA SEC Documents had such agreement been entered into as of the date of filing of any such HCIA SEC Document; (iv) employment, severance, termination, consulting (other than those for annual compensation of $50,000 or less) and retirement agreements; (v) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of $50,000; (vi) agreements that require aggregate future payments to or by HCIA or any subsidiary thereof of more than $100,000 per annum (other than purchase orders and other transactions entered into in the ordinary course of business consistent with past practice with a term not exceeding one year); (vii) agreements containing any "change of control" provisions which, if triggered, would involve payments by HCIA or any subsidiary in excess of $50,000 or other material rights or obligations; (viii) material agreements with any key employee, director, officer, or person known to
   HCIA to be a direct or indirect stockholder of HCIA; (ix) joint venture, partnership and similar agreements involving a sharing of profits; (x) acquisition or divestiture agreements relating to (A) the sale of assets or stock of HCIA or any subsidiary or (B) the purchase of assets or stock of any other person, specifying any earn-out or other payments required to be made after the date hereof; (xi) brokerage, finder's or financial advisory agreements; (xii) guarantees of indebtedness for borrowed money of any person; or (xiii) contracts or other agreements which would prohibit or delay the consummation of the Merger or any of the transactions contemplated by this Agreement, other than solely as a result of the merger of HCIA with and into the LLC, rather than the merger of the Merger Sub with and into HCIA (all contracts of the type described in the foregoing clauses being collectively referred to herein as "Material Contracts").
   HCIA has delivered to Acquiror or made available to Acquiror for review, prior to the execution of this Agreement, complete and correct copies of all Material Contracts. Each Material Contract constitutes the legal, valid and binding obligation of HCIA enforceable against HCIA in accordance with its terms (or, to the extent a HCIA subsidiary is a party, such subsidiary) and is in full force and effect, and HCIA and each HCIA subsidiary have in all respects performed all obligations required to be performed by them to date under each Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on HCIA or any of its subsidiaries. Except for such violations or defaults that may arise solely as a result of the merger of HCIA with and into the LLC, rather than the merger of the Merger Sub with and into HCIA, neither HCIA nor any HCIA subsidiary knows of, or has received notice of, any violation or default under (nor, to the best knowledge of HCIA, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract.

      (s) HCIA RIGHTS AGREEMENT. HCIA has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the HCIA Rights Agreement or amending or terminating the HCIA Rights Agreement) so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the HCIA Rights Agreement or enable or require the HCIA Rights to be exercised, distributed or triggered.

      (t) ENVIRONMENTAL LIABILITY. Except as set forth in the HCIA Disclosure Schedule and except for matters which, individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on HCIA or any of its subsidiaries, (i) HCIA and each subsidiary is in compliance with all applicable Environmental Laws (as defined below); (ii) all permits and other governmental authorizations currently held by HCIA and each subsidiary pursuant to the Environmental Laws are in full force and effect, HCIA and each subsidiary is in compliance with all of the terms of such permits and authorizations, and no other permits or authorizations are required by HCIA or any subsidiary for the conduct of their respective businesses; and (iii) the management, handling, storage, transportation, treatment, and disposal by HCIA and each subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws. Neither HCIA nor any subsidiary has received any written communication that alleges that HCIA or any subsidiary is not in compliance in all material respects with all applicable Environmental Laws. Except as set forth in the HCIA Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best knowledge of HCIA, threatened against HCIA or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on HCIA or any of its subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended. To the best knowledge of HCIA, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation or any of its subsidiaries on HCIA. As used in this Agreement, these terms shall have the following meanings:

         (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability against HCIA or any of its subsidiaries arising out of, based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by HCIA or any subsidiary thereof or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

         (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

         (iii) "Hazardous Materials" means wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

      (u) INSURANCE. HCIA and each of its subsidiaries have policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of HCIA and its subsidiaries. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on HCIA. All premiums due and payable under all such policies have been paid and HCIA and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies. HCIA has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      (v) TRANSACTIONS WITH AFFILIATES. Except as disclosed in the HCIA Disclosure Schedule, since December 31, 1998, there have been no transactions, agreements, arrangements or understandings between HCIA and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      (w) EMPLOYMENT MATTERS. Except as set forth in the HCIA Disclosure Schedule, to the best knowledge of HCIA, no vice president or key group of employees has any plans to terminate their employment with HCIA or any of its subsidiaries as a result of the transactions contemplated hereby or otherwise. HCIA and each subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except where noncompliance would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on HCIA or any of its subsidiaries.

      (x) TITLE AND CONDITION OF PROPERTIES. Except as set forth in the HCIA Disclosure Schedule, HCIA and its subsidiaries own good and marketable title, free and clear of all Liens, to all of their real and personal property and assets shown on the December 31, 1998 audited consolidated financial statements of HCIA and its consolidated subsidiaries, except for
   (i) assets which have been disposed of to nonaffiliated third parties since December 31, 1998 in the ordinary course of business, (ii) Liens reflected in such financial statements or in the notes thereto, (iii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and
   (iv) Liens for current taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by HCIA and its subsidiaries are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The personal property and assets of HCIA and its subsidiaries which are shown in the December 31, 1998 audited consolidated financial statements of HCIA and its consolidated subsidiaries or which were acquired after December 31, 1998, and the Intellectual Property owned or used by HCIA and its subsidiaries collectively include all assets necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by HCIA and its subsidiaries and to conduct the business of HCIA and its subsidiaries as presently conducted or as currently contemplated to be conducted.

      (y) NET OPERATING LOSS CARRYFORWARDS. To the best knowledge of HCIA, after consulting with its outside tax accountants, the net operating loss carryforwards of HCIA and its subsidiaries as of August 11, 1999 are in excess of $107,000,000 and constitute valid net carryforwards which have been properly and accurately recorded on the consolidated financial statements of HCIA in accordance with GAAP applied on a consistent basis.

      (z) FULL DISCLOSURE. None of the representations or warranties made by HCIA herein or in any schedule hereto, including the HCIA Disclosure Schedule, or any certificate furnished by HCIA pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 CONDUCT OF BUSINESS.

      (a) CONDUCT OF BUSINESS BY HCIA. Except as set forth in the HCIA Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Acquiror in writing, during the period from August 11, 1999 to the Effective Time, HCIA has carried on and shall continue to carry on, and its subsidiaries have carried on and HCIA shall continue to cause them to carry on, their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable best efforts to preserve intact their current business organizations, use commercially reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them so that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from August 11, 1999 to the Effective Time, HCIA has not and shall not, and has not permitted and shall not permit any of its subsidiaries to:

         (i) (x) declare, set aside or pay any dividends on, make any other distributions payable in cash, stock, or property in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of HCIA Common Stock upon the exercise of HCIA Employee Stock Options outstanding as of August 11, 1999 in accordance with their present terms (including cashless exercises) or (z) purchase, redeem or otherwise acquire any shares of capital stock of HCIA or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercises of HCIA Employee Stock Options, or in connection with withholding obligations relating thereto);

         (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of HCIA Common Stock upon the exercise of HCIA Employee Stock Options outstanding as of August 11, 1999 in accordance with their present terms);

         (iii) except as contemplated hereby, amend its articles of incorporation, bylaws or other comparable organizational documents;

         (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force as of August 11, 1999 make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of HCIA provided however, that in no event shall any such investments exceed $50,000 in any single case or $150,000 in the aggregate.

         (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice, including, without limitation, in connection with consolidation of acquired businesses or as would not have a material adverse effect on HCIA or any of its subsidiaries;

         (vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) to be no longer true and correct or that would impair or delay the ability of HCIA to consummate the Merger in accordance with the terms hereof;

         (vii) other than in the ordinary course of business, make any loans or advances to any person (other than wholly owned subsidiaries of HCIA), incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a credit facility in effect as of the date hereof (including any replacement facilities), in the ordinary course of business consistent with past practice;

         (viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

         (ix) other than in the ordinary course of business, enter into or terminate any material contract or agreement (including, without limitation, any of the Material Contracts), or make any change in any of its material leases or contracts (including, without limitation, any of the Material Contracts), other than amendments or renewals of contracts and leases without material adverse changes of terms or waive, release or assign any claims with respect thereto;

         (x) except for increases in accordance with normal past practice, increase in any manner the compensation or fringe benefits of any of its officers, directors or key employees, or materially increase the foregoing in respect of any other employees; enter into any commitment to pay any pension, stay bonus, retirement, termination or severance benefit to any such officers, employees, or directors, or make any material commitment to pay any of the foregoing to any employees; adopt or commit itself to any new benefit, compensation or stock option plan or arrangement; or amend, supplement, or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement any existing benefit, stock option, profit sharing, insurance or compensation plan or arrangement (other than as may be required by applicable law);

         (xi) change any of the accounting methods used by HCIA or any of its subsidiaries unless required by generally accepted accounting principles;


         (xii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Acquiror;

         (xiii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of HCIA and its consolidated subsidiaries;

         (xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HCIA or any of its subsidiaries (other than the Merger); or

         (xv) authorize, or commit or agree to take, any of the foregoing actions or recommend, propose or announce an intention to do any of the foregoing

      (b) OTHER ACTIONS. Except as required by law, from August 11, 1999 to the Effective Time, Acquiror and HCIA have not and shall not, and have not permitted and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

      (c) ADVICE OF CHANGES. From August 11, 1999 to the Effective Time, Acquiror and HCIA have promptly advised, and shall promptly advise, the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2 NO SOLICITATION BY HCIA.

      (a) Neither HCIA nor any of its subsidiaries shall (and HCIA shall not permit its officers, directors, employees, representatives and agents, including, but not limited to, its investment bankers, attorneys and accountants) directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Acquiror, the LLC or any of their representatives) concerning any proposal or offer to acquire 10% or more of the assets of HCIA or any of its subsidiaries or any capital stock of HCIA or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving HCIA or any subsidiary, or any division or operating or principal business unit of HCIA (an "Acquisition Proposal"), except that nothing contained in this Section 4.2 or any other provision hereof shall prohibit HCIA or HCIA's Board of Directors from (i) taking and disclosing to HCIA's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to HCIA's stockholders as, in the good faith judgment of the Board, after receiving written advice from legal counsel to HCIA, is required under applicable law, provided that HCIA may not, except as permitted by Section 4.2(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. HCIA and its representatives shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, (a) HCIA may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements if in the opinion of the Board of Directors, after receipt of written advice from legal counsel to HCIA, the failure to provide such information would result in a significant possibility that the Board of Directors would breach or violate its fiduciary duties to HCIA's stockholders under applicable law, and (b) HCIA may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of HCIA relating to any such transaction which the Board of Directors determines in good faith, after consultation with its financial advisors, represents a superior transaction to the Merger and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and (y) in the opinion of the Board of Directors of HCIA, after receipt of written advice from legal counsel to HCIA, the failure to engage in such discussions or negotiations would result in a significant possibility that the Board of Directors would breach or violate its fiduciary duties to HCIA's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). HCIA shall immediately notify the Acquiror in writing of the existence of any proposal or inquiry received by HCIA and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction and thereafter shall keep the Acquiror fully informed on a current basis of any changes in the status and content of any such proposals.

      (b) Except as set forth herein, neither the Board of Directors of HCIA nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Acquiror or the LLC, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Closing Date, the Board of Directors of HCIA may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an Agreement with respect to a Superior Proposal, in each case at any time after the tenth business day following the Acquiror's receipt of written notice from HCIA advising the Acquiror that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; PROVIDED, HOWEVER, that HCIA shall not enter into an agreement with respect to a Superior Proposal unless HCIA shall have furnished the Acquiror with written notice not later than ten business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate in good faith with the Acquiror during such ten business day period to make such adjustments in the terms and conditions of this Agreement as would enable HCIA to proceed with the transactions contemplated hereby on such adjusted terms.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     SECTION 5.1 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Non-Disclosure Agreement, dated April 27, 1999, entered into by HCIA and the Acquiror (the "Non-Disclosure Agreement") and subject to applicable law, HCIA shall, and shall cause its respective subsidiaries to, afford to Acquiror and its officers, employees, accountants, counsel, financing sources, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not materially interfere with the business or operations of
HCIA) and, during such period, HCIA shall, and shall cause each of its subsidiaries to, furnish promptly to Acquiror (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Acquiror and its representatives may reasonably request. No review pursuant to this Section 5.1 shall affect any representation or warranty given by HCIA hereunder. Acquiror will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Non-Disclosure Agreement.

     SECTION 5.2 BEST EFFORTS.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) at the request of Acquiror, the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties (it being understood and agreed that the failure to obtain any consent, approval or waiver after using reasonable efforts to attempt to obtain such consent, approval or waiver shall not be deemed a breach of this Agreement; provided, however, that the obligation of Acquiror to effect the Merger is subject to satisfaction or waiver of the condition to obtain the consents referred to in Section 6.3(f)), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary in this Agreement, neither HCIA nor Acquiror shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would materially restrict either HCIA or Acquiror in the conduct of its business as heretofore conducted.

      (b) HCIA and the Acquiror shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

      (c) In connection with and without limiting the foregoing, Acquiror and HCIA shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.3 INDEMNIFICATION, EXCULPATION AND INSURANCE.

      (a) For three years after the Effective Time, Acquiror agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of August 11, 1999 in favor of the current or former directors or officers of HCIA and its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of HCIA.

      (b) In the event that Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 5.3.

      (c) Acquiror shall provide to HCIA's current directors and officers, for a period of at least two years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by HCIA's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in any material respect than those of such policy in effect on August 11, 1999.

      (d) The provisions of this Section 5.3 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.4 FEES AND EXPENSES. Except as set forth in this Section 5.4,
Section 7.2 and Section 8.11, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Acquiror and HCIA shall each bear and pay fifty percent (50%) of the costs, fees and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

     SECTION 5.5 PUBLIC ANNOUNCEMENTS. HCIA and Acquiror will consult with each other before issuing, and provide each other with the opportunity to review, comment upon and concur with, and use commercially reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market.

     SECTION 5.6 CONVEYANCE TAXES. HCIA and Acquiror shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.7 EMPLOYEE BENEFITS. Acquiror shall be responsible for perpetuating the group health plan continuation coverages pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") for all employees of HCIA and their eligible dependents, including such individuals who experienced a qualifying event under the COBRA rules prior to the Effective Time.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) STOCKHOLDER APPROVAL. The HCIA Stockholder Approval shall have been obtained.

      (b) GOVERNMENTAL, REGULATORY AND OTHER APPROVALS. (i) Other than the filing of the Certificates of Merger provided for under Section 1.3 and filings pursuant to the HSR Act, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Acquiror, HCIA or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (the "Requisite Regulatory Approvals") shall have been obtained and (ii) except as would not have a material adverse effect on any of Acquiror, HCIA or the Surviving LLC, the consents and approvals set forth in Sections 3.1(b) and Section 3.2(d) hereof shall have been obtained or shall no longer be required.

      (c) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) declaring this Agreement to be unenforceable in any material respect or preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on Acquiror or HCIA, as applicable; provided, however, that each of the parties shall have used the best efforts required by Section 5.2(a) to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered. There shall not be any threatened or pending suit, action or proceeding by any Governmental Entity against the LLC, the Acquiror, HCIA or any subsidiary of HCIA (A) seeking to prohibit or impose any material limitations on the Acquiror's or the LLC's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or HCIA's businesses or assets, or to compel HCIA or the LLC or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of HCIA or the Acquiror and their respective subsidiaries, (B) seeking to restrain or prohibit the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or the Voting Agreement, or seeking to obtain from HCIA, the Acquiror or the LLC any damages that are material in relation to HCIA and its subsidiaries taken together as a whole, (C) seeking to impose material limitations on the ability of the LLC, or render the LLC unable, to accept for payment, pay for or purchase some or all of the shares of HCIA Common Stock pursuant to the Merger or
   (D) which otherwise would prohibit the consummation of the Merger.

     SECTION 6.2 CONDITIONS TO OBLIGATIONS OF HCIA. The obligation of HCIA to effect the Merger is further subject to satisfaction or waiver of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror set forth herein shall be true and correct in all respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Acquiror.

      (b) PERFORMANCE OF OBLIGATIONS OF ACQUIROR. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

      (c) OPINION. HCIA shall have received an opinion of Proskauer Rose LLP, counsel to the Acquiror and the LLC, or from the in-house general counsel of such entities, substantially in the form of Exhibit 6.2(c).

      (d) CERTIFICATE. The Acquiror shall have delivered a certificate, dated as of the Closing, to HCIA executed on its behalf by its Managing Member to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied by the Acquiror.

     SECTION 6.3 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HCIA set forth herein shall be true and correct in all respects both when made and at and as of November 19, 1999 , as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on HCIA and any of its subsidiaries taken as a whole.

      (b) PERFORMANCE OF OBLIGATIONS OF HCIA. HCIA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

      (c) HCIA RIGHTS AGREEMENT. The HCIA Rights issued pursuant to the HCIA Rights Agreement shall have been terminated or shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

      (d) OPINION. The Acquiror shall have received an opinion of Whiteford, Taylor & Preston L.L.P., counsel to HCIA and its subsidiaries, substantially in the form of Exhibit 6.3(d); and

      (e) MATERIAL ADVERSE CHANGE. From August 11, 1999 through November 19, 1999, there shall not have occurred any changes, events or occurrences that would or would reasonably be expected to result, individually or in the aggregate, in a material adverse effect on HCIA and its subsidiaries taken as a whole (other than any material adverse changes, events or circumstances resulting solely from the failure to obtain any consent, approval or waiver referred to in Section 5.2 (a)(ii), if HCIA shall have complied with all its obligations therein).

      (f) CONSENTS. All consents required under the December 6, 1995 Informix Software, Inc. contract to keep such contract in full force and effect following the consummation of the Merger shall have been obtained without any terms or conditions that the Acquiror determines in its sole discretion to be unreasonably burdensome to the Acquiror or the LLC or the operations of HCIA on a going forward basis, and shall be in effect as of the Effective Time.

      (g) CERTIFICATE. HCIA shall have delivered a certificate, dated as of the Closing, to the Acquiror executed on its behalf by its President to the effect that the conditions set forth in Sections 6.3(a), (b), (c) and (e) have been satisfied by HCIA.


                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, and except in the case of Sections 7.1(e) or 7.1(g) whether before or after the HCIA Stockholder Approval:

      (a) by mutual written consent of HCIA and the Acquiror;

      (b) by either HCIA or the Acquiror:

         (i) if the Merger shall not have been consummated by December 31, 1999; provided however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

         (ii) if the HCIA Stockholder Approval shall not have been obtained at an HCIA Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

         (iii) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used the best efforts required by Section 5.2(a) to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

      (c) by HCIA (provided that HCIA is not then in breach of any representation, warranty, covenant or other agreement contained herein), if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by Acquiror or is not cured within 30 days of written notice thereof from HCIA;

      (d) by the Acquiror (provided that Acquiror is not then in breach of any representation, warranty, covenant or other agreement contained herein), if HCIA shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by HCIA or is not cured within 30 days of written notice thereof from the Acquiror;

      (e) by the Acquiror, at any time prior to the HCIA Stockholders' Meeting, if the HCIA Board of Directors shall have (A) failed to include in the Proxy Statement sent to the stockholders of HCIA its recommendation without modification or qualification that such stockholders approve this Agreement and the transactions contemplated hereby, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of Acquiror;

      (f) by the Acquiror if the Board of Directors of HCIA shall have failed to take any of the actions contemplated by Section 1.6 as a result of the exercise of its rights under Section 1.6(e); or

      (g) by HCIA if it enters into a definitive agreement in connection with a Superior Proposal in accordance with Section 4.2(b).

     SECTION 7.2 EFFECT OF TERMINATION.

      (a) In the event of termination of this Agreement as provided in Section
   7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2 and in Sections 3.1(d), 3.2(n), 5.3 and 5.4 hereof, and (ii) nothing herein shall relieve any party from liability for fraud, or any willful breach hereof.

      (b) If this Agreement is terminated (i) by Acquiror pursuant to Section 7.1(e) hereof, (ii) by Acquiror pursuant to Section 7.1(d) hereof, including, without limitation, as a result of HCIA's breach of Sections 4.2 or 1.6 hereof which, in the case of Section 1.6 only, is not cured within 30 days after notice thereof to HCIA, (iii) by Acquiror pursuant to Section 7.1(f) hereof, or (iv) by HCIA pursuant to Section 7.1(g) hereof, and, (1) prior to the termination of this Agreement, an Acquisition Proposal at a price and on terms at least as favorable to the stockholders of HCIA as the Merger shall have been made, and within one year of such termination HCIA consummates such Acquisition Proposal or (2) within 18 months of such termination HCIA enters into an agreement for a different Acquisition Proposal (whether or not with a party that had previously made an Acquisition Proposal to HCIA), in either case at a price and on terms at least as favorable to the stockholders of HCIA as the Merger, then HCIA shall pay to the Acquiror (concurrently with such termination, in the case of a termination pursuant to Section 7.1(g) hereof), and not later than the consummation of such Acquisition Proposal in any other event) a fee (the "Termination Fee") in an amount equal to 3 1/2% of the aggregate Merger Consideration payable to all of the stockholders of HCIA pursuant to the terms hereof plus an amount up to $1,000,000 to reimburse the Acquiror for all of its costs, fees and expenses (including, without limitation, all legal, investment banking and accounting costs, fees and expenses) in connection with the Merger and this Agreement (the "Expense Reimbursement Payment").

      (c) If the Agreement shall terminate for any reason, other than as provided in Sections 7.1(a), 7.1(c) or 7.2(b) hereof, then HCIA shall pay to the Acquiror up to $1,000,000 to reimburse the Acquiror for all of its costs, fees and expenses (including, without limitation, all legal, investment banking and accounting costs, fees and expenses) incurred in connection with this Agreement, such payment to be made no later than one business day following the date of delivery of the notice of termination to the other party.

      (d) HCIA and Acquiror agree that the agreements contained in Section 7.2(b) and Section 7.2(c) above (i) shall be the sole and exclusive remedies of Acquiror against HCIA for termination of the Agreement and Acquiror's remedies against HCIA shall be limited to the sums stipulated in
   Section 7.2(b) and Section 7.2(c) regardless of the circumstances giving rise to such termination and (ii) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If HCIA fails to promptly pay any payments due to the Acquiror under Sections 7.2(b) or 7.2(c), it shall pay all of the costs, fees and expenses (including all legal costs, fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

     SECTION 7.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the HCIA Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of the stockholders of HCIA, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of HCIA Common Stock hereunder, or which by law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by each of the parties' hereto.

     SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

     SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a)  if to HCIA, to: HCIA Inc.
              300 East Lombard Street
              Suite 1700
              Baltimore, Maryland 21202
              Telecopy No.: (410) 837-0681
              Attention: Charles A. Berardesco, Esq.
                         Senior Vice President and
                         General Counsel

    with a copy to: Whiteford, Taylor & Preston L.L.P.
              Seven Saint Paul Street
              Baltimore, Maryland 21202
              Telecopy No.: (410) 347-9478
              Attention: D. Scott Freed, Esq.

    and to:   Latham & Watkins
              1001 Pennsylvania Avenue, N.W.
              Suite 1300
              Washington D.C. 20004
              Telecopy No.: (202) 637-2201
              Attention: Bruce E. Rosenblum, Esq.

   (b) if to Acquiror, the LLC or the Merger Sub to:
          c/o VS&A Communications Partners III, L.P.
              350 Park Avenue
              New York, N.Y. 10022
              Telecopy No.: (212) 935-0877
              Attention: Jeffrey Stevenson,
                         Senior Managing Member

     with a copy to: VS&A Communications Partners III, L.P.
              350 Park Avenue
              New York, N.Y. 10022
              Telecopy No.: (212) 935-0877
              Attention: Jonathan Drucker, Esq.,
                         General Counsel

     and to:  Proskauer Rose LLP
              1585 Broadway
              New York, New York 10036
              Telecopy No.: (212) 969-2900
              Attention: Bertram A. Abrams, Esq. and Edward W. Kerson, Esq.

   SECTION 8.3 DEFINITIONS. For purposes of this Agreement:

      (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

      (b) "best knowledge" of any person which is not an individual means the knowledge of such person's directors and executive officers after due inquiry with respect thereto;

      (c) "material adverse effect" when used in connection with Acquiror or HCIA means any change or effect that is materially adverse to the financial condition, results of operations, business, properties, assets or liabilities of such party and its subsidiaries taken as a whole.

      (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

      (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) which is owned directly or indirectly by such first person.

     SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings used herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents, exhibits, disclosure schedules and the other documents and instruments referred to herein) and the Non-Disclosure Agreement
(a) constitute the entire agreement among the parties hereto, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.3 are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that HCIA may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Acquiror, the LLC or to any indirect or direct wholly owned subsidiary or parent of the LLC. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 HEADINGS, ETC. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall promptly negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.11 TRANSFER AND SIMILAR TAXES. Notwithstanding any other provision of this Agreement to the contrary, each of the stockholders of HCIA shall be solely responsible for the payment of any sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar taxes and fees (including any penalties, interest and additions to such fees) incurred in connection with the conversion of shares of HCIA Common Stock pursuant to this Agreement and for the accurate filing of all necessary tax returns and other documentation with respect to any transfer tax.

     IN WITNESS WHEREOF, HCIA, Acquiror, LLC and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        HCIA INC.


                                        By: /s/   GEORGE D. PILLARI
                                          -------------------------------------
                                                  GEORGE D. PILLARI
                                        CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                                CHIEF EXECUTIVE OFFICER



                                        VS&A COMMUNICATIONS PARTNERS III, L.P.


                                        By: VS&A Equities III, L.L.C., its
                                        General Partner


                                        By: /s/     JEFFREY T. STEVENSON
                                          -------------------------------------
                                                   JEFFREY T. STEVENSON
                                                  SENIOR MANAGING MEMBER



                                        VS&A-HCIA, L.L.C.


                                        By: /s/    JEFFREY T. STEVENSON
                                          -------------------------------------
                                                   JEFFREY T. STEVENSON
                                                     MANAGING MEMBER



                                        VS&A-HCIA, INC.


                                        By: /s/    JEFFREY T. STEVENSON
                                          -------------------------------------
                                                   JEFFREY T. STEVENSON
                                                        PRESIDENT

                                                                     APPENDIX B

                 [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]



                                August 11, 1999

The Board of Directors
HCIA Inc.
300 East Lombard
Baltimore, Maryland 21202


Members of the Board:

     Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to HCIA Inc. ("HCIA") in connection with the proposed transaction involving HCIA and VS&A Communications Partners III, L.P., VS&A-HCIA, L.L.C. and VS&A-HCIA, Inc. (collectively, "VS&A") pursuant to an Agreement and Plan of Reorganization, dated as of August 11, 1999 (the "Agreement"), between VS&A and HCIA, which provides, among other things, for the merger of VS&A-HCIA, Inc. ("Merger Sub") with and into HCIA (the "Merger"). As set forth more fully in the Agreement, as a result of the Merger, each outstanding share of the common stock, par value $0.01 per share, of HCIA (the "HCIA Common Stock") will be converted into the right to receive $11.00 in cash, without interest (the "Merger Consideration").

     You have requested Deutsche Bank's opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of HCIA Common Stock.

     In connection with Deutsche Bank's role as financial advisor to HCIA, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning HCIA and certain internal analyses and other information furnished to or discussed with it by HCIA and its advisors. Deutsche Bank has also held discussions with members of the senior management of HCIA and VS&A regarding the business and prospects of HCIA. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for HCIA Common Stock, (ii) compared certain financial and stock market information for HCIA with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. In connection with its engagement, Deutsche Bank was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to the acquisition of HCIA.

     Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning HCIA, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of HCIA. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of HCIA as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of HCIA and VS&A contained in the Agreement are true and correct, HCIA and VS&A will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of HCIA and VS&A to consummate the Merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all

Board of Directors
HCIA Inc.
August 11, 1999
Page 2

material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either HCIA or VS&A is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on HCIA or materially reduce the contemplated benefits of the Merger to HCIA.


     This opinion is addressed to, and for the use and benefit of, the Board of Directors of HCIA and is not a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of HCIA Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by HCIA to engage in the Merger.

     Deutsche Bank, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to HCIA in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. Deutsche Bank and its predecessors and affiliates have in the past provided financial services to HCIA and affiliates of VS&A unrelated to the proposed Merger, for which services Deutsche Bank and its predecessors and affiliates have received compensation. An affiliate of Deutsche Bank also is a limited partner of VS&A Communications Partners III, L.P. Deutsche Bank maintains a market in HCIA Common Stock and, in the ordinary course of business, Deutsche Bank and its affiliates also may actively trade or hold the securities and other instruments and obligations of HCIA for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

     Based upon and subject to the foregoing, it is Deutsche Bank's opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of HCIA Common Stock.



                                        Very truly yours,


                                        /s/ DEUTSCHE BANK SECURITIES INC.
                                        DEUTSCHE BANK SECURITIES INC.

                                                                      APPENDIX C


                             AMENDED AND RESTATED
                   AGREEMENT WITH STOCKHOLDERS OF HCIA INC.

                               October 11, 1999

     The parties to this agreement are VS&A Communications Partners III, L.P., a Delaware limited partnership ("VS&A"), and the undersigned individuals, who collectively constitute all of the executive officers of HCIA Inc., a Maryland corporation (the "Company") and are collectively referred to herein as the "Stockholders."

     An amended and restated agreement and plan of reorganization (the "Merger Agreement") among the Company, VS&A, a Delaware limited liability company of which VS&A is the sole member (the "LLC"), and a subsidiary of the LLC, has been entered into as of the date hereof, pursuant to which the Company would be merged (the "Merger") with and into the LLC and the Company's stockholders would be entitled to receive, upon the consummation of the Merger, the sum of $11.00 a share for the Company's Common Stock. A copy of the Merger Agreement is attached to this agreement.

     The parties previously entered into an agreement dated August 11, 1999 (the "Original Voting Agreement") with respect to certain matters relating to shares of the Company's Common Stock beneficially owned by the Stockholders. The parties wish to amend and restate that earlier agreement.

     It is therefore agreed as follows:

   1. THE STOCKHOLDERS' OBLIGATIONS RELATING TO THE MERGER.

      (a) NO SOLICITATION. Upon execution of this agreement, each of the Stockholders immediately shall cease any activities, discussions or negotiations with other parties with respect to any Acquisition Proposal (as defined below) or with respect to any arrangement (including, but not limited to, any "equity rollover" arrangement or employment arrangement) between the Stockholder and any third party that has made or is considering making any Acquisition Proposal to the Company, and none of the Stockholders shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than VS&A and any of its affiliates or representatives) concerning any Acquisition Proposal or any such other arrangement, except that the Stockholders may negotiate and participate in negotiations with any entity or group concerning an Acquisition Proposal to the extent that the Company is permitted to do so under the Merger Agreement. Each of the Stockholders immediately shall communicate to VS&A in writing the terms of any inquiry or proposal he receives, or any discussion that he has, in his capacity as a stockholder or executive employee of the Company, and shall inform VS&A in writing of the identity of the party making such inquiry or proposal or with whom he has such a discussion. As used in this agreement, the term "Acquisition Proposal" means any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any equity securities of, the Company or any of its subsidiaries.

      (b) BEST EFFORTS. Subject to the terms and conditions of this agreement and any fiduciary duties each Stockholder may have in his capacity as a director or officer of the Company, each of the Stockholders shall use his best efforts to cause the consummation of the transactions contemplated by this agreement and the Merger Agreement. Without limiting the generality of the foregoing, each of the Stockholders shall use his best efforts to (a) cause the Company to perform all of its obligations under the Merger Agreement, and (b) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the Merger pursuant to the Merger Agreement.

      (c) VOTING AGREEMENT. Each of the Stockholders shall, at any meeting of the holders of the Company's Common Stock or in connection with any written consent of the holders of the Company's Common Stock, vote (or cause to be voted) all of the shares in the Company then owned of record or beneficially by him or which he otherwise has the right to vote (or direct the vote) (i) in favor of the Merger, the approval of the terms of the Merger Agreement and each of the other actions contemplated by the Merger Agreement and by this agreement, and any actions required in furtherance of the Merger Agreement, and (ii) against any Acquisition Proposal and against any other action or agreement that would impede, frustrate, prevent or nullify this agreement or the transactions contemplated by this agreement or the Merger Agreement. None of the Stockholders shall be required to take any action in accordance with this provision, however, to the extent that he or the Board of Directors of the Company shall have been advised by counsel in writing that, in the opinion of such counsel, the taking of any such action would result in a significant possibility that the Stockholder would breach his fiduciary duty to the Company's stockholders under applicable law, but if the Company enters into a definitive agreement with respect to a Superior Proposal, each of the Stockholders shall use his best efforts to cause the Company to promptly pay to VS&A the Termination Fee and any required Expense Reimbursement Payment pursuant to the terms of the Merger Agreement. The terms "Acquisition Proposal," "Superior Proposal" and "Termination Fee" are defined in the Merger Agreement.

      (d) NO TRANSFER OF SHARES OR INCONSISTENT ARRANGEMENTS. Except as contemplated by this agreement or the Merger Agreement none of the Stockholders shall (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the shares in the Company (or any options to acquire shares) held by him of record or beneficially on the date of this agreement or hereafter acquired by him, (conversion of shares upon a merger resulting from a Superior Proposal not being considered a violation of this covenant), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of those shares (or options) or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to those shares, (iv) deposit any of those shares into a voting trust or enter into a voting agreement or arrangement with respect to any of those shares, or
   (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations under this agreement or with the transactions contemplated by this agreement or the Merger Agreement. None of the Stockholders shall request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the shares in the Company that he owns of record or beneficially, unless such transfer is made in compliance with this agreement.

      (e) FURTHER ASSURANCES. Each of the Stockholders shall from time to time, at VS&A's reasonable request and without further consideration, take such further lawful action and execute and deliver such additional documents as may be necessary or desirable to carry out the terms of this agreement and to consummate, in the most expeditious manner practicable, the transactions contemplated by this agreement and the Merger Agreement.

     2. AUTHORIZATION TO DISCLOSE. Each of the Stockholders authorizes VS&A, the Company, and the LLC to publish and disclose in the documents relating to the Merger, including the Proxy Statement (and all documents and schedules filed with the SEC), his identity and ownership of the common stock of the Company and the nature of his commitments, arrangements and understandings under this agreement.

     3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Each of the Stockholders represents and warrants to VS&A, as to himself only, as follows:

      (a) POWER; BINDING AGREEMENT. The Stockholder has the full right, power and authority to enter into and perform all of his obligations under this agreement. The execution, delivery and performance of this agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party or by which the Stockholder is bound (including, but not limited to, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust) or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Stockholder or any of his properties or assets. This agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this agreement or the consummation by the Stockholder of the transactions contemplated by this agreement.

      (b) NO APPROVALS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that may be required in connection with the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any governmental entity is required for the execution and delivery of this agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this agreement.

      (c) OWNERSHIP OF SHARES. The Stockholder is the record and beneficial owner of the number of shares of Common Stock of the Company and options to purchase the number of shares of Common Stock of the Company set forth opposite the Stockholder's name on schedule 3(c) to this agreement, and those shares constitute all of the shares of the Company's Common Stock owned of record or beneficially by the Stockholder (or which the Stockholder is entitled to purchase pursuant to the exercise of options). Except as set forth on schedule 3(c), subject to applicable securities laws and the terms of this agreement, the Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in section 1 of this agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights, and sole power to agree to all of the matters set forth in this agreement, in each case with respect to all of the shares in the Company beneficially owned by him, with no limitations, qualifications or restrictions on those rights.

      (d) TITLE TO SHARES. Except as set forth on schedule 3(c), the shares in the Company owned by the Stockholder of record or beneficially and all options held by the Stockholder are now, and at all times prior to the consummation of the Merger will be, owned by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims and encumbrances, except as set forth in schedule 3(c) and such Stockholder has good and marketable title thereto with no restrictions on such Stockholder's rights of disposition pertaining thereto. All shares in the Company hereafter acquired by the Stockholder upon exercise of options will at all times from the date of acquisition to the date of consummation of the Merger be owned by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of any claims, liens and encumbrances.

      (e) LITIGATION. Except as previously disclosed to VS&A pursuant to the Merger Agreement, there is no litigation, proceeding or governmental investigation pending or, to the best of the knowledge of the Stockholder, threatened, or any order, injunction or decree outstanding, against the Company or the Stockholder that would prevent or interfere with the consummation of the Merger and the transactions contemplated by this agreement.

      (f) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Stockholder.

   4. REPRESENTATIONS AND WARRANTIES OF VS&A. VS&A represents and warrants to each of the Stockholders as follows:

      (a) POWER; BINDING AGREEMENT. VS&A has the corporate power and authority to enter into and perform all of its obligations under this agreement and the execution, delivery and performance of this agreement by VS&A has been duly authorized by all necessary partnership action. The execution, delivery and performance of this agreement by VS&A will not violate any other agreement to which VS&A is a party or by which VS&A is bound or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to VS&A or any of its properties or assets. This agreement has been duly and validly executed and delivered by VS&A and constitutes a legal, valid and binding agreement of VS&A, enforceable against it in accordance with its terms.

      (b) NO APPROVALS. Except for filings under the HSR Act and the Exchange Act that may be required in connection with the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this agreement by VS&A and the consummation by VS&A of the transactions contemplated by this agreement.

   5. TERM.

     This agreement shall continue in full force and effect until the consummation of the Merger pursuant to the Merger Agreement or the termination of the Merger Agreement in accordance with its terms. The termination of this agreement pursuant to this provision shall not relieve any party of liability for any prior breach of its or his obligations under this agreement.

   6. INVESTMENT BANKING FEE; ADVISORY SERVICES.

      (a) Upon the consummation of the Merger, the LLC shall pay to Veronis, Suhler & Associates Inc. ("VS&A Inc."), or any affiliate thereof, for investment banking rendered to the LLC in connection with the Merger, an investment banking fee in an amount equal to 1% of the sum of (i) the aggregate amount payable for the shares of Common Stock pursuant to the Merger Agreement and (ii) the aggregate amount of the Company's outstanding debt immediately prior to the Merger.

      (b) After the consummation of the Merger, for as long as VS&A, Inc. maintains a direct or indirect ownership interest in the Company, VS&A Inc. shall be retained by the Company to provide investment banking advisory services for the Company for a fee of $200,000 a year. In addition, VS&A Inc. shall be the exclusive advisor to the Company with respect to acquisitions, divestitures, private equity or debt issuances, mergers, or consolidations or similar transactions, and VS&A Inc. shall be entitled to its customary fees for services in connection with each such transaction.

   7. DEFINITIONS.

      (a) SHARES. Any reference in this agreement to the shares owned of record or beneficially by a Stockholder shall be deemed to include shares hereafter acquired by the Stockholder upon any stock dividend or distribution or any change in the Company's Common Stock by reason of any split-up, recapitalization, combination, exchange of shares or similar corporate action or upon the exercise of any options.

      (b) BENEFICIAL OWNERSHIP. For the purpose of this agreement, beneficial ownership with respect to any shares means beneficial ownership as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

   8. MISCELLANEOUS.

      (a) RELIANCE BY VS&A. Each of the Stockholders acknowledges that he understands that VS&A will enter into, and cause the LLC to enter into, the Merger Agreement in reliance upon the Stockholders' performance of their respective obligations under this agreement.

      (b) ENTIRE AGREEMENT; NO ORAL CHANGE. This agreement contains a complete statement of all of the arrangements among the parties with respect to its subject matter, supersedes all prior agreements and understandings, written and oral, among the parties with respect to that subject matter, and cannot be changed or terminated except by an agreement in writing signed by all parties.

      (c) BINDING AGREEMENT. This agreement and the obligations under this agreement shall attach to the shares owned of record and beneficially by each of the Stockholders and shall be binding upon any person or entity to which legal or beneficial ownership of those shares shall pass, whether by operation of law or otherwise, including, but not limited to, each of the Stockholders' guardians, heirs, executors, administrators or successors. The transferee of any shares shall remain liable for the performance of all of the obligations of the transferor under this agreement.

      (d) ASSIGNMENT. None of the parties may assign any of its or his rights or delegate any of its or his duties under this agreement without the prior written consent of the other parties.

      (e) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which has been confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i) if to VS&A, to:

         VS&A Communications Partners III, L.P.
         350 Park Avenue
         New York, New York 10022
         Telecopy No.: (212) 935-0877
         Att: Jeffrey T. Stevenson, President and
            Jonathan D. Drucker, General Counsel

         with a copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, New York 10036
         Telecopy No.: (212) 969-2900
         Att: Bertram A. Abrams, Esq. and Edward W. Kerson, Esq.

         (ii) if to the Stockholders, to:

         Charles A. Berardesco, Esq.
         c/o HCIA Inc.
         300 East Lombard Street
         Baltimore, Maryland 21202
         Telecopy No.: (410) 837-0681

      (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had not been contained in this agreement.

      (g) SPECIFIC PERFORMANCE. Each of the Stockholders acknowledges that the Company's business is of a special, unique and extraordinary character, and that any default in the performance of his obligations under this agreement could not be adequately compensated for by damages. Accordingly, if a Stockholder defaults in the performance of his obligations under this agreement, VS&A shall be entitled, in addition to any other remedies that it may have, to enforcement of this agreement by a decree of specific performance requiring the Stockholder to fulfill those obligations, without the necessity of showing actual damages and without any bond or other security being required.


      (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this agreement or otherwise available in respect of this agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise by that party of any other right, power or remedy.

      (i) NO WAIVER. The failure of any party to exercise any right, power or remedy provided under this agreement or otherwise available at law or in equity, or to insist upon compliance by any other party with its obligations under this agreement, and any custom or practice of the parties at variance with the terms of this agreement, shall not constitute a waiver by that party of its right to exercise any such right, power or remedy.

      (j) NO THIRD PARTY BENEFICIARIES. This agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party to this agreement.

      (k) GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York.

      (l) JURISDICTION. The United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including, but not limited to, the IN PERSONAM and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or FORUM NON CONVENIENS, the absence of IN PERSONAM or subject matter jurisdiction and any similar grounds, and consents to service of process by mail (in accordance with section 8(e)) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

      (m) HEADINGS. The headings in this agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this agreement.

      (n) COUNTERPARTS. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed as of the date first written above.


                                        VS&A COMMUNICATIONS PARTNERS III, L.P.


                                        By: VS&A Equities III, L.L.C., its
                                        General Partner


                                        By: /s/    JEFFREY T. STEVENSON
                                          -------------------------------------
                                                   JEFFREY T. STEVENSON
                                              TITLE: SENIOR MANAGING MEMBER



                                        By: /s/   GEORGE D. PILLARI
                                          -------------------------------------
                                                  GEORGE D. PILLARI




                                        By: /s/      DONALD S. GOOD
                                          -------------------------------------
                                                     DONALD S. GOOD




                                        By: /s/      BARRY C. OFFUTT
                                          -------------------------------------
                                                     BARRY C. OFFUTT




                                        By: /s/   CHARLES A. BERARDESCO
                                          -------------------------------------
                                                  CHARLES A. BERARDESCO

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
--------------------------------------------------------------------------------
                                   HCIA INC.
                            300 East Lombard Street
                           Baltimore, Maryland 21202

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints GEORGE D. PILLARI and CHARLES A. BERARDESCO as proxies, each with full powers of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock, $0.01 par value, of HCIA Inc. (the "Company") held of record by the undersigned on October 8, 1999, at the Special Meeting of Stockholders of the Company to be held on November 17, 1999, and at any adjournments or postponements thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Special Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal 1 and in accordance with the judgment of the persons named as proxies herein on any matters that may properly come before the Special Meeting.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

             (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                              PLEASE MARK YOUR VOTES         [X]
                                              AS INDICATED IN THIS EXAMPLE

The Board of Directors unanimously recommends
that you vote FOR Proposal 1.
                                                   FOR   AGAINST  ABSTAIN    In accordance with their judgment, the proxies are
1. Proposal to approve the merger of HCIA Inc.     [ ]     [ ]      [ ]      authorized to vote upon such other matters as may
   with and into VS&A-HCIA, L.L.C. pursuant to                               properly come before the Special Meeting or any
   the Amended and Restated Agreement and Plan                               adjournment thereof.
   of Reorganization among HCIA Inc., VS&A
   Communications Partners III. L.P., and
   VS&A-HCIA, L.L.C.
                                                                             This Proxy must be signed exactly as your name appears
                                                                             hereon. If more than one name appears, all persons so
                                                                             designated should sign. Attorneys, executors
                                                                             administrators trustees and guardians should indicate
                                                                             their capacities. If the signer is a corporation,
                                                                             please print full corporate name and indicate capacity
                                                                             of duly authorized officer executing on behalf of the
                                                                             corporation. If the signer is a partnership, please
                                                                             print full partnership name and indicate capacity of
                                                                             duly authorized person executing on behalf of the
                                                                             partnership.

                                                                             Date:__________________________________________, 1999


                                                                             _____________________________________________________
                                                                                                   Signature

                                                                             _____________________________________________________
                                                                                                   Signature

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE